Exhibit 4.5
DATED 26 APRIL 2010
THE MINISTER FOR FINANCE
THE NATIONAL PENSIONS RESERVE FUND COMMISSION
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

TRANSACTION AGREEMENT

DUBLIN
(CA104667.1)

This TRANSACTION AGREEMENT is made on            April 2010
BETWEEN
(1)	THE MINISTER FOR FINANCE OF IRELAND of Upper Merrion Street, Dublin 2 (the “Minister”);
(2)	THE NATIONAL PENSIONS RESERVE FUND COMMISSION, acting in its capacity as controller and manager of the NPRF of Treasury Building, Grand Canal Street, Dublin 2; (the “Commission”); and
(3)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND a company established in Ireland by Charter in 1783 having its head office at 40 Mespil Road, Dublin 4 (the “Bank”).
BACKGROUND
(A)	On the date of this Agreement, the capital stock of the Bank is EUR1,280,000,000 divided into 2,000,000,000 units of Ordinary Stock of EUR0.64 each, US$200,000,000 divided into 8,000,000 units of Non-Cumulative Preference Stock of US$25 each, Stg£100,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of Stg£1 each (“Sterling Preference Stock”), EUR127,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of EUR1.27 each (“euro Preference Stock”) and 3,500,000,000 units of 2009 Preference Stock of EUR0.01 each, 100,000,000 undesignated Dollar Preference Stock of US$0.25 each, 100,000,000 undesignated sterling preference stock of Stg£0.25 each, and 100,000,000 undesignated euro preference stock of EUR0.25 each and the issued capital stock of the Bank is 1,188,611,367 units of Ordinary Stock, 1,876,090 units of Sterling Preference Stock and 3,026,598 units of euro Preference Stock.
(B)	Pursuant to Section 19A of the National Pensions Reserve Fund Act, and on the terms and subject to the conditions set out in this Agreement, the Minister has directed the Commission to participate in the Placing and Rights Issue, and the Bank has agreed to allot and issue to the Commission the Placing Ordinary Stock and the Rights Issue Ordinary Stock.
(C)	For the purposes of performing its obligations and exercising its rights pursuant to this Agreement, the Commission will act by its agent the National Treasury Management Agency of Treasury Building, Grand Canal Street, Dublin 2.
(D)	The Minister is a party to this Agreement so that the Minister may have the benefit of and entitlement to enforce the rights, covenants and undertakings set out in this Agreement, and the Bank and the Commission hereby agree that the Minister shall be so entitled.
THE PARTIES AGREE as follows:
1.	Definitions and Interpretation
1.1	Unless the context otherwise requires, in this Agreement:

“2009 Preference Stock” means the 3,500,000,000 units of 2009 Perpetual Non-Cumulative Redeemable Preference Stock of EUR0.01 each issued credited as fully paid by the Bank at the Subscription Price on 31 March 2009;

“1992 Preference Stock” has the same meaning as in the Prospectus;

“Admission” has the same meaning as in the Prospectus;

“Agreement” means this agreement and the schedules;

“Business Day” means a day (other than a Saturday or a Sunday or public holiday in Ireland) on which clearing banks are open for business in Dublin and London;

“Circular” has the same meaning as in the Prospectus;

“Condition Subsequent” has the meaning set out in Clause 3.6;

“CREST” has the same meaning as in the Prospectus;

“Dealing Day” has the same meaning as in the UWA;

“Department” means the Department of Finance of Ireland;

“EGC” means the extraordinary general court of the Bank to be held at 11am on 19 May 2010 at O’Reilly Hall, UCD, Dublin, notice of which will be sent to holders of the Bank’s Ordinary Stock and 1992 Preference Stock on the date of this Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“euro” or “EUR” or “€”means the lawful currency of Ireland;

“Group” means the Bank and each Subsidiary Undertaking for the time being and the term “Group Company” means any one of them;

“Incentive Schemes” means any stock or stock option or incentive schemes conducted or operated by the Group relating to the issuance of stock to, or the purchase of stock for, officers or employees of the Group or any incentive scheme or arrangement that may involve the receipt of any asset (including cash or any security) by a director or employee of any Group Company;

“Institutional Placing” means the placing of an aggregate of 326,797,386 units of ordinary stock in the Bank immediately prior to the Placing Completion Time;

“Joint Bookrunners” has the same meaning as in the UWA;

“Listing Rules” has the meaning given in the Prospectus;

“National Pensions Reserve Fund”, “Fund” or “NPRF” means the fund of that name established under the National Pensions Reserve Fund Act;

“National Pensions Reserve Fund Act” means the National Pensions Reserve Fund Act 2000, as amended by the Investment of the National Pensions Reserve Fund and Miscellaneous Provisions Act 2009;

“National Pensions Reserve Fund Commission” means the National Pensions Reserve Fund Commission, established by the National Pensions Reserve Fund Act to, inter alia, control, manage and invest the assets of the NPRF;

“National Treasury Management Agency” or “NTMA” means the National Treasury Management Agency, as established by the National Treasury Management Agency Act, 1990 in its capacity as Manager of the NPRF;

“NPRFC Coupon Ordinary Stock” has the same meaning as in the Prospectus;

“NPRFC Rights” has the meaning given in Clause 4.1;

“Placing” has the meaning given in the Prospectus;

“Placing Admission” has the meaning given in the UWA, but for these purposes shall include the Admission of the Placing Ordinary Stock;

“Placing Completion” means the conditional completion of the Placing as contemplated by Clause 3 (Placing);

“Placing Completion Time” means 9pm on the date of the EGC, or such other time agreed between the Bank and the Commission, when Placing Completion will take place;

“Placing Fee” means EUR 10,360,000 (ten million three hundred and sixty thousand euro);

“Placing Ordinary Stock” means the 575,555,556 units of ordinary stock of EUR0.10 to be issued by the Bank to the Commission pursuant to the Placing, as set out in Clause 3.3(a);

“Placing Preference Stock” has the meaning given in Clause 3.3(a);

“Proceedings” has the meaning given in Clause 13 (Governing Law and Jurisdiction);

“Prospectus” means the prospectus to be published by the Bank in accordance with Irish prospectus law in relation to, inter alia, the NPRFC Coupon Ordinary Stock, the Placing Ordinary Stock and the Rights Issue Ordinary Stock;

“Qualifying Stockholder” has the meaning given in the Prospectus;

“Record Date” has the meaning given in the Prospectus;

“Relationship Framework” has the meaning given in Clause 9.1 and includes any amendment or replacement thereof specified or made in accordance with Clause 9.2;

“Relevant Documents” has the meaning given in paragraph 2.1 of Schedule 2 to this Agreement;

“Resolutions” means the resolutions to be proposed at the EGC;

“Rights Issue” has the meaning given in the Prospectus;

“Rights Issue Admission” has the meaning given to “Admission” in the UWA;

“Rights Issue Completion” has the meaning given in Clause 4.2;

“Rights Issue Completion Time” has the meaning given in Clause 4.2;

“Rights Issue Ordinary Stock” has the meaning given in Clause 4.3(a);

“Rights Issue Preference Stock” has the meaning given in Clause 4.2;

“Rights Issue Price” has the same meaning as in the Prospectus;

“Rights Issue Stock” has the meaning given in the Prospectus;

“State” means Ireland, excluding Northern Ireland;

“State Entities” has the meaning given in paragraph 2.1 of Schedule 2 to this Agreement;

“Subscription Price” means EUR1.00 for each unit of 2009 Preference Stock;

“Subsidiary Undertaking” means a subsidiary undertaking of the Bank within the meaning of the European Communities (Companies: Group Accounts) Regulations 1992 and ICS Building Society;

“Transaction Fee” means EUR 22,169,737 (twenty-two million one hundred and sixty-nine thousand seven hundred and thirty-seven euro) to be paid by the Bank to the Commission in lieu of discount on the subscription price for the Placing Ordinary Stock;

“Transactions” has the meaning given in paragraph 1 of Schedule 2 (Consultation, Co-operation and Consent) to this Agreement;

“Underwriting Fee” means EUR 18,841,530 (eighteen million eight hundred and forty one thousand five hundred and thirty euro);

“UWA” means the Placing and Rights Issue Underwriting and Sponsors’ Agreement of today’s date among the Bank and the persons listed in Schedule 1 to that agreement;

“Warrant Cancellation Payment” means EUR 490,871,026 (four hundred and ninety million eight hundred and seventy-one thousand and twenty-six euro);

“Warrants” means the warrants to subscribe for up to 334,737,148 units of Ordinary Stock constituted and regulated by the Warrant Instrument and issued by the Bank to the Commission on 31 March 2009;

“Warrant Instrument” means the warrant instrument entered into between the Bank and the Commission on 31 March 2009; and

“Working Hours” means 9.00am to 5.00pm on a Business Day.
1.2	In this Agreement, unless the context otherwise requires:
(a)	a document in the “Agreed Form” is a reference to a document in a form agreed and for the purposes of identification initialled by or on behalf of the parties;

(b)	a reference to:
(i)	any party includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns;

(iii)	a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(iv)	a Clause, paragraph, or Schedule, unless otherwise specified, is a reference to a Clause, paragraph of or Schedule to this Agreement;

(v)	writing or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes email;

(vi)	the singular include the plural and vice versa and references to one gender includes all genders;

(vii)	“day” or a “Business Day” shall mean a period of twenty-four (24) hours running from midnight to midnight;

(viii)	a “month” shall mean a calendar month;

(ix)	times are to time in Ireland; and

(x)	any other document referred to in this Agreement is a reference to that document as amended ,varied, novated or supplemented at any time.
(c)	a reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:
(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re- enacts or supersedes it;
in each case, prior to the date of this Agreement.

(d)	any phrase introduced by the terms “including, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.3	The table of contents and headings in this Agreement are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.
2.	Conditions Precedent

This Agreement is conditional upon the delivery, and shall not come into force until the Bank has delivered, to the Minister and/or the Commission (or to Arthur Cox on behalf of the Minister and/or the Commission):
2.1	the UWA, in the Agreed Form, duly executed by all parties thereto;

2.2	the final form of Placing Letter that will be signed by each of the placees participating in the Institutional Placing;

2.3	a proof of each of the Prospectus and Circular, in the Agreed Form, that has been approved by each of the regulatory authorities whose approval is required for their publication by the Bank, and that will be published without amendment by the Bank; and

2.4	a proof of the announcement of the Transactions, in the final form agreed by or on behalf of the Minister and the Commission, that will be released without further amendment at 7 am on the day after the execution of this Agreement.
3.	Placing
3.1	Placing Completion is subject to and conditional upon the following conditions being satisfied (which satisfaction shall be determined in the sole discretion of the Minister and the Commission):
(a)	all of the Resolutions being passed without amendment at the EGC; and

(b)	Placing Admission occurring not later than 8.00am on the first Dealing Day after the EGC (or such later time or date as the Bank and the Joint Bookrunners may agree pursuant to Clause 9.1.13 of the UWA).
3.2	Subject only to Placing Admission, Placing Completion will take place immediately after completion of the Institutional Placing.

3.3	Upon the terms of this Agreement, in reliance on the warranties, representations, covenants and undertakings set out or incorporated by reference herein, and subject to the conditions set out in Clause 3.1 being satisfied, the Commission agrees to:
(a)	the conversion of 1,036,000,000 of its units of 2009 Preference Stock (the “Placing Preference Stock”) into 575,555,556 units of Ordinary Stock (the “Placing Ordinary Stock”); and

(b)	the extinguishment of the Warrants by the Bank,
at the Placing Completion Time.

3.4	At the Placing Completion Time, the Bank shall:
(a)	deliver to the Commission a copy of the minutes of a duly held meeting of the directors of the Bank (or a duly constituted committee thereof) authorising the allotment and issue of the Placing Ordinary Stock (where such actions are authorised by a committee of the directors of the Bank, a copy of the minutes of a duly held meeting of the directors constituting such committee shall also be delivered);

(b)	convert the Placing Preference Stock by allotting and issuing the Placing Ordinary Stock to the Commission credited as fully paid and free from Encumbrances;

(c)	enter the Commission in its register of members as a stockholder of the Bank in respect of the Placing Ordinary Stock;

(d)	credit the CREST Account specified in advance by the Commission with the Placing Ordinary Stock or issue the Commission with a stock certificate for the Placing Ordinary Stock (at the election of the Commission);

(e)	execute and deliver a stock certificate to the Commission in respect of the units of 2009 Preference Stock that have not been converted pursuant to the Placing, in exchange for the surrender by the Commission of its stock certificate for its holding of 2009 Preference Stock prior to the Placing and its certificate(s) for the Warrants;

(f)	extinguish the Warrants; and

(g)	deliver written confirmation to the Commission that Admission of the Placing Ordinary Stock will take place at the same time as Admission of the units of ordinary stock issued pursuant to the Institutional Placing, and that the Placing Ordinary Stock will be eligible for participation in the Rights Issue (which participation shall be effected through the operation of Clause 3 of this Agreement).
3.5	The Bank shall pay an amount equal to the aggregate amount of the Placing Fee, the Transaction Fee and the Warrant Cancellation Payment to an account specified in advance by the Commission by not later than the time at which the fees payable to the Placing Agents and the Placing Underwriters in connection with the Placing are required to be paid as set out in Clause 11.4.2(A) of the UWA. The Bank agrees and undertakes that any fees (including commissions, charges or other payments by whatever name called) payable by the Bank to the Placing Agents and the Placing Underwriters in connection with the Placing (whether under the UWA or otherwise) shall not be paid by the Bank prior to payment of the Placing Fee, the Transaction Fee and the Warrant Cancellation Payment to the Commission.

3.6	The agreement of the Commission set out in Clause 3.3 and the obligations of the Bank set out in Clause 3.4, shall be conditional upon Rights Issue Completion taking place (the “Condition Subsequent”). In the event that the Condition Subsequent is not satisfied by 8am on the first Dealing Day after the EGC (or such later date as the Commission and the Bank may agree):
(a)	the documents, Placing Fee, Transaction Fee and Warrant Cancellation Payment delivered pursuant to Clause 3.4 shall be returned;

(b)	the conversion and cancellation of the Placing Preference Stock, the issue of the Placing Ordinary Stock, and the repurchase and extinguishment of the Warrants shall be treated as never having occurred; and

(c)	this Agreement will terminate, but this shall not affect the accrued rights and obligations of the parties at the date of termination and the provisions of Clause 11 (Notices), Clause 12.5 (Entire Agreement), Clause 13 (Governing Law and Jurisdiction) and Schedule 2 (Consultation, Co-operation and Consent) shall continue to apply.
4.	Participation in Rights Issue
4.1	Conditional upon Rights Issue Admission taking place by 8am on the first Dealing Day after the date of the EGC (or such later date as the Commission and the Bank may agree), the Commission agrees in relation to the Placing Ordinary Stock and the NPRFC Coupon Ordinary Stock to participate in the Rights Issue (the “NPRFC Rights”) as if it were a Qualifying Stockholder.

4.2	The consideration for the Commission’s participation in the Rights Issue shall be the conversion of such number of units of 2009 Preference Stock, valued at their Subscription Price, (the “Rights Issue Preference Stock”) as shall be equal to the cash amount the NPRFC would be obliged to pay to the Bank if it were a Qualifying Stockholder in respect of the Placing Ordinary Stock and NPRFC Coupon Ordinary Stock. Completion of the conversion of the Rights Issue Preference Stock (the “Rights Issue Completion”) shall take place at 3.00pm on the day the Rights Issue Stock is issued (or such later date as the Commission and the Bank may agree) (the “Rights Issue Completion Time”).

4.3	At the Rights Issue Completion Time, the Bank shall:
(a)	deliver to the Commission a copy of the minutes of a duly held meeting of the directors of the Bank (or a duly constituted committee thereof) authorising the allotment and issue of the Ordinary Stock arising from the conversion set out in Clause 4.2 (the “Rights Issue Ordinary Stock”) (where such actions are authorised by a committee of the directors of the Bank, a copy of the minutes of a duly held meeting of the directors constituting such committee shall also be delivered);

(b)	convert the Rights Issue Preference Stock by allotting and issuing Rights Issue Ordinary Stock to the Commission credited as fully paid and free from Encumbrances;

(c)	enter the Commission in its register of members as a stockholder of the Bank in respect of the Rights Issue Ordinary Stock;

(d)	credit the CREST Account specified in advance by the Commission with the Rights Issue Ordinary Stock or issue the Commission with a stock certificate for the Rights Issue Ordinary Stock (at the election of the Commission); and

(e)	execute and deliver a stock certificate to the Commission in respect of the units of 2009 Preference Stock that have not been converted pursuant to the Rights Issue, in exchange for the surrender by the Commission of its stock certificate for its holding of 2009 Preference Stock prior to the Rights Issue Completion Time.
4.4	The Bank shall pay an amount equal to the Underwriting Fee to an account specified in advance by the Commission by not later than the time at which the fees payable to the Joint Bookrunners and the Rights Issue Underwriters under the UWA are required to be paid as set out in Clause 11.4.2(B) of the UWA.
4.5	(a)	Where any additional discretionary payments are made to any of the Joint Bookrunners or Underwriters in connection with the Rights Issue (whether under the UWA or otherwise, and whether in the same or differing amounts, or calculated on the same or differing bases), the Bank shall fully disclose the details and basis of such payments to the Commission in writing in advance of their payment. The Commission agrees to keep confidential any information disclosed to it pursuant to this Clause 4.5(a)
(b)	Where any payment is to be made to any of the Joint Bookrunners pursuant to Clause 11.3 of the UWA (which provides for the payment to the Joint Bookrunners of a discretionary incentive fee of 0.5 per cent. of the Rights Issue Price multiplied by the aggregate number of units of Ordinary Stock issued under the Rights Issue, excluding the Rights Issue Ordinary Stock), the Bank may, in its sole discretion, make a payment to the Commission equivalent to that made to the Joint Bookrunners. Any such discretionary payment shall be paid to the Commission no later than the day on which any such discretionary payment to the Joint Bookrunners or Underwriters is made.
4.6	The Bank agrees and undertakes to the Minister and the Commission that:
(a)	any fees (including commissions, charges or other payments by whatever name called) payable by the Bank to the Underwriters and/or Joint Bookrunners in connection with the Rights Issue (whether under the UWA or otherwise) shall not be paid by the Bank prior to payment of the Underwriting Fee to the Commission; and

(b)	save as specifically permitted by Clause 4.5(b), no fees (including commissions, charges or other payments by whatever name called) will be payable in connection with participation in the underwriting of the Rights Issue to the Underwriters and/or Joint Bookrunners on more favourable terms than any fees are payable to the Commission.
5.	Resolutions and EGC
5.1	The Minister hereby consents to the inclusion of the Resolutions that constitute Capital Resolutions (as defined in the bye-laws of the Bank on the date of this Agreement) in the Circular delivered pursuant to Clause 2.3 of this Agreement, provided that any use of the authorities granted by the Resolutions, other than for the sole purpose of implementing the Transactions, shall itself be subject to the prior written consent of the Minister.

5.2	With effect from the Placing Completion Time, subject to the Resolutions having been duly passed at the EGC, the bye-laws of the Bank shall be amended as set out in Schedule 1 to this Agreement (with the exceptions of the amendment to Bye-Law 3 and the insertion of a new Bye-Law 48, each of which shall be effective if and when the Resolutions have been duly passed), and the NPRFC hereby consents to the amendments to the rights attaching to the 2009 Preference Stock resulting therefrom.

5.3	The NPRFC irrevocably commits to vote in favour of the Resolutions (to the extent it is permitted to vote on the Resolutions).
6.	Deliverables, Warranties, Undertakings and Termination
6.1	Interpretation

In this Clause 6, terms not otherwise defined have the same meaning as in the UWA.

6.2	Deliverables
(a)	The Bank shall use all reasonable efforts to procure that all of the comfort letters, confirmations or other documents addressed to, or provided for the benefit of, any of the Underwriters and/or Placing Agents (whether from the directors of the Bank, the Bank, PriceWaterhouseCoopers, any of the Bank’s legal advisers or otherwise) pursuant to the provisions of the UWA shall also be addressed to, or as the case may be provided for the benefit of, the Commission.

(b)	At the same time as any of the documents listed in Schedule 6 to the UWA are delivered to Herbert Smith LLP on behalf of the Managers, they shall at the same time be delivered by the Bank to Arthur Cox on behalf of the Commission.
6.3	Warranties, Undertakings and Indemnities
(a)	The Bank agrees that the Minister and the Commission will have the benefit of the undertakings set out in Schedule 7 to the UWA as if they were set out herein in full and addressed to the Minister and the Commission pursuant to the terms of this Agreement, and that for these purposes any reference in Schedule 7 of the UWA to the Joint Bookrunners or the Banks shall be construed as if it were a reference to the Minister and/or the Commission.

(b)	The Bank agrees that the Minister and the Commission will have the benefit of the representations, warranties and undertakings given by the Bank in Clause 12 (Representations, Warranties and Undertakings) of the UWA as if they were set out herein in full and addressed to the Minister and the Commission pursuant to the terms of this Agreement, and the provisions of Clause 12 of the UWA shall apply mutatis mutandis as between the parties to this Agreement as if the references in Clause 12 to any of the Managers or the Joint Bookrunners or the Underwriters were a reference to the Minister and/or the Commission.

(c)	The Bank agrees that the Minister and the Commission will have the benefit of the indemnity given by the Bank in Clause 13 of the UWA as if they were set out herein in full and addressed to the Minister and the Commission pursuant to the terms of this Agreement, and the provisions of Clause 13 (Indemnity, Waiver of Claims and Contribution) of the UWA shall apply mutatis mutandis as between the parties to this Agreement as if the references in Clause 13 to any of the Managers or the Joint Bookrunners or the Underwriters were a reference to the Minister and/or the Commission, and the references in Clause 13 to an “Indemnified Person” were a reference to any State Entity and any of their directors, officers, partners, employees, agents or advisers from time to time.
6.4	Termination
(a)	Where any of the Managers have the right to terminate the UWA, or cease to carry out their obligations thereunder, for any reason, the Commission shall as soon as such right accrues also have the right to terminate this Agreement with immediate effect by giving notice in writing to the Bank. For the avoidance of doubt, the Bank confirms that the Underwriters shall not be entitled to terminate their underwriting obligations pursuant to the UWA for any reason following Rights Issue Admission.

(b)	Where the UWA is terminated for any reason, this Agreement shall terminate at the same time without the need for any further action on the part of the parties hereto.

(c)	The termination of this Agreement pursuant to this Clause 6.4 shall not affect the accrued rights and obligations of the parties at the date of termination and the provisions of Clause 11 (Notices), Clause 12.5 (Entire Agreement), Clause 13 (Governing Law and Jurisdiction) and Schedule 2 (Consultation, Co-operation and Consent) shall continue to apply.

7.	The Transaction
7.1	Exclusion of Responsibility/Authorisation

The Bank acknowledges and agrees that, notwithstanding any other provision of this Agreement, the UWA or any other document, agreement or fact:
(a)	none of the State Entities or any of their officers, employees, agents or advisers are responsible for, have authorised or will authorise the contents of any of the Offer Documents (as defined in the UWA); and

(b)	none of the State Entities or any of their officers, employees, agents or advisers have been requested to verify, are, or shall be, responsible for verifying, the accuracy, completeness or fairness of any information in any of the Offer Documents (as defined in the UWA).
7.2	Co-operation, Consultation and Consent

The Bank shall comply with the provisions of Schedule 2 to this Agreement, and the Bank acknowledges and agrees that such compliance shall be without prejudice to the terms of Clause 7.1.

7.3	Change of Control

The Company hereby warrants, represents and undertakes to the Minister and the Commission that the execution or performance of the Transactions and/or the publication, execution or performance of any documents relating thereto will not:
(a)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of any material contract, permit, instrument or arrangement to which any Group Company is a party or which any Group Company is bound by; or

(b)	relieve any person from any material obligation to any Group Company or enable any person to determine or avoid any such obligation or any material right or benefit enjoyed by any Group Company or enable any person to exercise any right under any of the terms, conditions or other provisions of any material contract, permit, instrument or arrangement to which any Group Company is a party or which any Group Company is bound by; or

(c)	vary or accelerate the rights of any person, or enable any person to exercise any right, under any Incentive Scheme.
7.4	Performance of Bank’s Obligations

Subject to the Resolutions being passed at the EGC, the performance of the Bank’s obligations pursuant to the provisions of this Agreement, including the conversion of the 2009 Preference Stock and the issue of the Placing Ordinary Stock and Rights Issue Ordinary Stock complies or will comply (as applicable) in all respects with all agreements to which any Group Company is a party or by which any such Group Company is bound, the charter and Bye-laws and other constitutional documentation of the Bank or any Group Company, and all applicable laws and regulations in Ireland and elsewhere.

8.	Post-Completion Covenants

With effect from the Rights Issue Completion Time, the Bank shall comply with, and procure the compliance of the Group with, the following covenants:
8.1	Measures to Promote Availability of Credit
(a)	The Bank will use all reasonable efforts to comply, and procure compliance by the Group, with the following commitments:
(i)	to meet a lending target of EUR3 billion per annum for new or increased credit facilities to SMEs in each of the two 12-month periods commencing on 1 April 2010 and on 1 April 2011. The Bank will produce an SME lending plan to the Minister, both by geography and sector, for each of these 12 month periods to demonstrate the manner in which it intends to meet this target; and

(ii)	to provide EUR20 million for seed capital to Enterprise Ireland supported ventures and EUR100 million for environmental, clean energy and innovation projects. For the avoidance of doubt, this is in addition to the commitments of the Company under the terms of the subscription agreement among the Minister, the Commission and the Company dated 31 March 2009.
(b)	The Bank will, and will procure that each Group Company will:
(i)	work with Enterprise Ireland and the Irish Bankers Federation to develop sectoral expertise in the modern growth sectors of the Irish economy, and with Enterprise Ireland to develop a range of banking services to meet the needs of Irish SMEs trading internationally; and

(ii)	take other actions (as agreed with the Department) to develop new credit products in areas where cashflow, rather than property or assets, is the basis for business lending.
8.2	Restructuring Plan

The Bank will, and will procure that the Group will:
(a)	implement fully the final restructuring plan for the Group approved by the Department and the European Commission (“Restructuring Plan”); and

(b)	co-operate fully, and consult where required, with the Department and the European Commission (including by promptly providing such assistance and information as is requested by the Department and/or the European Commission) in connection with the transactions, actions, covenants and undertakings contemplated by or referred to in the Restructuring Plan.
8.3	Related Party Transactions
(a)	Before classifying any transaction or arrangement as a “related party transaction” involving or for the benefit of any State Entity for the purposes of the Listing Rules, the Bank shall consult with the Minister and the Commission and shall ensure that the Minister and/or the Commission has the opportunity to make representations to the regulatory bodies responsible for the enforcement of the Listing Rules in relation to such classification should the Minister and/or the Commission wish to do so.

(b)	No transaction or arrangement shall be classified by the Bank as a “related party transaction” involving or for the benefit of any State Entity by the Bank unless the regulatory bodies responsible for the enforcement of the Listing Rules have directed that the transaction or arrangement be so classified, or (b) in the absence of such a direction, the prior written consent of the Minister and the Commission is obtained.
8.4	Dividends

The Bank will take all reasonable steps to remove any obstacles to the payment in cash of dividends on the 2009 Preference Stock on and following 20 February 2011 (including the release of “dividend stoppers” (whether contractual or otherwise) that are in place at the date of this Agreement). For the avoidance of doubt, this is without prejudice to bye-law 6(I)(2)(c) and (d) of the Bye-laws.
9.	Relationship Framework
9.1	In the context of EU competition law matters, the Minister and/or the Commission will specify a relationship framework regulating the relationship between the Minister and/or the Commission and the Bank (the “Relationship Framework”). Subject to the fiduciary duties of the directors of the Bank and to compliance by the Bank with applicable law and regulation (including the Listing Rules), the Bank hereby agrees to be bound by and to comply in all respects with the terms of any such Relationship Framework.

9.2	The Minister and/or the Commission may from time to time specify any amendments to, or revoke or replace, the Relationship Framework. Any such amendment, revocation or replacement of the Relationship Framework shall be specified or made upon the instruction, or with the agreement, of the European Commission and shall be notified to the Bank in writing.
10.	Assignment and Novation

The Minister and the Commission shall be permitted to transfer, wholly or partially, its rights and/or obligations under this Agreement, including by way of assignment and/or novation and/or contribution, to any State Entity, and the Bank hereby:
10.1	consents to any such assignment and/or novation and/or contribution;

10.2	agrees to do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Minister and/or the Commission which the Minister and/or the Commission may reasonably consider necessary for giving full effect to this Agreement and securing to the Minister and/or the Commission or any person to whom the Minister and/or the Commission has transferred or proposes to transfer its rights and obligations under this Agreement the full benefit of the rights, powers and remedies conferred upon the Minister and/or the Commission in or by this Agreement; and

10.3	irrevocably appoints the Minister and/or the Commission as its attorney to sign, execute and deliver on its behalf all deeds and documents and to do all acts and things necessary for giving full effect to this Clause 10.

For the avoidance of doubt, the Bank shall not be permitted to assign, novate, transfer or otherwise alienate in any way whatsoever, wholly or partially, all or any of its rights, interests and/or obligations under this Agreement.

11.	Notices
11.1	Subject to Clause 11.2, any notice or other communication under this Agreement shall only be effective if it is in writing.

11.2	Communication by electronic mail or other electronic methods of writing shall not be effective under this Agreement.

11.3	Any notice or other communication given or made under this Agreement shall be addressed as provided in Clause 11.5 and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:
(a)	if sent by personal delivery, on delivery at the address of the relevant party;

(b)	if sent by pre-paid post, two (2) clear Business Days after the date of posting; or

(c)	if sent by facsimile, when transmitted.
11.4	Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

11.5	The relevant notice details are:

	Address	Fax No.
The Bank

Marked for the attention of:	Head Office	01 661 5671
The Group Secretary	40 Mespil Road
Dublin 4

The Subscriber

Marked for the attention of:	Treasury Building	01 676 6639
Chief Executive	Grand Canal Street
National Treasury Management Agency	Dublin 2

with a copy to:	Treasury Building	01 676 6639
Head of Control	Grand Canal Street
National Treasury Management Agency	Dublin 2

The Minister

Marked for the attention of:	Upper Merrion Street
The Secretary General	Dublin 2
Department of Finance

11.6	A party may notify the other parties of a change to its notice details. That notification shall only be effective on:
(a)	any effective date specified in the notification; or

(b)	if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.
12.	General
12.1	For the purposes of performing its obligations and exercising its rights pursuant to this Agreement, the Commission will act by its agent the National Treasury Management Agency of Treasury Building, Grand Canal Street, Dublin 2.

12.2	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

12.3	Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding that the Placing Completion Time or the Rights Issue Completion Time has passed.

12.4	This Agreement may only be varied in writing (excluding electronic methods of writing) signed by each of the parties.

12.5	This Agreement together with the UWA, the Prospectus and the Circular constitutes the entire understanding and agreement between the parties in relation to the subject matter of this Agreement and supersedes all prior agreements, arrangements, letters and discussions between the parties.

12.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

12.7	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.8	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law; in particular, the Bank agrees that damages would not be an adequate remedy for any breach by it of this Agreement and that accordingly the Minister and/or the Commission shall be entitled, without proof of special damages, to the remedies of injunction, specific performance of other equitable relief for any threatened or actual breach of this Agreement.

12.9	The Bank will, from time to time on request and at its own expense, do and execute or procure to be done and executed (including by any Group Company) all necessary acts, deeds, documents and things in a form satisfactory to the Minister and/or the Commission that the Minister and/or the Commission reasonably considers necessary to: (a) give full effect to this Agreement; (b) secure to the Minister and/or the Commission the full benefit of the rights, powers and remedies conferred upon the Minister and/or the Commission in or by this Agreement; and (c) remedy any breach of this Agreement which is related to any absence of authority or the existence of any impediment in regard to the performance of the Bank’s obligations pursuant to this Agreement and pursuant to the terms of the Bank’s Bye-laws.
13.	Governing Law and Jurisdiction
13.1	This Agreement and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.

13.2	Each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) shall therefore be brought in the courts of Ireland.

13.3	Each of the parties to this Agreement irrevocably waives any objection to Proceedings in the courts referred to in Clause 13.2 on the grounds of venue or on the grounds of forum non conveniens.

SCHEDULE 1
THE BYE-LAWS
THE GOVERNOR AND COMPANY OF THE
BANK OF IRELAND
(Established in Ireland by Charter in 1783 and having limited liability)
BYE-LAWS
adopted by Resolution passed by an Extraordinary General Court on [ ● ] May 2010

CONTENTS

Page
Number	Number
1.2 of Bye-Law

BANK OF IRELAND
BYE — LAWS
for the government of the Corporation of the
Governor and Company of the Bank of Ireland and the management and conduct of its affairs and business.
(Adopted by Resolution passed by an Extraordinary General Court on [ ● ] May 2010.)
Interpretation
1.	PRELIMINARY
1.	In these Bye-Laws, unless the context otherwise requires:
“2009 Issue Date” means the date of issue and allotment of the 2009 Preference Stock, being the date on or around or after 31 March 2009;
“Acts” means the Companies Acts 1963 to 2009;
“Auditors” means the auditors of the Bank for the time being appointed in pursuance of these Bye-Laws;
“the Bank” or “Bank of Ireland” means the body corporate entitled the Governor and Company of the Bank of Ireland which was incorporated by the Charter;
“the Bank’s Acts” means the Bank of Ireland Act 1929, the enactments specified in the First Schedule to that Act and every other enactment amending any of those enactments;
“certificated stock” means stock other than uncertificated stock; and corresponding expressions shall be construed accordingly;
“the Charter” means the Charter or Letters Patent under the Great Seal of Ireland bearing date the 10th day of May 1783 and granted by his late Majesty King George the Third;
“Control” means the holding, whether directly or indirectly, of stock of the Bank that confer, in aggregate, more than 50 per cent. of the voting rights in the Bank (excluding any voting rights conferred by Bye-Law 6(I)(6));
“Control Resolution” means a resolution of the holders of the capital stock of the Bank for the approval of any agreement or transaction (including a merger) whereby, or in consequence of which, Control of the Bank, or substantially all of the Bank’s business, is or may be acquired by any person or persons (excluding any member of the Government Concert Party) acting in concert and which for the avoidance of doubt shall include any resolution of the holders of the capital stock of the Bank to approve a scheme of arrangement pursuant to section 201 of the Companies Act 1963 pursuant to which a takeover of the Bank (within the meaning of the Irish Takeover Panel Act 1997 Takeover Rules (as amended, replaced or substituted from time to time)) would be effected or approved or a merger or division of the Bank pursuant to the European Communities (Mergers And Divisions Of Companies) Regulations, 1987 (Statutory Instrument 137 of 1987) or a merger of the Bank pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 (Statutory Instrument 157 of 2008);
“Court of Directors” means a meeting of the Directors duly assembled under and in accordance with these Bye-Laws;

“dematerialised instruction” means an instruction sent or received by means of a relevant system;
“the Directors” means the Directors for the time being of the Bank and includes the Governor and Deputy Governors (if any) of the Bank;
“electronic communication” means information communicated or intended to be communicated to a person or public body, other than its originator, that is generated, communicated, processed, sent, received, recorded, stored or displayed by electronic means or in electronic form but does not include information communicated in the form of speech unless the speech is processed at its destination by an automatic voice recognition system; any references in this definition, the fifth last paragraph of Bye-Law 1 and Bye-Law 138 to “information”, “public body”, “originator”, “electronic” and “person” shall have the same meaning as in Section 2 of the Electronic Commerce Act, 2000; “electronic communication” shall include the making of information and/or documents available on a website or by delivering, giving or sending the same by electronic mail;
“enactment” includes an enactment comprised in any subordinate legislation within the meaning of the Interpretation Act, 2005;
“Financial Regulator” means the Central Bank and Financial Services Authority of Ireland or any successor of it;
“General Court” means a General Court of the members of the Bank duly assembled under and in accordance with these Bye-Laws;
“Government Concert Party” means any person, firm or body corporate acting in concert with any Government Preference Stockholder or any Government Body holding stock in the capital of the Company within the meaning of Article 8(2) of the European Communities (Takeover Bids (Directive 2004/25/EC) Regulations 2006 (SI 255 of 2006)) (as amended, substituted or re-enacted from time to time) provided however this shall not include any occupational pension scheme approved by the Revenue Commissioners and registered with the Pension Board;
“Government Body” means any of the National Treasury Management Agency, the National Pensions Reserve Fund Commission, in its capacity as controller and manager of the National Pensions Reserve Fund, the Minister for Finance or any Minister or Department of the Government of Ireland;
“Government Preference Stockholder” means a Government Body holding 2009 Preference Stock or any custodian or nominee holding 2009 Preference Stock on behalf of a Government Body provided however that where such custodian or nominee holds 2009 Preference Stock for any other person, such holding shall be not be taken into account for the purpose of determining the voting rights of the Government Preference Stockholder;
“Government Transaction Agreement” means the agreement among the Bank, the Minister for Finance of Ireland and the National Pensions Reserve Fund Commission dated on or about 25 April 2010 relating to inter alia the conversion of units of 2009 Preference Stock to units of Ordinary Stock, the cancellation of the Warrants and certain other changes to be made to the rights attaching to the 2009 Preference Stock;
“issuer-instruction” means a properly authenticated dematerialised instruction attributable to a participating issuer;
“member” means every person who agrees to become a holder of at least one unit of capital stock of the Bank and whose name is entered in the Register;
“Minority Interest” means such minority interests in subsidiaries of the Bank as have been or may in the future be agreed between the Bank and the Minister for Finance;
“Month” means calendar month;
“the Office” means the head office of the Bank of Ireland at Lower Baggot Street, Dublin 2;
“officer” has the meaning attached to it in the Companies Acts 1963 to 1990 as the same may be amended or re-enacted from time to time but does not include an Auditor;
“operator-instruction” means a properly authenticated dematerialised instruction attributable to an operator;
“operator-system” means those facilities and procedures which are part of the relevant system, which are maintained and operated by or for an operator, by which the operator generates operator-instructions and receives dematerialised instructions from system-participants and by which persons change the form in which units of a participating security are held;
“operator” means any person specified in Regulation 28 of the Regulations or approved by the Minister under the Regulations as operator of a relevant system;
“Parity Core Tier I Securities” means the euro Preference Stock, the Sterling Preference Stock and any other securities issued or guaranteed by the Bank that constitute, under the regulatory framework then applicable to the Bank, core tier 1 capital (within the meaning of the Financial Regulator’s requirement at such time or equivalent) excluding the Ordinary Stock, the Deferred Stock and the Minority Interests;
“participating issuer” means a person who has issued a security which is a participating security;
“participating member state” means each state of the European Union described as such in the Economic and Monetary Union Act, 1998;
“participating security” means a security title to units of which is permitted by an operator to be transferred by means of a relevant system;
“the Register” means the register of members of the Bank kept under and in pursuance of these Bye-Laws;
“Regulations” mean the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996, S.I. No. 68 of 1996 and such other regulations made under Section 4 of the Companies (Amendment) Act, 1977 and Section 239 of the Companies Act, 1990 as are applicable including any modification thereof or any regulations in substitution therefore and which term shall include, where the context requires or admits, the rules, facilities and requirements of the relevant system;
“relevant system” means a computer based system and procedures which enable title to units of a security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters; and “relevant system” includes an operator-system;
“the Seal” means the common seal of the Bank and the “Official Seal” means the seal which may be used for the purpose of sealing securities issued by the Bank;
“Secretary” means any person appointed to perform any of the duties of Secretary of the Bank and includes a Deputy or Assistant Secretary;

“settlement-bank” in relation to a relevant system, means a person who has contracted to make payments in connection with transfers of title to uncertificated units of a security by means of that system;
“the State” means Ireland;
“Stock Exchange” means a stock exchange on which the Bank has sought and has obtained a listing for any of its stock or securities, and/or has had any of its stock or securities admitted to trading;
“system-member” in relation to a relevant system, means a person permitted by an operator to transfer title to uncertificated units of a security by means of that system and includes, where relevant, two or more persons who are jointly so permitted;
“system-participant” in relation to a relevant system, means a person who is permitted by an operator to send and receive properly authenticated dematerialised instructions and “sponsoring system-participant” means a system-participant who is permitted by an operator to send properly authenticated dematerialised instructions on another person’s behalf;
“Trading Day” means a day on which The Irish Stock Exchange Limited or any successor exchange is open for trading of securities admitted to its official list or equivalent;
“uncertificated stock” means stock title to which is recorded on the Register as being held in uncertificated form, and title to which, by virtue of the provisions of the Regulations and these Bye-Laws may be transferred by means of a relevant system; and corresponding expressions shall be construed accordingly;
In these Bye-Laws “euro” or “€” shall refer to the single currency of participating member states of the European Union, the lawful currency of the State, “Stg£” or “Pounds Sterling” shall refer to the lawful currency for the time being of the United Kingdom, and “US$” or “US Dollars” shall refer to the lawful currency for the time being of the United States of America;
The masculine includes the feminine and the singular includes the plural and vice versa;
Words importing persons shall include corporations;
Expressions referring to writing shall be construed as including references to printing, lithography, photography, electronic and any other modes of representing or of reproducing words in visible form and cognate words shall be similarly construed;
Save as aforesaid, words or expressions contained in these Bye-Laws shall if not inconsistent with the subject or context bear the same meaning as in the Charter.
The table of contents, sub-titles and marginal notes are inserted for convenience and shall not affect the construction of these presents.
A reference to any statute or any statutory provision shall be construed as relating to any statutory modification or re-enactment thereof from time to time.
References in these Bye-Laws to any stock being in “uncertificated form” or in “certificated form” are references respectively to such stock being “uncertificated stock” or “certificated stock”.

Conflict between provisions of Bye-Laws and those of Charter
2.	In case of any conflict between any provision in these Bye-Laws and any provision of the Charter or of the Bank’s Acts, the provision in these Bye-Laws shall prevail and have effect in place of such conflicting provision of the Charter or the Bank’s Acts.
Capital Stock of the Bank
2.	CAPITAL
3.	(a) The capital stock of the Bank is €3,480,000,000 divided into 24,000,000,000 units of Ordinary Stock of €0.10 each (“Ordinary Stock”), US$200,000,000 divided into 8,000,000 units of Non-Cumulative Preference Stock of US$25 each (“Dollar Preference Stock”), Stg£100,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of Stg£1 each (“Sterling Preference Stock”), €162,000,000 divided into 100,000,000 units of Non-Cumulative Preference Stock of €1.27 each and 3,500,000,000 units of Non-Cumulative Preference Stock of €0.01 each (“euro Preference Stock” which includes the 3,500,000,000 units of 2009 Preference Stock of €0.01 each), 100,000,000 undesignated Dollar Preference Stock of US$0.25 each, 100,000,000 undesignated sterling preference stock of Stg£0.25 each, 100,000,000 undesignated euro preference stock of €0.25 each (in each case as consolidated or sub-divided from time to time, respectively the “Dollar 2005 Preference Stock”, “Sterling 2005 Preference Stock”, and the “euro 2005 Preference Stock” and together, the “2005 Preference Stock”) and 2,000,000,000 units of Deferred Stock of €0.54 each (“Deferred Stock”), having, subject to the provisions of Bye-Laws 3(b), 3(c) and 3(d), the rights set out in Bye-Laws 3 to 7 below.
(b)	The Dollar 2005 Preference Stock shall be comprised of two classes of Stock:
(i)	redeemable Dollar Preference Stock (the “Redeemable Dollar Preference Stock”); and

(ii)	non-redeemable Dollar Preference Stock (the “Non-redeemable Dollar Preference Stock”);
In the case of Dollar 2005 Preference Stock that are initially created as undesignated Dollar 2005 Preference Stock the Directors shall upon allotment determine whether they are to be allotted as Redeemable Dollar Preference Stock or Non-redeemable Dollar Preference Stock.
(c)	The Sterling 2005 Preference Stock shall be comprised of two classes of Stock:
(i)	redeemable Sterling Preference Stock (the “Redeemable Sterling Preference Stock”); and

(ii)	non-redeemable Sterling Preference Stock (the “Non-redeemable Sterling Preference Stock”);
In the case of Sterling 2005 Preference Stock that are initially created as undesignated Sterling 2005 Preference Stock the Directors shall upon allotment determine whether they are to be allotted as Redeemable Sterling Preference Stock or Non-redeemable Sterling Preference Stock.
(d)	The euro Preference Stock shall be comprised of two classes of Stock:
(i)	redeemable euro Preference Stock (the “Redeemable euro Preference Stock”); and

(ii)	non-redeemable euro Preference Stock (the Non-redeemable euro Preference Stock);
In the case of euro 2005 Preference Stock that are initially created as undesignated euro 2005 Preference Stock the Directors shall upon allotment determine whether they are to be allotted as Redeemable euro Preference Stock or Non-redeemable euro Preference Stock.
(e)	Deferred Stock
The Directors may issue and allot Deferred Stock subject to the rights, privileges, limitations and restrictions set out in this Bye-Law 3(e).
(i) Income
A unit of Deferred Stock shall not entitle its holder to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in Bye-Law 3(e)(ii)) and shall not entitle its holder to any further or other right of participation in the assets of the Bank.
The units of the Deferred Stock are perpetual securities, subject to the rights of redemption set out in these Bye-Laws.
(ii) Capital
On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the Deferred Stockholders shall be entitled to participate on such return of capital or winding up of the Bank, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such unit of Deferred Stock and shall be paid only after Ordinary Stockholders shall have received payment in respect of such amount as is paid up or credited as paid up on those units of Ordinary Stock held by them at that time, plus the payment in cash of €10,000,000 on each such unit of Ordinary Stock.
(iii) Acquisition of Deferred Stock
The Bank as agent for the holders of units of Deferred Stock shall have the irrevocable authority to authorise and instruct the secretary (or any other person appointed for the purpose by the Court) to acquire, or to accept the surrender of, the units of Deferred Stock for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such units of Deferred Stock. Any request by the Bank to acquire, or for the surrender of, units of Deferred Stock may be made by the Directors depositing at the registered office of the Bank a notice addressed to such person as the Directors shall have nominated on behalf of the holders of the units of Deferred Stock. A person whose stock has been acquired or surrendered in accordance with this Bye-Law shall cease to be a member in respect of such stock but shall notwithstanding, remain liable to pay the Bank all monies which, at the date of acquisition or surrender, were payable by him to the Bank in respect of such stock, but his liability shall cease if and when the Bank has received payment in full of all such monies in respect of such stock.

(iv) Voting
The holders of units of Deferred Stock shall not be entitled to receive notice of, nor attend, speak or vote at, any General Court.
(v) Variation of Class Rights
Without prejudice to Bye-Law 8, the rights attached to the units of Deferred Stock shall not be deemed to be varied or abrogated by the creation or issue of any new stock ranking in priority to or pari passu with or subsequent to such stock, any amendment or variation of the rights of any other class of stock of the Bank, the Bank reducing its share capital or the surrender, or purchase of any unit of stock, whether a unit of Deferred Stock or otherwise. The Bank shall have the irrevocable authority to cancel any unit of Deferred Stock without making any payment to the holder and such cancellation shall not be deemed to be a variation or abrogation of the rights attaching to such unit of Deferred Stock. The Bank shall have the irrevocable authority to appoint a single holder or any person on behalf of all holders of units of Deferred Stock to exercise any vote to which holders of units of Deferred Stock may be entitled in any circumstances at a meeting of the class of holders of Deferred Stock or for any other matter connected to the units of Deferred Stock.
(vi) Transfer and Certificates
The units of Deferred Stock shall not be transferable at any time other than with the prior written consent of the Directors and, unless otherwise determined by the Directors, no stock certificates shall be issued in respect of the Deferred Stock.
Dollar Preference Stock
4.	The rights attaching to the Dollar Preference Stock shall be as follows:
(A) General
The Dollar Preference Stock shall rank pari passu inter se with the Sterling Preference Stock and with the euro Preference Stock as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Bank. Notwithstanding the provisions of Bye-Law 8 and subject as provided in paragraphs (B) to (H) of this Bye-Law, the Dollar Preference Stock may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such stock and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Bye-Law), pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or subdivide any Dollar Preference Stock into stock of a larger or smaller amount. Whenever the Directors have power under this Bye-Law to determine any of the rights, privileges, limitations or restrictions attached to any of the Dollar Preference Stock, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the Dollar Preference Stock which has then been allotted or issued. Without prejudice to Bye-Law 8 (b) each issue of Dollar Preference Stock carrying rights, privileges, limitations or restrictions that are not the same as those attached to the Dollar Preference Stock which has then been allotted or issued shall constitute a separate class of stock.

(B)	Income

(1)	The Dollar Preference Stock shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “Dollar Preference Stockholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”), which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)	The following shall apply in relation to any particular Dollar Preference Stock (the “Relevant Dollar Preference Stock”) if so determined by the Directors prior to the allotment thereof:
(a)	The Relevant Dollar Preference Stock shall rank as regards the right to receive dividends pari passu with the Sterling Preference Stock, the euro Preference Stock and with any further stock created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(b)	If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant Dollar Preference Stock, the distributable profits and distributable reserves of the Bank are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference stock ranking pari passu with the Relevant Dollar Preference Stock as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this subparagraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(c)	Where any instalment of the Preference Dividend on any Relevant Dollar Preference Stock is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgment of the Directors, after consultation with the Irish Financial Services Regulatory Authority (or such other governmental authority in Ireland having primary bank supervisory authority), the payment of such instalment in cash would breach or cause a breach of the Irish Financial Services Regulatory Authority’s capital adequacy requirements from time to time applicable to the Bank.

(d)	Subject to the right to be allotted additional Dollar Preference Stock in accordance with sub-paragraph (e) below, the Relevant Dollar Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the Dollar Preference Stockholders shall have no claim in respect of such instalment.

(e)(i)	The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant Dollar Preference Stock is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional preference stock referred to in the further provisions of this sub-paragraph to be made in full;
(ii)	For the purposes of this sub-paragraph:

“Relevant Stock” means Relevant Dollar Preference Stock and any preference stock of the Bank carrying similar rights to those set out in this sub-paragraph (e) and ranking pari passu with the Relevant Dollar Preference Stock as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant Dollar Preference Stock is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Stock on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above; and, where a member holds Relevant Stock of more than one class, the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Stock held by him;

(iii)	Each holder of Relevant Stock shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference stock of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Stock. The Bank shall not issue fractions of preference stock of any class (“Fractional Stock”) on any such allotment of additional preference stock. In lieu of any Fractional Stock each holder of Relevant Stock otherwise entitled to receive Fractional Stock shall receive a payment in cash equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Bank, on behalf of all such holders, of the aggregate of the preference stock of the relevant class equal in nominal amount to the aggregate amount of all Fractional Stock of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference stock, provided that the Bank shall not be obliged to make any such payment where the entitlement of the relevant holder is less than US$10. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference stock in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Stock of that class in cash;

(iv)	For the purpose of paying up preference stock to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts available for the purpose, as the Directors may determine a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference stock of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 132 shall apply mutatis mutandis to any such capitalisation;

(v)	The additional preference stock so allotted shall rank pari passu in all respects with the fully paid Relevant Stock of the same class then in issue save only as regards participation in the Relevant Instalment;
(f)	The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of subparagraph (e). If any additional preference stock falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock the Directors shall convene a General Court to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock. The Dollar Preference Stock shall not confer the right to participate in any issue of stock on capitalisation of reserves except as provided in sub-paragraph (e) above.
(C)	Capital

(1)	On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the Dollar Preference Stockholders shall in respect of the Dollar Preference Stock held by them be entitled to receive in US Dollars, out of the surplus assets available for distribution to the Bank’s members, an amount equal to the amount paid up or credited as paid up on the Dollar Preference Stock (including any premium paid to the Bank in respect thereof).

(2)	In addition to the amount repayable on the Dollar Preference Stock pursuant to subparagraph (1) above there shall be payable:
(a)	a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Bank in accordance with paragraph (B) of this Bye-Law in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Bank or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2)(b), (c) and (d) of paragraph (B); and

(b)	subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).

(3)	The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference stock of the Bank ranking pari passu with the Dollar Preference Stock as regards repayment of capital and shall be so paid in priority to any repayment of capital on any other class of stock of the Bank. The Dollar Preference Stockholders shall not be entitled in respect of the Dollar Preference Stock held by them to any further or other right of participation in the assets of the Bank.

(D)	Redemption

(1)	Unless otherwise determined by the Directors in relation to any particular Dollar Preference Stock prior to allotment thereof, the Dollar Preference Stock shall be redeemable at the option of the Bank. In the case of any particular Dollar Preference Stock which is to be so redeemable:
(a)	such stock shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Bye-Law (other than sub-paragraph (C)(2)(b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Bank;

(b)	such stock shall be redeemable during such period as the Directors shall prior to the allotment thereof determine, commencing with the first date on which a dividend is payable on such stock or with such later date as the Directors shall prior to allotment thereof determine; and

(c)	prior to allotment of such stock, the Directors shall determine whether the Bank may redeem (i) all (but not merely some) of such stock or (ii) all or any of such stock and the basis on which any necessary selection of such stock for redemption is to be made from time to time.
(2)	The provisions of this sub-paragraph (2) shall apply in relation to any Dollar Preference Stock that is to be redeemed and that on the date fixed for redemption is in certificated form. The Bank shall give to the holders of the Dollar Preference Stock to be redeemed not less than 30 days and not more than 60 days notice in writing of the date on which such redemption be effected. Such notice shall specify the redemption date and the place at which the certificates for such Dollar Preference Stock are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Bank at such place the certificates for such Dollar Preference Stock as are held by him. Upon such delivery, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any Dollar Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder without charge upon cancellation of the existing certificate.

(3)	As from the date fixed for redemption, no Preference Dividend shall be payable on the Dollar Preference Stock to be redeemed except on any such stock in respect of which, upon either due presentation of the certificate relating thereto, or, if the Dollar Preference Stock was in uncertificated form on the date fixed for redemption the procedures for redemption as referred to in sub-paragraph (4) below having been effected, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference

Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)	The provisions of this sub-paragraph (4) shall apply in relation to any Dollar Preference Stock that is to be redeemed and that, on the date fixed for redemption, is in uncertificated form. The Bank shall give to the holders of such Dollar Preference Stock not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the Directors shall be entitled, in their absolute discretion, to determine the procedures for the redemption of such Dollar Preference Stock held in uncertificated form on the relevant redemption date (subject always to the facilities and requirements of the relevant system concerned). Upon being satisfied that such procedures have been effected, the Bank shall pay to the holders of the Dollar Preference Stock concerned the amount due in respect of such redemption of such Dollar Preference Stock.

(5)	Without prejudice to the generality of sub-paragraph (4) above:
(a)	the procedures for the redemption of any Dollar Preference Stock may involve or include the sending by the Bank or by any person on its behalf, of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the Dollar Preference Stock concerned; and/or

(b)	the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the Dollar Preference Stock concerned to change the form of the Dollar Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of Dollar Preference Stock held in certificated form shall apply).
Whether any Dollar Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.

(6)	The receipt of the registered holder for the time being of any Dollar Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof, shall constitute an absolute discharge to the Bank in respect thereof.

(7)	Upon the redemption of any Dollar Preference Stock the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised preference stock existing as a consequence of such redemption into stock of any other class of capital stock into which the authorised capital stock of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the Dollar Preference Stock so redeemed or into unclassified stock of the same nominal amount and in the same currency as the Dollar Preference Stock so redeemed.

(E)	Voting

(1)	The Dollar Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend any General Court or to speak or vote thereat unless:
(a)	a resolution is to be proposed at such meeting for the winding up of the Bank; or

(b)	a resolution is to be proposed at such meeting varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the Dollar Preference Stock;
and then to vote only on such resolution or resolutions; or

unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the Dollar Preference Stockholders shall be entitled to speak and vote on all resolutions proposed at such meeting.

For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the Dollar Preference Stock to participate in any return of capital, the rights attached to any Dollar Preference Stock shall not be deemed to be varied, altered or abrogated by a reduction in any capital stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Dollar Preference Stock or by any redemption of any such capital stock, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference stock in the capital of the Bank prior to such reduction or redemption shall not have been paid in cash.
(2)	(a)	At a separate Meeting of the Dollar Preference Stockholders referred to in paragraph (F) of this Bye-Law on a show of hands each Dollar Preference Stockholder present in person or every proxy for every such member shall have one vote and on a poll each Dollar Preference Stockholder present in person or by proxy shall have one vote in respect of each US$1 of Dollar Preference Stock held by him; and
(b)	Whenever the Dollar Preference Stockholders are entitled to attend and vote at a General Court of the Bank then, on a show of hands, each Dollar Preference Stockholder, present in person or every proxy for every such member, shall have one vote and on a poll each Dollar Preference Stockholder present in person or by proxy shall have one vote for every €0.64 of the euro amount decided by the Directors as being equivalent to the nominal amount of Dollar Preference Stock held by him, such calculation to be made by applying the rate of exchange prevailing at the date or respective dates of allotment of such stock as determined by the Directors. For the purpose of making the above calculation the euro amount shall be adjusted downwards to the nearest integral multiple of €0.64.
(3)	On a relevant requisition given in accordance with the provisions of sub-paragraph (4) below, the Directors shall procure that an Extraordinary General Court of the Bank shall be convened forthwith.

(4)	A “relevant requisition” is a requisition:

(a)	which has been signed by or on behalf of the holders of a majority of the Dollar Preference Stock in issue at the date of such requisition; and

(b)	which states the objects of the meeting to be convened;
and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists. The provisions of Bye-Law 46 (c), (d) and (e) shall apply mutatis mutandis to an Extraordinary General Court requisitioned in accordance with this Bye-Law.

(5)	The right to requisition a General Court of the Bank contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)	The Directors shall procure that, on any resolution at a General Court of the Bank upon which the Dollar Preference Stockholders are entitled to vote and on each resolution at a separate Meeting, referred to at paragraph (F) of this Bye-Law, of the Dollar Preference Stockholders, a poll is demanded by the Chairman of such meeting in accordance with these Bye-Laws.

(F)	Restriction on Capitalisations and Issues of Securities
The following shall apply in relation to any particular Dollar Preference Stock (the “Relevant Dollar Preference Stock”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 66 2/3% in nominal value of the Relevant Dollar Preference Stock, or with the sanction of a resolution passed at a separate meeting of the holders of the Relevant Dollar Preference Stock where holders of not less than 66 2/3% in nominal value of the Relevant Dollar Preference Stock in attendance and voting have voted in favour of such resolution, the Directors shall not (i) pursuant to Bye-Law 131 to 133 capitalise any part of the amounts available for distribution and referred to in such Bye-Law if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant Dollar Preference Stock of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the Dollar Preference Stock then in issue and any other preference stock then in issue ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank, pari passu with or in priority to the Relevant Dollar Preference Stock, or (ii) authorise or create, or increase the amount of any stock of any class or any security convertible into the stock of any class ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank in priority to the Relevant Dollar Preference Stock. A separate meeting shall be deemed to be a class meeting and the provisions of Bye-Law 8 (a) shall apply subject always to the over-riding provision of sub-paragraph (6) of paragraph (E) of this Bye-Law.
(G) Further Preference Stock
The Bank may from time to time create and issue further preference stock ranking as regards participation in the profits and assets of the Bank pari passu with the Dollar Preference Stock and so that any such further preference stock may be denominated in any currency and may carry as regards participation in the profits and assets of the Bank rights identical in all respects to those attaching to the Dollar Preference Stock or rights differing therefrom in any respect including, but without prejudice to the generality of the foregoing:

(1)	the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)	the periods by reference to which dividend is payable may differ;

(3)	a premium may be payable on a return of capital or there may be no such premium;

(4)	the further preference stock may be redeemable at the option of the Bank or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the Dollar Preference Stock; and

(5)	the further preference stock may be convertible into Ordinary Stock or any other class of stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Dollar Preference Stock, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.
The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any stock of the Bank ranking after the Dollar Preference Stock as regards participation in the profits and assets of the Bank and the creation or issue of further preference stock ranking pari passu with the Dollar Preference Stock as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Stock. Provided, however, as regards further preference stock ranking pari passu with the Dollar Preference Stock that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference stock in the capital of the Bank prior to such date shall have been paid in cash. If any further preference stock of the Bank shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to any of such further preference stock shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Stock provided that the rights attaching to such preference stock thereafter shall be such that the creation and issue by the Bank of further preference stock carrying those rights would have been permitted under this paragraph.
(H)	Variation of Class Rights
Without prejudice to Bye-Law 8 (b) the rights, privileges, limitations or restrictions attached to the Dollar Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 66 2/3% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such classes of stock provided that the holders of not less than 66 2/3% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.
Sterling Preference Stock
5.	The rights attaching to the Sterling Preference Stock shall be as follows:
(A)	General
The Sterling Preference Stock shall rank pari passu inter se with the Dollar Preference Stock and with the euro Preference Stock as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Bank. Notwithstanding the provisions of Bye-Law 8 and subject as provided in paragraphs (B) to (H) of this Bye-Law, the Sterling Preference Stock may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such stock and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Bye-Law), pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or subdivide any Sterling Preference Stock into stock of a larger or smaller amount. Whenever the Directors have power under this Bye-Law to determine any of the rights, privileges, limitations or restrictions attached to any of the Sterling Preference Stock, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the Sterling Preference Stock which has then been allotted or issued. Without prejudice to Bye-Law 8 (c) each issue of Sterling Preference Stock carrying rights, privileges, limitations or restrictions that are not the same as those attached to the Sterling Preference Stock which has then been allotted or issued shall constitute a separate class of stock.
(B)	Income

(1)	The Sterling Preference Stock shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “Sterling Preference Stockholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”), which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)	The following shall apply in relation to any particular Sterling Preference Stock (the “Relevant Sterling Preference Stock”) if so determined by the Directors prior to the allotment thereof:
(a)	The Relevant Sterling Preference Stock shall rank as regards the right to receive dividends pari passu with the Dollar Preference Stock, the euro Preference Stock and with any further stock created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(b)	If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant Sterling Preference Stock, the distributable profits and distributable reserves of the Bank are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference stock ranking pari passu with the Relevant Sterling Preference Stock as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this subparagraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(c)	Where any instalment of the Preference Dividend on any Relevant Sterling Preference Stock is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgment of the Directors, after consultation with the Irish Financial Services Regulatory Authority or such other governmental authority in Ireland having primary bank supervisory authority, the payment of such instalment in cash would breach or cause a breach of the Irish Financial Services Regulatory Authority’s capital adequacy requirements from time to time applicable to the Bank.
(d)	Subject to the right to be allotted additional Sterling Preference Stock in accordance with sub-paragraph (e) below, the Relevant Sterling Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the Sterling Preference Stockholders shall have no claim in respect of such instalment.

(e)(i)	The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant Sterling Preference Stock is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional Preference Stock referred to in the further provisions of this sub-paragraph to be made in full;
(ii)	For the purposes of this sub-paragraph:

“Relevant Stock” means relevant Sterling Preference Stock and any preference stock of the Bank carrying similar rights to those set out in this sub-paragraph (e) and ranking pari passu with the Relevant Sterling Preference Stock as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant Sterling Preference Stock is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Stock on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above; and

where a member holds Relevant Stock of more than one class, the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Stock held by him;

(iii)	Each holder of Relevant Stock shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference stock of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Stock. The Bank shall not issue fractions of preference stock of any class (“Fractional Stock”) on any such allotment of additional preference stock. In lieu of any Fractional Stock each holder of Relevant Stock otherwise entitled to receive Fractional Stock shall receive a payment in cash equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the

Bank, on behalf of all such holders, of the aggregate of the preference stock of the relevant class equal in nominal amount to the aggregate amount of all Fractional Stock of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference stock, provided that the Bank shall not be obliged to make any such payment where the entitlement of the relevant holder is less than Stg£5. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference stock in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Stock of that class in cash;
(iv)	For the purpose of paying up preference stock to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts available for the purpose, as the Directors may determine a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference stock of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 132 shall apply mutatis mutandis to any such capitalisation;

(v)	The additional preference stock so allotted shall rank pari passu in all respects with the fully paid Relevant Stock of the same class then in issue save only as regards participation in the Relevant Instalment;
(f)	The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of sub-paragraph (e). If any additional preference stock falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock the Directors shall convene a General Court to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock. The Sterling Preference Stock shall not confer the right to participate in any issue of stock on capitalisation of reserves except as provided in sub-paragraph (e) above.
(C)	Capital

(1)	On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the Sterling Preference Stockholders shall in respect of the Sterling Preference Stock held by them be entitled to receive in Pounds Sterling out of the surplus assets available for distribution to the Bank’s members, an amount equal to the amount paid up or credited as paid up on the Sterling Preference Stock (including any premium paid to the Bank in respect thereof).

(2)	In addition to the amount repayable on the Sterling Preference Stock pursuant to sub-paragraph (1) above there shall be payable:
(a)	a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Bank in accordance with paragraph (B) of this Bye-Law in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Bank or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2) (b), (c) and (d) of paragraph (B); and
(b)	subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).

(3)	The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference stock of the Bank ranking pari passu with the Sterling Preference Stock as regards repayment of capital and shall be so paid in priority to any repayment of capital on any other class of stock of the Bank. The Sterling Preference Stockholders shall not be entitled in respect of the Sterling Preference Stock held by them to any further or other right of participation in the assets of the Bank.
(D)	Redemption
(1)	Unless otherwise determined by the Directors in relation to any particular Sterling Preference Stock prior to allotment thereof, the Sterling Preference Stock shall be redeemable at the option of the Bank. In the case of any particular Sterling Preference Stock which is to be so redeemable:
(a)	such stock shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Bye-Law (other than sub-paragraph (C)(2)(b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Bank;

(b)	such stock shall be redeemable during such period as the Directors shall prior to the allotment thereof determine, commencing with the first date on which a dividend is payable on such stock or with such later date as the Directors shall prior to allotment thereof determine; and

(c)	prior to allotment of such stock, the Directors shall determine whether the Bank may redeem (i) all (but not merely some) of such stock or (ii) all or any of such stock and the basis on which any necessary selection of such stock for redemption is to be made from time to time.
(2)	The provisions of this sub-paragraph (2) shall apply in relation to any Sterling Preference Stock that is to be redeemed and that on the date fixed for redemption is in certificated form. The Bank shall give to the holders of the Sterling Preference Stock to be redeemed not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates for such Sterling Preference Stock are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Bank at such place the certificates for such Sterling Preference Stock as are held by him. Upon such delivery, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any Sterling Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder without charge upon cancellation of the existing certificate.
(3)	As from the date fixed for redemption, no Preference Dividend shall be payable on the Sterling Preference Stock to be redeemed except on any such stock in respect of which, upon either due presentation of the certificate relating thereto, or, if the Sterling Preference Stock was in uncertificated form on the date fixed for redemption the procedures for redemption as referred to in sub-paragraph (4) below, having been effected, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)	The provisions of this sub-paragraph (4) shall apply in relation to any Sterling Preference Stock that is to be redeemed and that, on the date fixed for redemption, is in uncertificated form. The Bank shall give to the holders of such Sterling Preference Stock not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the Directors shall be entitled, in their absolute discretion, to determine the procedures for the redemption of such Sterling Preference Stock held in uncertificated form on the relevant redemption date (subject always to the facilities and requirements of the relevant system concerned). Upon being satisfied that such procedures have been effected, the Bank shall pay to the holders of the Sterling Preference Stock concerned the amount due in respect of such redemption of such Sterling Preference Stock.

(5)	Without prejudice to the generality of sub-paragraph (4) above:
(a)	the procedures for the redemption of any Sterling Preference Stock may involve or include the sending by the Bank or by any person on its behalf, of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the Sterling Preference Stock concerned; and/or

(b)	the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the Sterling Preference Stock concerned to change the form of the Sterling Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of Sterling Preference Stock held in certificated form shall apply).

Whether any Sterling Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.
(6)	The receipt of the registered holder for the time being of any Sterling Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof, shall constitute an absolute discharge to the Bank in respect thereof.
(7)	Upon the redemption of any Sterling Preference Stock the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised preference stock existing as a consequence of such redemption into stock of any other class of capital stock into which the authorised capital stock of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the Sterling Preference Stock so redeemed or into unclassified stock of the same nominal amount and in the same currency as the Sterling Preference Stock so redeemed.

(E)	Voting
(1) The Sterling Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend any General Court or to speak or vote thereat unless:
(a)	a resolution is to be proposed at such meeting for the winding up of the Bank; or

(b)	a resolution is to be proposed at such meeting varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the Sterling Preference Stock;
and then to vote only on such resolution or resolutions; or
unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the Sterling Preference Stockholders shall be entitled to speak and vote on all resolutions proposed at such meeting.
For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the Sterling Preference Stock to participate in any return of capital, the rights attached to any Sterling Preference Stock shall not be deemed to be varied, altered or abrogated by a reduction in any capital stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Sterling Preference Stock or by any redemption of any such capital stock, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference stock in the capital of the Bank prior to such reduction or redemption shall not have been paid in cash.
(2) (a) At a separate Meeting of the Sterling Preference Stockholders referred to in paragraph (F) of this Bye-Law on a show of hands each Sterling Preference Stockholder present in person or every proxy for every such member shall have one vote and on a poll each Sterling Preference Stockholder present in person or by proxy shall have one vote in respect of each unit of Sterling Preference Stock held by him; and
(b) Whenever the Sterling Preference Stockholders are entitled to attend and vote at a General Court of the Bank then, on a show of hands, each Sterling Preference Stockholder, present in person or every proxy for every such member, shall have one vote and on a poll each Sterling Preference Stockholder present in person or by proxy shall have one vote for every €0.64 of the euro amount decided by the

Directors as being equivalent to the nominal amount of Sterling Preference Stock held by him, such calculation to be made by applying the rate of exchange prevailing at the date or respective dates of allotment of such stock as determined by the Directors. For the purpose of making the above calculation the euro amount shall be adjusted downwards to the nearest integral multiple of €0.64.
(3) On a relevant requisition given in accordance with the provisions of sub-paragraph (4) below, the Directors shall procure that an Extraordinary General Court of the Bank shall be convened forthwith.

(4)	A “relevant requisition” is a requisition:

(a)	which has been signed by or on behalf of the holders of a majority of the Sterling Preference Stock in issue at the date of such requisition; and

(b)	which states the objects of the meeting to be convened;

and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists. The provisions of Bye-Law 46 (c), (d) and (e) shall apply mutatis mutandis to an Extraordinary General Court requisitioned in accordance with this Bye-Law.

(5)	The right to requisition a General Court of the Bank contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)	The Directors shall procure that, on any resolution at a General Court of the Bank upon which the Sterling Preference Stockholders are entitled to vote and on each resolution at a separate Meeting, referred to at paragraph (F) of this Bye-Law, of the Sterling Preference Stockholders, a poll is demanded by the Chairman of such meeting in accordance with these Bye-Laws.

(F)	Restriction on Capitalisations and Issues of Securities

The following shall apply in relation to any particular Sterling Preference Stock (the “Relevant Sterling Preference Stock”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 75% in nominal value of the Relevant Sterling Preference Stock, or with the sanction of a resolution passed at a separate meeting of the holders of the Relevant Sterling Preference Stock where holders of not less than 75% in nominal value of the Relevant Sterling Preference Stock in attendance and voting have voted in favour of such resolution, the Directors shall not (i) pursuant to Bye-Law 131 to 133 capitalise any part of the amounts available for distribution and referred to in such Bye-Law if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant Sterling Preference Stock of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the Sterling Preference Stock then in issue and any other preference stock then in issue ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank, pari passu with or in priority to the Relevant Sterling Preference Stock, or (ii) authorise or create, or increase the amount of any stock of any class or any security convertible into the stock of any class ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank in priority to the Relevant Sterling Preference Stock. A separate Meeting shall be deemed to be a class meeting and the provisions of Bye-Law 8 (a) shall apply subject always to the over-riding provision of sub-paragraph (6) of paragraph (E) of this Bye-Law.

(G)	Further Preference Stock

The Bank may from time to time create and issue further preference stock ranking as regards participation in the profits and assets of the Bank pari passu with the Sterling Preference Stock and so that any such further preference stock may be denominated in any currency and may carry as regards participation in the profits and assets of the Bank rights identical in all respects to those attaching to the

Sterling Preference Stock or rights differing therefrom in any respect including, but without prejudice to the generality of the foregoing:
(1)	the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)	the periods by reference to which dividend is payable may differ;

(3)	a premium may be payable on a return of capital or there may be no such premium;

(4)	the further preference stock may be redeemable at the option of the Bank or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the Sterling Preference Stock; and

(5)	the further preference stock may be convertible into Ordinary Stock or any other class of stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such Sterling Preference Stock, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.

The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any stock of the Bank ranking after the Sterling Preference Stock as regards participation in the profits and assets of the Bank and the creation or issue of further preference stock ranking pari passu with the Sterling Preference Stock as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Sterling Preference Stock. Provided, however, as regards further preference stock ranking pari passu with the Sterling Preference Stock that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference stock in the capital of the Bank prior to such date shall have been paid in cash. If any further preference stock of the Bank shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to any of such further preference stock shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Sterling Preference Stock provided that the rights attaching to such preference stock thereafter shall be such that the creation and issue by the Bank of further preference stock carrying those rights would have been permitted under this paragraph.

(H)	Variation of Class Rights

Without prejudice to Bye-Law 8 (c) the rights, privileges, limitations or restrictions attached to the Sterling Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 75% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such classes of stock provided that the holders of not less than 75% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.

euro Preference Stock
6.	The rights attaching to the euro Preference Stock shall be as follows:

(A) General

The euro Preference Stock shall rank pari passu inter se with the Dollar Preference Stock and with the Sterling Preference Stock as regards the right to receive dividends and the rights on winding up of, or other return of capital by, the Bank. Notwithstanding the provisions of Bye-Law 8 and subject as provided in paragraphs (B) to (H) of this Bye-Law, the euro Preference Stock may be issued with such rights and privileges, and subject to such restrictions and limitations, as the Directors shall determine in the resolution approving the issue of such stock and in particular (but without prejudice to the generality of the foregoing), the Directors may (without prejudice to the authority conferred by sub-paragraph (D) (5) of this Bye-Law), pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or subdivide any euro Preference Stock into stock of a larger or smaller amount. Whenever the Directors have power under this Bye-Law to determine any of the rights, privileges, limitations or restrictions attached to any of the euro Preference Stock, the rights, privileges, limitations or restrictions so determined need not be the same as those attached to the euro Preference Stock which has then been allotted or issued. Without prejudice to Bye-Law 8 (d) each issue of euro Preference Stock carrying rights, privileges, limitations or restrictions that are not the same as those attached to the euro Preference Stock which has then been allotted or issued shall constitute a separate class of stock.

(B) Income
(1)	The euro Preference Stock shall (subject to the further provisions of this paragraph) entitle the holders thereof (the “euro Preference Stockholders”) to receive a non-cumulative preferential dividend (the “Preference Dividend”), which shall be calculated at such annual rate (whether fixed or variable) and shall be payable on such dates and on such other terms and conditions as may be determined by the Directors prior to allotment thereof.

(2)	The following shall apply in relation to any particular euro Preference Stock (the “Relevant euro Preference Stock”) if so determined by the Directors prior to the allotment thereof:
(a)	The Relevant euro Preference Stock shall rank as regards the right to receive dividends pari passu with the Dollar Preference Stock, the Sterling Preference Stock and with any further stock created and issued pursuant to sub-paragraph (e) below and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(b)	If, on any date on which an instalment of the Preference Dividend would fall to be paid under sub-paragraph (B) (1) above on any Relevant euro Preference Stock, the distributable profits and distributable reserves of the Bank are together insufficient to enable payment in full to be made of such instalment and, if applicable, of any instalments of dividends payable on such date on any other preference stock ranking pari passu with the Relevant euro Preference Stock as regards dividend, then none of the said instalments shall be paid. If it shall subsequently appear that any instalment of the Preference Dividend or of any such other preferential dividend which has been paid should not, in accordance with the provisions of this sub-paragraph, have been so paid, then, provided the Directors shall have acted in good faith, they shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(c)	Where any instalment of the Preference Dividend on any Relevant euro Preference Stock is payable, the Directors shall, subject to sub-paragraph (b) above, resolve to make payment of such instalment in cash, provided however that such instalment shall not be payable in cash if, in the judgement of the Directors, after consultation with the Irish Financial Services Regulatory Authority or such other governmental authority in Ireland having primary bank supervisory authority, the payment of such instalment in cash would breach or cause a breach of the Irish Financial Services Regulatory Authority’s capital adequacy requirements from time to time applicable to the Bank.

(d)	Subject to the right to be allotted additional euro Preference Stock in accordance with sub-paragraph (e) below, the Relevant euro Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend and if on any occasion an instalment of the Preference Dividend is not paid in cash for the reasons described in sub-paragraph (b) or sub-paragraph (c) above, the euro Pound Preference Stockholders shall have no claim in respect of such instalment.

(e)(i)	The provisions of this sub-paragraph shall apply where any instalment of the Preference Dividend payable on a particular date on the Relevant euro Preference Stock is, for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above, not to be paid in cash and the amount (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional preference stock referred to in the further provisions of this sub-paragraph to be made in full;
(ii)	For the purposes of this sub-paragraph:

“Relevant Stock” means Relevant euro Preference Stock and any preference stock of the Bank carrying similar rights to those set out in this subparagraph (e) and ranking pari passu with the Relevant euro Preference Stock as regards dividend in respect of which an instalment of preference dividend which would have been payable on the same date as a Relevant Instalment on Relevant euro Preference Stock is not to be paid in cash; and

“Relevant Instalment” means an instalment of preference dividend which is not to be paid in cash on Relevant Stock on any occasion for the reasons specified in sub-paragraph (b) or sub-paragraph (c) above; and

where a member holds Relevant Stock of more than one class, the provisions of this sub-clause shall be interpreted and applied separately in respect of each class of Relevant Stock held by him;

(iii)	Each holder of Relevant Stock shall, on the date for payment of the Relevant Instalment, had such instalment been paid in cash, be allotted such additional nominal amount of preference stock of the class in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Instalment that would have been payable to him, had such instalment been payable in cash, (exclusive of any associated tax credit) by a factor to be determined by the Directors prior to allotment of the Relevant Stock. The Bank shall not issue fractions of preference stock of any class (“Fractional Stock”) on any such allotment of additional preference stock. In lieu of any Fractional Stock each holder of Relevant Stock otherwise entitled to receive Fractional Stock shall receive a payment in cash equal to such holder’s proportional interest in the net proceeds from the sale or sales in the open market by the Bank, on behalf of all such holders, of the aggregate of the preference stock of the relevant class equal in nominal amount to the aggregate amount of all Fractional Stock of the relevant class otherwise payable as a dividend rounded down to the nearest integral multiple of the par value of such preference stock, provided that the Bank shall not be obliged to make any such payment where the entitlement of the relevant holder is less than €6.35. Such sale shall be effected promptly after the record date fixed for determining the holders entitled to payment of the Preference Dividend. A holder receiving an allotment of additional preference stock in terms of this sub-paragraph shall not be entitled to receive any part of the Relevant Instalment relating to Relevant Stock of that class in cash;

(iv)	For the purpose of paying up preference stock to be allotted on any occasion pursuant to this sub-paragraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts available for the purpose, as the Directors may determine a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and shall apply the same in paying up in full the appropriate amount of unissued preference stock of the class or classes in question. Any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 132 shall apply mutatis mutandis to any such capitalisation;

(v)	The additional preference stock so allotted shall rank pari passu in all respects with the fully paid Relevant Stock of the same class then in issue save only as regards participation in the Relevant Instalment;
(f)	The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of subparagraph (e). If any additional preference stock falling to be allotted pursuant to such sub-paragraph cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock the Directors shall convene a General Court to be held as soon as practicable, for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock. The euro Preference Stock shall not confer the right to participate in any issue of stock on capitalisation of reserves except as provided in sub-paragraph (e) above.
(C)	Capital

(1)	On a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, the euro Preference Stockholders shall in respect of the euro Preference Stock held by them be entitled to receive in euro out of the surplus assets available for distribution to the Bank’s members, an amount equal to the amount paid up or credited as paid up on the euro Preference Stock (including any premium paid to the Bank in respect thereof).

(2)	In addition to the amount repayable on the euro Preference Stock pursuant to sub-paragraph (1) above there shall be payable:
(a)	a sum equal to the amount of any Preference Dividend which is due for payment after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date and the amount of any Preference Dividend which would have been payable by the Bank in accordance with paragraph (B) of this Bye-Law in respect of the period commencing with the fixed dividend payment date which shall most recently have occurred prior to the winding up of the Bank or the date of return of capital, as the case may be, and ending with the date of such return of capital, whether on a winding up or otherwise, as though such period had been one in relation to which an instalment of the Preference Dividend would have been payable pursuant to paragraph (B), but subject always to the provisions of sub-paragraphs (2) (b), (c) and (d) of paragraph (B); and

(b)	subject thereto, such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances and/or that such premium shall be of variable amount depending on the timing and circumstances of such return of capital).
(3)	The amounts payable or repayable under sub-paragraphs (1) and (2) of this paragraph (C) in the event of a winding up of, or other return of capital (other than on a redemption of stock of any class in the capital of the Bank) by the Bank, shall be so paid pari passu with any amounts payable or repayable in that event upon or in respect of any further preference stock of the Bank ranking pari passu with the euro Preference Stock as regards repayment of capital and shall be so paid in priority to any repayment of capital on any other class of stock of the Bank. The euro Preference Stockholders shall not be entitled in respect of the euro Preference Stock held by them to any further or other right of participation in the assets of the Bank.

(D)	Redemption

(1)	Unless otherwise determined by the Directors in relation to any particular euro Preference Stock prior to allotment thereof, the euro Preference Stock shall be redeemable at the option of the Bank. In the case of any particular euro Preference Stock which is to be so redeemable:
(a)	such stock shall be redeemable at par together with the sum which would have been payable pursuant to paragraph (C) of this Bye-Law (other than sub-paragraph (C) (2) (b)) if the date fixed for redemption had been the date of a return of capital on a winding up of the Bank;

(b)	such stock shall be redeemable during such period as the Directors shall prior to the allotment thereof determine, commencing with the first date on which a dividend is payable on such stock or with such later date as the Directors shall prior to allotment thereof determine; and

(c)	prior to allotment of such stock, the Directors shall determine whether the Bank may redeem (i) all (but not merely some) of such stock or (ii) all or any of such stock and the basis on which any necessary selection of such stock for redemption is to be made from time to time.
(2)	The provisions of this sub-paragraph (2) shall apply in relation to any euro Preference Stock that is to be redeemed and that on the date fixed for redemption is in certificated form. The Bank shall give to the holders of the euro Preference Stock to be redeemed not less than 30 days and not more than 60 days notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates for such euro Preference Stock are to be presented for redemption and upon such date each of such holders shall be bound to deliver to the Bank at such place the certificates for such euro Preference Stock as are held by him. Upon such delivery, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the certificates so delivered. If any such certificate includes any euro Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder without charge upon cancellation of the existing certificate.

(3)	As from the date fixed for redemption, no Preference Dividend shall be payable on the euro Preference Stock to be redeemed except on any such stock in respect of which, upon either due presentation of the certificate relating thereto, or, if the euro Preference Stock was in uncertificated form on the date fixed for redemption the procedures for redemption as referred to in sub-paragraph (4) below, having been effected, payment of the moneys due at such redemption shall be improperly refused, in which event, the Preference Dividend shall continue to accrue on and from the date fixed for redemption down to, but not including, the date of payment of such redemption moneys.

(4)	The provisions of this sub-paragraph (4) shall apply in relation to any euro Preference Stock that is to be redeemed and that, on the date fixed for redemption, is in uncertificated form. The Bank shall give to the holders of such euro Preference Stock not less than 30 days, and not more than 60 days, notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the Directors shall be entitled, in their absolute discretion, to determine the procedures for the redemption of such euro Preference Stock held in uncertificated form on the relevant redemption date (subject always to the facilities and requirements of the relevant system concerned). Upon being satisfied that such procedures have been effected, the Bank shall pay to the holders of the euro Preference Stock concerned the amount due in respect of such redemption of such euro Preference Stock.

(5)	Without prejudice to the generality of sub-paragraph (4) above:
(a)	the procedures for the redemption of any euro Preference Stock may involve or include the sending by the Bank or by any person on its behalf, of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the euro Preference Stock concerned; and/or

(b)	the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the euro Preference Stock concerned to change the form of the euro Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of euro Preference Stock held in certificated form shall apply).
Whether any euro Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.
(6)	The receipt of the registered holder for the time being of any euro Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof, shall constitute an absolute discharge to the Bank in respect thereof.

(7)	Upon the redemption of any euro Preference Stock the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised preference stock existing as a consequence of such redemption into stock of any other class of capital stock into which the authorised capital stock of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the euro Preference Stock so redeemed or into unclassified stock of the same nominal amount and in the same currency as the euro Preference Stock so redeemed.

(E)	Voting

(1)	The euro Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend any General Court or to speak or vote thereat unless:
(a)	a resolution is to be proposed at such meeting for the winding up of the Bank; or

(b)	a resolution is to be proposed at such meeting varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the euro Preference Stock;

and then to vote only on such resolution or resolutions; or

unless at the date of such meeting the most recent instalment of the Preference Dividend due to be paid prior to such meeting shall not have been paid in cash in which event the euro Preference Stockholders shall be entitled to speak and vote on all resolutions proposed at such meeting.
For the avoidance of doubt, unless otherwise provided by its terms of issue and without prejudice to the rights attached to the euro Preference Stock to participate in any return of capital, the rights attached to any euro Preference Stock shall not be deemed to be varied, altered or abrogated by a reduction in any capital stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such euro Preference Stock or by any redemption of any such capital stock, unless, in either of the foregoing cases, the then most recent dividend due to be paid on each class of preference stock in the capital of the Bank prior to such reduction or redemption shall not have been paid in cash.

(2)(a)	At a separate Meeting of the euro Preference Stockholders referred to in paragraph (F) of this Bye-Law on a show of hands each euro Preference Stockholder present in person or every proxy for every such member shall have one vote and on a poll each euro Preference Stockholder present in person or by proxy shall have one vote in respect of each unit of euro Preference Stock held by him; and
(b)	Whenever the euro Preference Stockholders are entitled to attend and vote at a General Court of the Bank then, on a show of hands, each euro Preference Stockholder, present in person or every proxy for every such member, shall have one vote and on a poll each euro Preference Stockholder present in person or by proxy shall have two votes for each unit of euro Preference Stock held by him.
(3)	On a relevant requisition given in accordance with the provisions of sub-paragraph (4) below, the Directors shall procure that an Extraordinary General Court of the Bank shall be convened forthwith.

(4)	A “relevant requisition” is a requisition:
(a)	which has been signed by or on behalf of the holders of a majority of the euro Preference Stock in issue at the date of such requisition; and

(b)	which states the objects of the meeting to be convened;
and a relevant requisition may consist of several documents in like form each signed by or on behalf of one or more of the requisitionists. The provisions of Bye-Law 46 (c), (d) and (e) shall apply mutatis mutandis to an Extraordinary General Court requisitioned in accordance with this Bye-Law.
(5)	The right to requisition a General Court of the Bank contained in this paragraph (E) shall be exercisable only at a time when the most recent instalment of the Preference Dividend due to be paid prior to such requisition shall not have been paid in cash.

(6)	The Directors shall procure that, on any resolution at a General Court of the Bank upon which the euro Preference Stockholders are entitled to vote and on each resolution at a separate Meeting, referred to at paragraph (F) of this Bye-Law, of the euro Preference Stockholders, a poll is demanded by the Chairman of such meeting in accordance with these Bye-Laws.

(F)	Restriction on Capitalisations and Issues of Securities
The following shall apply in relation to any particular euro Preference Stock (the “Relevant euro Preference Stock”) if so determined by the Directors prior to allotment thereof. Save with the written consent of the holders of not less than 75% in nominal value of the Relevant euro Preference Stock, or with the sanction of a resolution passed at a separate Meeting of the holders of the Relevant euro Preference Stock where holders of not less than 75% in nominal value of the Relevant euro Preference Stock in attendance and voting have voted in favour of such resolution, the Directors shall not (i) pursuant to Bye-Laws 131 to 133 capitalise any part of the amounts available for distribution and referred to in such Bye-Law if after such capitalisation the aggregate of such amounts would be less than a multiple, determined by the Directors prior to the allotment of the Relevant euro Preference Stock of the aggregate amount of the annual dividends (exclusive of any associated tax credit) payable on the euro Preference Stock then in issue and any other Preference Stock then in issue ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank, pari passu with or in priority to the Relevant euro Preference Stock, or (ii) authorise or create, or increase the amount of any stock of any class or any security convertible into the stock of any class ranking as regards the right to receive dividends or the rights on winding up of, or other return of capital by, the Bank in priority to the Relevant euro Preference Stock. A separate Meeting shall be deemed to be a class meeting and the provisions of Bye-Law 8 (a) shall apply subject always to the over-riding provision of sub-paragraph (6) of paragraph (E) of this Bye-Law.
 (G) Further Preference Stock
The Bank may from time to time create and issue further preference stock ranking as regards participation in the profits and assets of the Bank pari passu with the euro Preference Stock and so that any such further preference stock may be denominated in any currency and may carry as regards participation in the profits and assets of the Bank rights identical in all respects to those attaching to the euro Preference Stock or rights differing therefrom in any respect including, but without prejudice to the generality of the foregoing:
(1)	the rate of dividend may differ and the dividend may be cumulative or non-cumulative;

(2)	the periods by reference to which dividend is payable may differ;

(3)	a premium may be payable on a return of capital or there may be no such premium;

(4)	the further preference stock may be redeemable at the option of the Bank or the holder or may be non-redeemable or may be redeemable at different dates and on different terms from those applying to the euro Preference Stock; and

(5)	the further preference stock may be convertible into Ordinary Stock or any other class of stock ranking as regards participation in the profits and assets of the Bank pari passu with or after such euro Preference Stock, in each case on such terms and conditions as may be prescribed by the terms of issue thereof.
The creation or issue of, or the variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to, any stock of the Bank ranking after the euro Preference Stock as regards participation in the profits and assets of the Bank and the creation or issue of further preference stock ranking pari passu with the euro Preference Stock as provided for above shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Stock. Provided, however, as regards further preference stock ranking pari passu with the euro Preference Stock that, on the date of such creation or issue, the most recent instalment of the dividend due to be paid on each class of preference stock in the capital of the Bank prior to such date shall have been paid in cash. If any further preference stock of the Bank shall have been issued, then any subsequent variation, alteration or abrogation of or addition to the rights, privileges, limitations or restrictions attaching to any of such further preference stock shall be deemed not to be a variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Stock provided that the rights attaching to such preference stock thereafter shall be such that the creation and issue by the Bank of further preference stock carrying those rights would have been permitted under this paragraph.
(H) Variation of Class Rights
Without prejudice to Bye-Law 8 (d) the rights, privileges, limitations or restrictions attached to the euro Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of the holders of not less than 75% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such classes of stock provided that the holders of not less than 75% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.
(I) 2009 Preference Stock
(1) General
The Directors may issue and allot euro Preference Stock divided into units of EUR0.01 each subject to the rights, privileges, limitations and restrictions set out in this Bye-Law 6(I) (the “2009 Preference Stock”).
(2)	Income

(a)	The 2009 Preference Stock shall rank pari passu with the Parity Core Tier 1 Securities as regards the right to receive dividends and shall rank in priority to the Ordinary Stock as regards the right to receive dividends.

(b)	Subject to the further provisions of this paragraph, the Preference Dividend for the 2009 Preference Stock shall be a fixed non-cumulative cash dividend at the rate of:
(i)	for the year ended 20 February 2011, 8 per cent. per annum on the amount paid up on the 2009 Preference Stock (including premium) up to the First Conversion Date (as defined in Bye-Law 6(I)(8) below) and 10.25 per cent on the amount paid up on the 2009 Preference Stock (including premium) per annum thereafter; and

(ii)	for the year ended 20 February 2012 and each year thereafter, 10.25 per cent. per annum on the amount paid up on the 2009 Preference Stock (including premium);
(the “2009 Preference Dividend”) which shall be payable, subject to Bye-Law 6(I)(2)(c), annually in arrears on 20 February (or on the next business day where such date falls on a Saturday, Sunday or public holiday in Ireland) in each year commencing in 2010 (the “Dividend Payment Date”).
(c)	An instalment of the 2009 Preference Dividend shall become payable subject to and following a resolution of the Directors to pay such dividend, provided that the Directors in their sole and absolute discretion may:
(i)	decline to pass such a resolution; or

(ii)	resolve that the instalment of the 2009 Preference Dividend shall not be payable, in which case the relevant instalment of the 2009 Preference Dividend shall not be payable on the relevant Dividend Payment Date and the holders of the 2009 Preference Stock (the “2009 Preference Stockholders”) shall have no further right or claim in respect of that instalment of the 2009 Preference Dividend, whether on a subsequent Dividend Payment Date or otherwise subject to Bye-Law 6(I)(2)(e).
(d)	For the avoidance of doubt and without limitation to the generality of the discretion of the Directors referred to in Bye-Law 6(I)(2)(c), no instalment of the 2009 Preference Dividend shall be paid or be payable:
(i)	if, in the judgement of the Directors, after consultation with the Financial Regulator the payment of such instalment would breach or cause a breach of Irish banking capital adequacy requirements from time to time applicable to the Bank; and/or

(ii)	if, in the judgement of the Directors, there are insufficient distributable reserves of the Bank to pay the relevant instalment.
(e)	In addition to the amount repayable on the 2009 Preference Stock pursuant to Bye-Law 6(I)(3) there shall be payable on a winding up or dissolution of the Bank or the passing of a resolution at a General Court of the Bank for the appointment of a liquidator or examiner to the Bank a sum equal to:
(i)	the amount of any 2009 Preference Dividend which is due for payment after the date of commencement of the winding-up or dissolution or relevant resolution but which is payable in respect of the period ending on or before the date of such commencement of winding-up or dissolution or relevant resolution; and

(ii)	the amount of any 2009 Preference Dividend which would have been payable by the Bank in accordance with Bye-Law 6(I)(2)(b) in respect of the period commencing with the Dividend Payment Date which shall have most recently occurred prior to the commencement of the winding-up or dissolution or relevant resolution and ending with the date of such commencement of winding-up or dissolution or resolution, unless that period had been one in relation to which an instalment of the 2009 Preference Dividend would not have been payable pursuant to Bye-Law 6(I)(2)(d), but subject always to the payment of any dividend rights accrued on any stock ranking in priority as to dividends to the 2009 Preference Stock.
(f)	The amounts payable under Bye-Law 6(I)(2)(e) shall be so paid pari passu with any amounts payable or repayable on the Parity Core Tier 1 Securities on a winding-up or dissolution of the Bank, but shall be paid in priority to any amounts payable or repayable on the Ordinary Stock.

(g)	For the purposes of determining the 2009 Preference Dividend payable for any period of less than one year, the amount will be calculated on the basis of the number of days in such period based on a 360-day year comprised of twelve 30-day months.
(h)	The record date for:-
(i)	the payment of 2009 Preference Dividends; and

(ii)	the purposes of determining any right to be issued 2009 Bonus Stock pursuant to Bye-Law 6(I)(3), shall be 6.00 pm on 1 February immediately preceding the relevant Dividend Payment Date.
(i)	The units of the 2009 Preference Stock are perpetual securities, subject to the rights of redemption set out in these Bye-Laws.
(3)	Capital
(a)	On a winding up of the Bank or other return of capital (other than a redemption of stock of any class in the capital of the Bank) by the Bank, the repayment of the capital paid up (including premium) on the 2009 Preference Stock to the 2009 Preference Stockholders:
(i)	shall rank pari passu with the repayment of the capital paid up (excluding premium) on the Ordinary Stock to the holders of Ordinary Stock;

(ii)	shall rank ahead of the Deferred Stock and ahead of the repayment of the premium (if any) paid up on the Ordinary Stock to the holders of the Ordinary Stock;

(iii)	but shall rank behind the repayment of capital on all other classes of stock, including other classes of the euro Preference Stock, the Sterling Preference Stock, the Dollar Preference Stock and the 2005 Preference Stock,
and the 2009 Preference Stockholders shall be entitled to receive in euro out of the surplus assets available for distribution to the Bank’s members the repayment of the capital paid up on the 2009 Preference Stock (including premium), but shall not be entitled to any further or other participation in the profits or assets of the Bank without prejudice to Bye-Law 6(I)(2)(e).
(b)	Bye-Law 6(C) shall not apply to the 2009 Preference Stock.

(c)	The provisions in the first sentence of Bye-Law 6(A) relating to the rights of the euro Preference Stock on the winding up of or other return of capital by the Bank shall not apply to the 2009 Preference Stock.

(4)	Bonus issue of Ordinary Stock

(d)	If an instalment of the 2009 Preference Dividend is not paid on the relevant Dividend Payment Date pursuant to Bye-Law 6(I)(2) (a “Relevant Instalment”), each 2009 Preference Stockholder shall be issued and allotted on the Bonus Stock Settlement Date (as defined in Bye-Law 6(I)(4)(f)) the number of units of Ordinary Stock as is equal to: (i) the aggregate cash amount of the Relevant Instalment in euro which would have been payable to the 2009 Stockholder or would have been received had it been paid; and (ii) any dividend withholding tax deducted or which would have been deducted, divided by the Stock Value (the “2009 Bonus Stock”) subject to the Bank not being prohibited by law from doing so. Such 2009 Bonus Stock shall be issued fully paid at an issue price equal to the nominal value of such stock by a capitalisation of reserves as provided in paragraph (h) of this Bye-Law; provided however that where the Bank has insufficient reserves to pay up the 2009 Bonus Stock in full it may be required by a 2009 Preference Stockholder to issue its pro rata share of such 2009 Bonus Stock on the basis that the Bank shall pay up the issue price of such 2009 Bonus Stock in accordance with Bye-Law 6(I)(4)(h) out of a pro rata amount of the available reserves of the Bank, with the balance to be paid up by such 2009 Preference Stockholder, provided however that the Bank shall not be required to pay up any part of the 2009 Bonus Shares out of the distributable reserves of the Bank in contravention of Bye-Law 4(F), 5(F) or 6(F).

(e)	Where the issue of such 2009 Bonus Stock is to be on a date later than the Dividend Payment Date, the fact that the issue of such stock shall be so deferred shall be notified to each holder of 2009 Preference Stock in writing within a reasonable period following the Relevant Instalment Date.

(f)	“Stock Value” in this Bye-Law means:
(i)	where the Bonus Stock Settlement Date is the Dividend Payment Date when the Relevant Instalment would have been paid had the directors so resolved (the “Relevant Instalment Date”), 100 per cent. of the Average Stock Price;

(ii)	where the Bonus Stock Settlement Date is after the Relevant Instalment Date, 95 per cent. of the Average Stock Price.
(g)	“Average Stock Price” in this Bye-Law means the average price per unit of Ordinary Stocks in the 30 Trading Days prior to the Relevant Instalment Date, with the price for each such Trading Day from which the average is to be derived being determined as follows:
(i)	in respect of a Trading Day on which there is dealing on The Irish Stock Exchange in respect of the Ordinary Stock, the closing quotation price on that date per unit of the Ordinary Stock as published in The Irish Stock Exchange Daily Official List (or any successor publication);

(ii)	in respect of any Trading Day on which there is no dealing on The Irish Stock Exchange in respect of the Ordinary Stock, the mid-price on that day between the low and high market guide prices per unit of the Ordinary Stock as published in The Irish Stock Exchange Daily Official List (or any successor publication);

(iii)	in respect of any Trading Day on which there is no dealing on The Irish Stock Exchange in respect of the Ordinary Stock where only one market guide price has been published, the market guide price on that day per unit of the Ordinary Stock as published in The Irish Stock Exchange Daily Official List (or any successor publication), provided that if the means of providing the above information as to dealings and prices is altered or is replaced by some other means, then the appropriate price shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on The Irish Stock Exchange or its equivalent.
(h)	The 2009 Bonus Stock allotted pursuant to this Bye-Law 6(I)(4) shall rank pari passu in all respects with the fully paid Ordinary Stock.

(i)	The 2009 Bonus Stock shall be allotted on a date determined by the Directors in their sole and absolute discretion provided such date shall be no later than the first in time to occur of the following:
(i)	the date after the Dividend Payment Date on which the Relevant Instalment was not paid on which a cash dividend is paid on the 2009 Preference Stock or any other capital stock in the Bank;

(ii)	the date after the Dividend Payment Date on which the Relevant Instalment was not paid on which any of the 2009 Preference Stock or any other capital stock in the Bank is redeemed or purchased for cash by the Bank,

(the “Bonus Stock Settlement Date”).
(j)	The Bank shall not issue fractions of Ordinary Stock on any allotment of 2009 Bonus Stock and the number of units of 2009 Bonus Stock to be issued to any 2009 Preference Stockholder shall be rounded down to the nearest integer and the 2009 Preference Stockholders shall have no further right or claim in respect of such fractions of Ordinary Stock.

(k)	For the purpose of paying up 2009 Bonus Stock, the Directors shall:
(i)	first capitalise out of the sums standing to the credit of the Bank’s undistributable reserve accounts, including any premia received on the issue of stock; and

(ii)	thereafter, subject to the provisions of Bye-Laws 4(F), 5(F) and 6(F), capitalise any amount remaining unpaid out of the distributable reserves of the Bank, in either case, available for that purpose as the Directors may determine, the aggregate nominal amount of the 2009 Bonus Stock to be allotted and issued and shall apply such sum in paying up in full the appropriate amount of unissued Ordinary Stock and any such capitalisation shall be deemed to be authorised by the resolution adopting this Bye-Law and the provisions of Bye-Law 133 shall apply to any such capitalisation.
(l)	The Directors shall undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this Bye-Law 6(I)(4). If any 2009 Bonus Stock falling to be allotted pursuant to this Bye-Law 6(I)(4) cannot be allotted by reason of any insufficiency in the Bank’s authorised capital stock:
(i)	the Directors shall convene a General Court to be held as soon as practicable for the purpose of considering a resolution or resolutions effecting an appropriate increase in the authorised capital stock; and

(ii)	the 2009 Preference Stockholders shall be entitled to exercise such number of votes at such General Court as shall be required to have such resolutions approved as special resolutions.
(m)	The 2009 Preference Stock shall not confer the right to participate in any issue of stock on a capitalisation of reserves except as provided in this Bye-Law 6(I)(4).

(n)	No 2009 Bonus Stock shall be issued where the Bonus Stock Settlement Date falls on a date on or after the date of an order being made or petition being presented or resolution being passed for the insolvent winding up or insolvent dissolution of the Bank or for the appointment of a liquidator or examiner to the Bank.

(o)	Bye-Laws 6(B)(2) and 6(F) shall not apply to the 2009 Preference Stock.

(5)	Redemption

(p)	The 2009 Preference Stock shall, subject to the provisions of the Companies Acts 1963 to 2006 (in so far as they apply to the Bank) and the consent of the Financial Regulator, be redeemable in whole or in part, at any time, at the option of the Bank in accordance with Bye-Law 6(D) from:
(i)	profits available for distribution; and/or

(ii)	the proceeds of an issue of stock or other securities which, under the regulatory framework then applicable to the Bank, would constitute core tier 1 capital (within the meaning of the Financial Regulator’s requirements at such time), or its equivalent, at least equal to the amount proposed to be paid on the redemption of the 2009 Preference Stock utilising such profits and/or proceeds, as the case may be.
(q)	The Bank shall be required to redeem all of the 2009 Preference Stock in accordance with paragraph (5)(a) of this Bye-Law in the event that the number of units of 2009 Preference Stock in issue falls below 35,000,000 units of €0.01 each.

(r)	During the five year period commencing on the 2009 Issue Date, each unit of 2009 Preference Stock that the Bank proposes to redeem shall be redeemable at a price per unit equal to the amount paid on subscription (including premium). On or after the fifth anniversary of the 2009 Issue Date, each unit of the 2009 Preference Stock that the Bank proposes to redeem shall be redeemable at a price per unit equal to 125 per cent. of the amount paid on subscription (including premium). On the redemption of units of the 2009 Preference Stock the Bank shall pay the proportion of the relevant 2009 Preference Dividend which shall have accrued on the units of 2009 Preference Stock to be redeemed up to the date of redemption or, at the option of the Bank in accordance with these Bye-Laws, the Bank shall issue the 2009 Bonus Stock in respect of which issue rights have accrued on the units of the 2009 Preference Stock to be redeemed up to the date of redemption. No other premium or dividend (including 2009 Preference Dividend or part thereof) shall be paid on any redemption of the 2009 Preference Stock.

(s)	The Bank shall give to the holders of the 2009 Preference Stock to be redeemed not less than 30 days’ and not more than 60 days’ notice in writing of the date on which such redemption is to be effected. Such notice shall specify the redemption date and the place at which the certificates (or other title document) for such 2009 Preference Stock are to be presented for redemption and upon such date each of such holders shall deliver to the Bank at such place the certificates (or other title document) for such of the 2009 Preference Stock as is held by such holder which is due to be redeemed. Upon such delivery, or, if earlier, the date of expiry of the redemption notice issued by the Bank as aforesaid, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall (as appropriate) cancel any certificates so delivered. If any such certificate includes any 2009 Preference Stock not redeemable on that occasion, a fresh certificate for such stock shall be issued to the holder, without charge, upon cancellation of the existing certificate.

(t)	The receipt of the registered holder for the time being of any 2009 Preference Stock or, in the case of joint registered holders, the receipt of any of them for the moneys payable on redemption thereof shall constitute an absolute discharge to the Bank in respect thereof.

(u)	Upon the redemption of any 2009 Preference Stock, the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised stock capital existing as a consequence of such redemption into stock of any other class of stock capital into which the authorised stock capital of the Bank is or may at that time be divided of a like nominal amount (as nearly as may be) and in the same currency as the 2009 Preference Stock so redeemed or into unclassified stocks of the same nominal amount and in the same currency as the 2009 Preference Stock so redeemed.

(v)	The 2009 Preference Stock shall not be redeemable at the option of the holders of such stock.

(w)	In the event of a conflict or ambiguity between the terms of this Bye-Law 6(I)(5) and Bye-Law 6(D), this Bye-Law 6(I)(5) shall prevail, provided that, for the avoidance of doubt, Bye-Laws 6(D)(3), 6(D)(5) and 6(D)(6) shall apply to the 2009 Preference Stock.

(6)	Voting

(x)	The 2009 Preference Stockholders shall be entitled to receive notice of any General Court of the Bank and a copy of every circular or like document sent out by the Bank to the holders of Ordinary Stock but shall not be entitled to attend, speak or vote at any General Court in their capacity as holders of the 2009 Preference Stock save as expressly permitted by this Bye-Law 6(I)(6).

(y)	Where the total votes of the Government Preference Stockholder (or all the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) capable of being cast at a General Court on any of the resolutions specified in (i) or (ii) below pursuant to its or their holding of Ordinary Stock (including Provisional Voting Rights) is less than 25 per cent. of all the votes capable of being cast at a General Court on such a resolution or resolutions, the Government Preference Stockholder (or all of the Government

Preference Stockholders together, where there is more than one Government Preference Stockholder) shall be entitled to cast the number of votes that would equal 25 per cent. of all the votes capable of being cast at a General Court (including the votes of the Government Preference Stockholder (or all of the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) pursuant to this Bye-Law 6(1)(6)(b), pursuant to the Provisional Voting Rights and/or pursuant to the Ordinary Stock held by such Government Preference Stockholder) in respect of the following resolutions at a General Court:
(i)	a resolution to appoint, re-elect or remove a Director; and/or

(ii)	a Control Resolution.
(z)	“2009 General Voting Rights” means the voting rights of the Government Preference Stockholder referred to in Bye-Law 6(I)(6)(b).

(aa)	The 2009 General Voting Rights shall cease to apply if:
(i)	the Government Preference Stockholder (or all of the Government Preference Stockholders where there is more than one Government Preference Stockholder) transfers, or otherwise disposes of all of the 2009 Preference Stock (or any beneficial or legal interest in all of the 2009 Preference Stock) to any person or persons who is not a Government Preference Stockholder or a Government Body; or

(ii)	all of the 2009 Preference Stock is redeemed or repurchased by the Bank, and for the avoidance of doubt once the 2009 General Voting Rights have been extinguished pursuant to this Bye-Law 6(I)(6)(d) they shall not be capable of being reinstated in favour of any holder of the 2009 Preference Stock.
(bb)	In the period between a Relevant Instalment Date on which a 2009 Preference Dividend is not paid and where 2009 Bonus Stock is not issued and the relevant Bonus Stock Settlement Date the Government Preference Stockholder (or all of the Government Preference Stockholders together, where there is more than one Government Preference Stockholder) shall be entitled to cast up to the number of votes capable of being cast at a General Court that would have attached to the relevant 2009 Bonus Stock had the relevant 2009 Bonus Stock been allotted and issued to the Government Preference Stockholder on the Relevant Instalment Date (the “Provisional Voting Rights”).

(cc)	The Provisional Voting Rights relating to any 2009 Bonus Stock which has yet to be issued shall cease to apply once such 2009 Bonus Stock has been issued and any purported exercise of the Provisional Voting Rights after such rights have been extinguished shall be disregarded and void.

(dd)	The Provisional Voting Rights shall be unaffected in the event of the 2009 General Voting Rights ceasing to apply under Bye-Law 6(I)(6)(d).

(ee)	The Government Preference Stockholder (or all the Government Preference Stockholders together, where there is more than one

Government Preference Stockholder) in respect of the 2009 Preference Stock, the 2009 Bonus Stock or any Provisional Voting Rights shall not be capable of exercising its voting rights in any resolution with the purpose or effect, whether directly or indirectly, of authorising or restricting:
(i)	the declaration or payment of a dividend or distribution or the redemption, purchase or return of capital in respect of any capital stock of the Bank; or

(ii)	the capitalisation of reserves or the bonus issue of stock in respect of any capital stock of the Bank, which would directly or indirectly give rise to a right of payment of an instalment of the 2009 Preference Dividend or cause a Bonus Stock Settlement Date to occur, and any votes cast in contravention of this Bye-Law shall be disregarded and void. Nothing in this Bye-Law 6(1)(6)(h) shall limit the ability of a Government Preference Stockholder to vote on a Control Resolution.
(ff)	The provisions of Bye-Law 6(E)(1) shall not apply to the 2009 Preference Stock, but for the avoidance of doubt the other provisions of Bye-Law 6(E) shall apply to class meetings of the 2009 Preference Stockholders, provided that the quorum for any class meeting of the holders of the 2009 Preference Stockholders shall be one 2009 Preference Stockholder present in person or by proxy.

(gg)	The 2009 General Voting Rights do not apply to any holder of 2009 Preference Stock that is not a Government Preference Stockholder.

(hh)	The Provisional Voting Rights relating to any units of 2009 Bonus Stock which have yet to be issued as well as the right to such units of 2009 Bonus Stock may be assigned by deed executed by the Government Preference Stockholder entitled thereto provided however that:
(i)	the Provisional Voting Rights which are assigned with the right to receive 2009 Bonus Stock to which such Provisional Voting Rights relate;

(ii)	such assignment shall only be enforceable against the Bank where a counterpart of such deed of assignment is delivered to the Bank; and

(iii)	Provisional Voting Rights assigned pursuant to this Bye-Law shall, for the avoidance of doubt, be subject always to the provisions relating to the cessation of such Provisional Voting Rights pursuant to Bye-Law 6(I)(6)(f).
(ii)	The requirement for the consent of the Minister for Finance set out in Bye-Laws 71(c) and 71(d) may not be amended without the approval of the 2009 Preference Stockholders given by way of a special resolution passed at a separate meeting of the 2009 Preference Stockholders.
(7)	Transfer

The 2009 Preference Stock are freely transferable provided that the minimum number of units transferred to any one person is not less than 50,000.

(8)	Conversion of 2009 Preference Stock to Ordinary Stock
(a)	The 2009 Preference Stock may be converted into units of Ordinary Stock pursuant to, and in accordance with the provisions of, the Government Transaction Agreement.

(b)	The date on which the 2009 Preference Stock is converted into units of Ordinary Stock pursuant to, and in accordance with the provisions of, the Government Transaction Agreement shall be a “Conversion Date”, and the first Conversion Date that occurs pursuant to the provisions of this Bye-Law and the Government Transaction Agreement shall be the “First Conversion Date”.

(c)	The units of Ordinary Stock to which the 2009 Preference Stockholders are entitled on conversion pursuant to this Bye-Law (“New Stock”):
I.	shall be credited as fully paid (to the extent necessary funds shall be transferred from the stock premium account of the Bank to do so);

II.	will carry the right to receive all dividends and other distributions declared, made or paid on the Ordinary Stock of the Bank in respect of which the record date falls after the relevant Conversion Date; and

III.	shall rank pari passu in all respects and form one class with the units of Ordinary Stock then in issue.
(d)	As soon as the Bank is permitted to do so, following the conversion of 2009 Preference Stock to Ordinary Stock pursuant to the Conversion Right, the Bank shall pay the proportion of the 2009 Preference Dividend which shall have accrued on the units of 2009 Preference Stock converted into units of Ordinary Stock up to the Conversion Date or, at the option of the Bank in accordance with these Bye-Laws, the Bank shall issue the 2009 Bonus Stock in respect of which rights have accrued on the units of 2009 Preference Stock to be converted up to the Conversion Date.
2005 Preference Stock
7.	In this Bye-Law 7 “Junior Obligations” means in respect of any Relevant Series:
(a)	the ordinary stock of the Bank;

(b)	any other series of preference stock and 2005 Preference Stock issued by the Bank ranking junior as to dividends with the Relevant Series; or

(c)	any preference stock or 2005 Preference Stock issued by a subsidiary undertaking of the Bank which benefits from a guarantee or other contractual support undertaking of the Bank which guarantee or contractual support undertaking ranks junior as to payments with the Relevant Series; or

(d)	any other instrument issued by the Bank ranking junior as to dividends with the Relevant Series.

“Parity Obligations” means in respect of any Relevant Series:
(a)	any other series of preference stock or 2005 Preference Stock issued by the Bank ranking pari passu as to dividends with the Relevant Series; or

(b)	any preference stock or 2005 Preference Stock issued by a subsidiary undertaking of the Bank which benefits from a guarantee or other contractual support undertaking of the Bank which guarantee or contractual support undertaking ranks pari passu as to payments with the Relevant Series; or

(c)	any other instrument issued by the Bank ranking pari passu as to dividends with the Relevant Series.

(A)	General
All of the 2005 Preference Stock shall rank pari passu inter se to the extent that they are expressed so to rank and shall confer the rights and be subject to the limitations set out in this Bye-Law 7. They shall also confer such further rights (not being inconsistent with the rights set out in this Bye-Law 7) as may be attached by the Directors to any Series (as defined below) of such Stock prior to allotment of such series and in particular (but without prejudice to the generality of the foregoing) the Directors may, pursuant to the authority given by the passing of the resolution to adopt this Bye-Law, consolidate and divide and/or sub-divide any 2005 Preference Stock into stock of larger or smaller amount. Whenever the Directors have the power under this Bye-Law to determine any of the rights to be attached to any Series of the 2005 Preference Stock, the rights so determined need not be the same as those attached to the 2005 Preference Stock which have then been allotted or issued. The 2005 Preference Stock, including any class of 2005 Preference Stock, may be issued in one or more separate series (each, a Series) and each Series shall be identified in such manner as the Directors may determine without any such determination or identification requiring any alteration to these Bye-Laws. Each unit of the 2005 Preference Stock shall, subject to the terms and conditions of issue as the Directors may determine prior to the issue of any relevant Series of 2005 Preference Stock, confer the following rights as to participation in the profits and assets of the Bank, attendance at meetings, voting and, in the case of redeemable preference stock, redemption:
(B)	Income

(a)	The 2005 Preference Stock shall (subject to the further provisions described below) entitle the holders thereof to receive a preferential dividend (hereinafter called the “Preference Dividend”), payable at such rate or rates (whether fixed or variable) and on such dates (“Preference Dividend Payment Dates”) to be determined by the Directors before allotment on the amounts from time to time paid up or credited as paid up thereon and on such other terms and conditions as may be determined by the Directors prior to allotment thereof and in particular (but without prejudice to the foregoing) the Directors may determine whether the rights of such Stock as regards participation in profits are cumulative or non-cumulative. Unless otherwise determined by the Directors prior to allotment, any Preference Dividends on Dollar 2005 Preference Stock shall be payable in US Dollars, any Preference Dividends on Sterling 2005 Preference Stock shall be payable in sterling, and any Preference Dividends on euro 2005 Preference Stock shall be payable in euro. Subject to sub-paragraph (f) below, the 2005 Preference Stock shall carry no further right to participate in the profits and reserves of the Bank other than the Preference Dividend;

(b)	Unless otherwise determined by the Directors prior to allotment thereof, 2005 Preference Stock shall rank as regards the right to receive dividends pari passu inter se and with the Dollar Preference Stock, the euro Preference Stock, the Sterling Preference Stock and with any other stock that is expressed to rank pari passu therewith as regards participation in profits and otherwise in priority to any Ordinary Stock in the capital of the Bank.

(c)	If it shall subsequently appear that any dividend which has been paid to holders of 2005 Preference Stock should not have been so paid, then provided the Directors shall have acted in good faith, the Directors shall not incur any liability for any loss which any stockholder may suffer in consequence of such payment having been made.

(d)	The following provisions of this paragraph (d) shall apply in relation to any particular Series of 2005 Preference Stock (a “Relevant Series”) if so determined by the Directors prior to the allotment thereof:
(i)	if the Directors determine prior to the allotment of a Relevant Series that this Bye-Law 7(B)(d)(i) shall apply to that Relevant Series then dividends shall only be payable on the 2005 Preference Stock of such series, when, as and if declared by the Directors, but without prejudice to paragraph (e) below; or

(ii)	if the Directors determine prior to the allotment of a Relevant Series that this Bye-Law 7(B)(d)(ii) shall apply to that Relevant Series then the following provisions shall apply to that Relevant Series:

(A) if, in the opinion of the Directors, the distributable profits and distributable reserves of the Bank are sufficient to cover the Preference Dividend in respect of the Relevant Series (including any arrears or deficiency of dividend that are cumulative in form) and also the payment in full of all other dividends stated to be payable on such date on any other Series (including any arrears or deficiency of dividend on any such other Stock that are in cumulative form) expressed to rank pari passu as regards participation in profits, then, subject to sub-paragraph (D) below, the Preference Dividend on all such Series shall be declared and paid in full;

(B) if, on any Preference Dividend Payment Date the distributable profits and distributable reserves of the Bank are, in the opinion of the Directors, sufficient only to enable partial payment of the Preference Dividend in respect of the Relevant Series (including any arrears or deficiency of dividend that are cumulative in form) and, if applicable, of any dividends payable on such date on any other Series (including any arrears or deficiency of dividend on any such other Series that are in cumulative form) ranking pari passu with the Relevant Series as regards participation in profits (together, the “Participating Stock”), then, subject to subparagraph (D) below, the Directors shall apply such distributable profits and distributable reserves in paying dividends to the holders of the Participating Stock pro rata to the amount of dividend on the Participating Stock accrued and payable (including any arrears or deficiency of dividend that are in cumulative form) on or before the relevant Preference Dividend Payment Date;

(C) if, on any Preference Dividend Payment Date, the distributable profits and distributable reserves of the Bank are, in the opinion of the

Directors, insufficient to enable payment to be made of any of the Preference Dividend in respect of the Relevant Series (including any arrears or deficiency of dividend that are cumulative in form) and, if applicable, of any dividends payable on such date on any other Series (including any arrears or deficiency of dividend that are cumulative in form) ranking pari passu with the Relevant Series as regards participation in profits, then the Bank shall not pay the Preference Dividend in respect of either Series;

(D) if, pursuant to the provisions of sub-paragraphs (B) and (C) above, on any occasion a Preference Dividend in respect of a Relevant Series which is not expressed to have a cumulative right as regards participation in profits (or any part thereof) is not paid, the holders of stock of the Relevant Series shall have no claim in respect of such shortfall;

(E) if a Preference Dividend due on any Preference Dividend Payment Date in respect of any Relevant Series which is expressed to have a cumulative right as regards participation in profits is not paid in full (a “Preference Dividend Shortfall”) (or a sum is not set aside to provide for its payment in full), and no additional preference stock have been allotted pursuant to subparagraph (G), the Bank may not (without the written consent of three-fourths in nominal value of, or the sanction of a special resolution passed at a meeting of the holders of stock of the Relevant Series) thereafter:
(I)	redeem, reduce, purchase or otherwise acquire for any consideration any Parity Obligations or Junior Obligations (and may not set aside or establish any sinking fund for any such redemption, reduction, purchase or other acquisition); or

(II)	subject to the provisions of sub-paragraph (F) below, pay or declare, or permit the declaration or payment of, any dividend on any Parity Obligations or Junior Obligations, until such time as the Preference Dividend Shortfall has been paid or a sum has been set aside for its payment in full;

(F) if a Preference Dividend due on any Preference Dividend Payment Date in respect of any Relevant Series which is not expressed to have a cumulative right as regards participation in profits is not paid in full (or a sum is not set aside to provide for its payment in full), and no additional preference stock have been allotted pursuant to sub-paragraph (G), the Bank may not (without the written consent of three fourths in nominal value of, or the sanction of a special resolution passed at a separate general meeting of the holders of stock of the Relevant Series) thereafter:
(I)	redeem, reduce, purchase or otherwise acquire for any consideration any Parity Obligations or Junior Obligations (and may not set aside or establish any sinking fund for any such redemption, reduction, purchase or other acquisition); or

(II)	pay or declare, or permit the declaration or payment of, any dividend on any other Parity Obligations or Junior Obligations, for such period following the relevant Preference Dividend Payment Date as may be designated by the Directors prior to issue;

(G) the provisions described in this sub-paragraph shall apply if determined by the Directors prior to allotment of the Relevant Series and then only where the Preference Dividend (including any arrears or deficiency of dividend that are in cumulative form) due on any Preference Dividend Payment Date in respect of any Relevant Series is not paid in its entirety pursuant to sub-paragraph (C) (the “Relevant Dividend”) and the amounts (if any) standing to the credit of the profit and loss account of the Bank together with the amount of the reserves of the Bank available for the purpose are sufficient to enable the allotments of additional preference stock referred to in the further provisions of this sub-paragraph to be made in full:
(I)	provided that the Bank has sufficient authorised but unissued Stock and that the Directors are authorised to allot the appropriate amount of relevant securities (for which purposes the Directors shall, if necessary, call as soon as practicable a meeting of the General Court at which the appropriate resolutions to create such Stock and to obtain such authority are proposed), each stockholder of the Relevant Series shall, on the date for payment of the Relevant Dividend had such dividend been paid in cash, be allotted such additional nominal amount of preference stock of the same class, denominated in the same currency and carrying identical rights and limitations as the Relevant Series in question, credited as fully paid, as is equal to an amount determined by multiplying the cash amount of the Relevant Dividend (exclusive of any associated tax credit) that would have been payable to him had such dividend been payable in cash by a factor to be determined by the Directors prior to allotment of the Relevant Series and rounding the resulting sum down to the nearest integral multiple of US$1 (in the case of Dollar 2005 Preference Stock), of Stg£1 (in the case of Sterling 2005 Preference Stock) and of €1 (in the case of euro 2005 Preference Stock). A holder of 2005 Preference Stock receiving an allotment of additional preference stock in accordance with this subparagraph shall not be entitled to receive any part of the Relevant Dividend relating to Relevant Series in cash;

(II)	subject to the provisos in sub-paragraph (G)(I) above, for the purpose of paying up preference stock to be allotted on any occasion pursuant to this subparagraph, the Directors shall capitalise out of the sums standing to the credit of the profit and loss account of the Bank and/or to the credit of the Bank’s reserve accounts (including stock premium account) available for the purpose, as the Directors may determine, a sum equal to the aggregate nominal amount of the additional preference stock then to be allotted and apply the same in paying up in full the appropriate amount of unissued preference stock of that class or classes in question;

(III)	the additional preference stock so allotted shall rank pari passu in all respects with the Relevant Series in respect of which the additional preference stock were so allotted, save only as regards participation in the Relevant Dividend; and

(IV)	the Directors may undertake and do such acts and things is it may consider necessary or expedient for the purpose of giving effect to the provisions described in this sub-paragraph (G).
(e)	if, in the opinion of the Directors, the payment of any Preference Dividend would breach or cause a breach of capital adequacy requirements from time to time applicable to the Bank then none of such Preference Dividend shall be declared or paid.

(C)	Capital

(a)	On a winding-up of or other return of capital by the Bank (other than on a redemption or purchase by the Bank of any of its capital stock), members holding 2005 Preference Stock shall in respect thereof be entitled to receive, out of the surplus assets remaining after payment of the Bank’s liabilities, an amount equal to the amount paid up or credited as paid up on the 2005 Preference Stock together with such premium (if any) as may be determined by the Directors prior to allotment thereof (and so that the Directors may determine that such premium is payable only in specified circumstances). Unless otherwise determined by the Directors prior to allotment, such amount in respect of Dollar 2005 Preference Stock shall be payable in US Dollars, such amount in respect of Sterling 2005 Preference Stock shall be payable in sterling, and such amount in respect of euro 2005 Preference Stock shall be payable in euro.

(b)	In addition to the amount repayable on the 2005 Preference Stock in accordance with sub-paragraph (a) above there shall be payable a sum equal to the Preference Dividend which would have been payable by the Bank in accordance with paragraph 7(B) above (together, in the case of 2005 Preference Stock which is expressed to have a cumulative right as regards participation in profits, with any arrears or deficiency of Preference Dividend), calculated at the annual rate determined by the Directors before allotment of the preference stock in question, in respect of the number of days included in the period commencing with the day following whichever Preference Dividend Payment Date shall most recently have occurred prior to the date of commencement of the winding-up of the Bank or return of capital and ending with such date of commencement of winding-up or return of capital, as though such period had been one in relation to which a Preference Dividend would have been payable pursuant to the provisions described in paragraph 7 (B)(a) above and the terms of issue of the preference stock in question, but subject always to the provisions described in paragraph 7 (B)(d)(i) and (ii) above and to the terms on which any particular preference stock are issued.

(c)	With respect to the amounts payable or repayable under sub-paragraphs (a) and (b) of this paragraph in the event of a winding-up of the Bank or return of capital, 2005 Preference Stock shall rank pari passu inter se and with any other stock that are expressed to rank pari passu therewith as regards participation in surplus assets and otherwise in priority to any other stock of the Bank. Save as may be determined by the Directors prior to the issue of any particular series of 2005 Preference Stock, the holders of 2005 Preference Stock shall not be entitled in respect thereof to any further or other right of participation in the assets of the Bank upon a winding-up or return of capital.

(D)	Voting

The holders of any series of 2005 Preference Stock will only be entitled to receive notice of and to attend any meeting of a General Court:
(a)	if the Preference Dividend on the 2005 Preference Stock of such series has not, at the date of the notice of the general meeting, been paid in full in respect of such dividend periods as the Directors may prior to allotment determine, in which case the holders of the 2005 Preference Stock of such series will be entitled to speak and/or vote upon any resolution proposed thereat; or

(b)	if a resolution is proposed at the meeting of the General Court;
(i)	for, or in relation to, the winding-up of the Bank; or

(ii)	varying, altering or abrogating any of the rights, privileges, limitations or restrictions attached to the 2005 Preference Stock of such series, in which case the holders of the 2005 Preference Stock of such series will be entitled to speak and/or vote only upon such resolution; or
(c)	in such other circumstances, and upon and subject to such terms, as the Directors may determine prior to allotment.
On a show of hands every holder of 2005 Preference Stock who is entitled to vote and who (being an individual) is present in person or (being a corporation) is present by representative shall have one vote. On a poll each holder of 2005 Preference Stock present in person or by proxy and entitled to vote shall have such number of votes in respect of each unit of 2005 Preference Stock as the Directors may determine prior to the allotment of such stock.
(E)	Redemption of Redeemable Preference Stock

(a)	The Redeemable Dollar Preference Stock, the Redeemable Sterling Preference Stock and the Redeemable euro Preference Stock (together, the “Redeemable Preference Stock”) shall, subject to the provisions of any applicable law and to the other provisions of this paragraph (E), be redeemable at the option of the Bank in whole or in part on such dates as the Court of Directors may determine prior to the allotment of the Relevant Series by the Bank giving to each of the holders of the Redeemable Preference Stock to be redeemed not less than fourteen days’ prior notice in writing (a “Notice of Redemption”) and by the Bank complying with the other requirements of this paragraph (E).

(b)	In the case of a partial redemption under sub-paragraph (a) of this paragraph (E) of this Bye-Law 7, the Bank shall for the purposes of ascertaining the particular Redeemable Preference Stock to be redeemed cause a lot to be drawn at the office (or at such other place as the Directors may determine) in the presence of the Auditors.

(c)	A Notice of Redemption shall specify the particular Redeemable Preference Stock to be redeemed, the date fixed for redemption (the “Redemption Date”), the amount payable in respect of each such Redeemable Preference Stock on redemption and the place in the State at which documents of title in respect of such Redeemable Preference Stock are to be presented and surrendered for redemption and payment of redemption moneys is to be effected. Upon such presentation and surrender and against the receipt of such holder for the redemption moneys payable in respect of such Redeemable Preference Stock, the Bank shall pay to such holder the amount due to him in respect of such redemption and shall cancel the documents of title so delivered. No defect in the Notice of Redemption or in the giving thereof shall affect the validity of the redemption procedure.

(d)	Without prejudice to the generality of sub-paragraph (c) above:
(i)	the procedures for the redemption of and Redeemable Preference Stock held in uncertificated form may involve or include the sending by the Bank or by any person on its behalf of an issuer-instruction to the operator of the relevant system concerned requesting or requiring the deletion of any computer-based entries in the relevant system concerned that relate to the holding of the Redeemable Preference Stock concerned; and/or

(ii)	the Bank may, if the Directors so determine, (by notice in writing to the holder concerned, which notice may be included in the notice of redemption concerned) require the holder of the Redeemable Preference Stock concerned to change the form of the Redeemable Preference Stock from uncertificated form to certificated form prior to the date fixed for redemption (in which case the provisions in this Bye-Law relating to the redemption of Redeemable Preference Stock held in certificated form shall apply).
Whether any Redeemable Preference Stock to be redeemed is in certificated form or uncertificated form on the relevant date fixed for redemption shall be determined by reference to the Register as at 12.00 noon on such date or such other time as the Directors, may (subject to the facilities and requirements of the relevant system concerned) in their absolute discretion determine.

(e)	There shall be paid on each Redeemable Preference Stock so redeemed the amount paid up or credited as paid up thereon, together (to the extent permitted by law) with any premium paid on issue or otherwise at such price as may be determined by the Court of Directors prior to allotment.

(f)	The provisions of this sub-paragraph (f) and the following sub-paragraphs (g) and (i) shall have effect in relation to Redeemable Preference Stock for the time being issued and registered in the Register (“Registered Stock”). Payment by the Bank in respect of the amount due on redemption shall be made, in the case of Redeemable Dollar Preference Stock, by a cheque drawn on a bank in New York, in the case of Redeemable Sterling Preference Stock, by a sterling cheque drawn on a bank in London, and, in the case of Redeemable euro Preference Stock, by a euro cheque drawn on a bank in Dublin, or, upon the request of the holder or joint holders not later than the date specified for the purpose in the Notice of Redemption, by transfer to, in the case of Redeemable Dollar Preference Stock, a US Dollar account maintained by the payee with a bank in New York, or in the case of Redeemable Sterling Preference Stock, a sterling account maintained by the payee with a bank in London, or in the case of Redeemable euro Preference Stock, a euro account maintained by the payee with a bank in Dublin. Such payment will, in the case of a Registered Stock, be against presentation and surrender of the relative Certificate at the place or on one of the places specified in the Notice of Redemption and if any Certificate so surrendered includes Redeemable Preference Stock not to be redeemed on the relevant Redemption Date the Bank shall within fourteen days thereafter issue to the holder, free of charge, a fresh Certificate in respect of such Redeemable Preference Stock. All payments in respect of redemption monies will in all respects be subject to any applicable fiscal or other laws.

(g)	As from the relevant Redemption Date the dividend on the Redeemable Preference Stock due for redemption shall cease to accrue except on any such Redeemable Preference Stock in respect of which, upon the due delivery of the Certificate in accordance with sub-paragraphs (c) and (f) above, payment of the redemption moneys due on such Redemption Date shall be improperly withheld or refused in which case the said dividend, at the rate then applicable, shall be deemed to have continued and shall accordingly continue to accrue from the relevant Redemption Date to the date of payment of such redemption moneys. Such Redeemable Preference Stock shall not be treated as having been redeemed until the redemption moneys in question together with the accrued dividend thereon have been paid whereupon such Redeemable Preference Stock shall be treated as having been redeemed.

(h)	If the Redemption Date for any Redeemable Preference Stock is not, in the case of a Redeemable Dollar Preference Stock, a day on which banks in New York are open for business and in which foreign exchange dealings may be conducted in New York (a US Dollar Business Day), or, in the case of a Redeemable Sterling Preference Stock, a day on which banks in London are open for business and on which foreign exchange dealings may be conducted in London (a “Sterling Business Day”), or, in the case of a Redeemable euro Preference Stock, a day in which banks in Dublin are open for business and on which foreign exchange dealings may be conducted in Dublin (a “euro Business Day”), then payment of the amount payable on redemption will be made on the next succeeding US Dollar Business Day or Sterling Business Day or euro Business Day as the case may be, and without any interest or other payment in respect of such delay unless such day shall fall within the next calendar month, whereupon such payment will be made on the preceding US Dollar Business Day or Sterling Business Day or euro Business Day, as the case may be.

(i)	The receipt of the holder for the time being of any Registered Stock (or, in the case of joint registered holders, the receipt of any one of them) in respect of the monies payable on redemption on such Registered Stock shall constitute an absolute discharge to the Bank in respect thereof.

(j)	Upon the redemption or purchase of any Redeemable Preference Stock, the Directors may (pursuant to the authority given by the passing of the resolution to adopt this Bye-Law) consolidate and divide and/or sub-divide the authorised, but unissued, Redeemable Preference Stock capital existing as a consequence of such redemption or purchase into Stock of a larger or smaller amount.

(F)	Further Stock

(a)	Save as provided by the terms of issue of any particular 2005 Preference Stock, the Bank shall not create or issue any further stock ranking as regards participation in the profits and assets of the Bank in priority to the 2005 Preference Stock.

(b)	Any series of preference stock or other stock ranking pari passu in some or all respects with the 2005 Preference Stock then in issue may (unless otherwise provided by the terms of issue of the 2005 Preference Stock then in issue), without their creation or issue being deemed to vary the special rights attached to any 2005 Preference Stock then in issue, either carry rights identical in all respects with such 2005 Preference Stock or any of them or carry rights differing therefrom in any respect. Unless otherwise provided by the terms of issue, the rights attaching to any preference stock shall not be deemed to be varied or abrogated by the purchase, redemption or cancellation by the Bank of any of its stock ranking as regards participation in the profits or assets of the Bank pari passu with or after such 2005 Preference Stock.

(G)	Variation of Class Rights
Without prejudice to Bye-Law 8(a) the rights, privileges, limitations or restrictions attached to the 2005 Preference Stock (or any class thereof) may be varied, altered or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the written consent of holders of not less than 75% in nominal value of such class of stock or with the sanction of a resolution passed at a class meeting of holders of such class of stock provided that holders of not less than 75% in nominal value of such class of stock in attendance and voting vote in favour of such resolution.
Variation of Rights
8. (a)	Whenever the capital of the Bank is divided into different classes of stock, the special rights attached to any class may, subject to the provisions of these Bye-Laws, be varied or abrogated, either whilst the Bank is a going concern or during or in contemplation of a winding up, with the sanction of a resolution passed at a class meeting of the holders of the stock of the class but not otherwise. Save as provided in Bye-Law 3(e), to every such class meeting, save as provided in Bye-Laws 4, 5 and 6, all the provisions of these Bye-Laws relating to General Courts of the Bank and to the proceedings thereat shall apply, mutatis mutandis, except that in respect of class meetings of the holders of Dollar Preference Stock, Sterling Preference Stock and euro Preference Stock (i) the necessary quorum shall be two persons holding or representing by proxy at least one third in nominal amount of the issued stock of the class and if at any adjourned meeting of such holders a quorum as above defined is not present, any member of such class who is present in person or by proxy shall be a quorum; (ii) on a poll each holder of Dollar Preference Stock shall, whether present in person or by proxy, have one vote in respect of each US$1 of Dollar Preference Stock held by him, each holder of Sterling Preference Stock shall, whether present in person or by proxy, have one vote in respect of each unit of Sterling Preference Stock held by him and each holder of euro Preference Stock shall, whether present in person or by proxy, have one vote in respect of each unit of euro Preference Stock held by him. Any holder of stock in the class in question present in person or by proxy at such meeting may demand a poll.

(b)	Whenever the rights, privileges, limitations or restrictions attached to any particular Dollar Preference Stock in issue differ from the rights, privileges, limitations or restrictions attached to any other Dollar Preference Stock in issue and:
(i)	some matter has arisen which would amount to a variation, alteration, or abrogation of the rights, privileges, limitations or restrictions attached to all that Dollar Preference Stock; and

(ii)	the effect of such variation, alteration or abrogation on all of that Dollar Preference Stock is, in the opinion of the Directors, substantially the same;
such Dollar Preference Stock shall be treated as a single class for the purpose of applying the procedures in these Bye-Laws for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Dollar Preference Stock of such class.

(c)	Whenever the rights, privileges, limitations or restrictions attached to any particular Sterling Preference Stock in issue differ from the rights, privileges, limitations or restrictions attached to any other Sterling Preference Stock in issue and:
(i)	some matter has arisen which would amount to a variation, alteration, or abrogation of the rights, privileges, limitations or restrictions attached to all that Sterling Preference Stock; and

(ii)	the effect of such variation, alteration or abrogation on all of that Sterling Preference Stock is, in the opinion of the Directors, substantially the same;
such Sterling Preference Stock shall be treated as a single class for the purpose of applying the procedures in these Bye-Laws for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the Sterling Preference Stock of such class.

(d)	Whenever the rights, privileges, limitations or restrictions attached to any particular euro Preference Stock in issue differ from the rights, privileges, limitations or restrictions attached to any other euro Preference Stock in issue and:
(i)	some matter has arisen which would amount to a variation, alteration, or abrogation of the rights, privileges, limitations or restrictions attached to all that euro Preference Stock; and

(ii)	the effect of such variation, alteration or abrogation on all of that euro Preference Stock is, in the opinion of the Directors, substantially the same;
such euro Preference Stock shall be treated as a single class for the purpose of applying the procedures in these Bye-Laws for the variation, alteration or abrogation of the rights, privileges, limitations or restrictions attaching to the euro Preference Stock of such class.
Capital stock to be at disposal of Directors
9. (a)	Subject to the provisions of these Bye-Laws relating to new stock, the capital stock shall be at the disposal of the Directors, and they may allot, grant options over or otherwise dispose of it to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Bank and its members, but so that no stock shall be issued at a discount and so that in the case of stock offered to the public for subscription, the amount payable on application shall not be less than 5 per cent. of the nominal amount of the stock.

(b)	Any stock may be held in uncertificated form, provided that the Directors shall have made arrangements with the operator of a relevant system for that class of stock to be admitted as a participating security for the purposes of that relevant system. The Directors shall have power to make such arrangements in their discretion without the consent of the stockholders. Where the Directors shall make such arrangements, and for so long as the relevant class of stock shall continue to be a participating security, these Bye-laws shall not apply to or have effect on stock of the relevant class which is held in uncertificated form to the extent that these Bye-laws are in any respect inconsistent with: the holding of stock of such class in uncertificated form; the transfer of title to stock of such class by means of a relevant system; or any provision of the Regulations.

(c)	The Bank shall be entitled in accordance with the provisions of the Regulations to change any uncertificated stock into certificated form and to change any certificated stock into uncertificated form and the Bank may make such provisions therefor as the Directors think fit, subject always to the provisions of the Regulations. Where any conversion of stock from uncertificated form to certificated form takes place, the Bank shall within two months after the date on which the Bank receives the relevant operator-instruction capable of being complied with in accordance with the Regulations, issue the relevant stock certificate.
Bank not obliged to recognise trusts
10.	Except as required by law, no person shall be recognised by the Bank as holding any capital stock of the Bank upon any trust, and the Bank shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any stock or (except only as by these Bye-Laws or by law otherwise provided) any other rights in respect of any stock except an absolute right to the entirety thereof in the registered holder who shall be treated for the purposes of the Charter and these Bye-Laws as holding the same in his own right and for his own use; this shall not preclude the Bank from requiring any member to furnish the Bank with information as to the beneficial ownership of any stock when such information is reasonably required by the Bank.

4.	REGISTER OF MEMBERS
Register to be kept in specified form
11.	The Bank shall keep a register of its members and enter therein the following particulars:
(a)	the names and addresses of the members and a statement of the amount of stock held by each member and where any stock is not fully paid, of the amount paid or agreed to be considered as paid on such stock of each member;

(b)	the date at which the member was entered in the register as a member;

(c)	the date at which the member ceased to be a member; and

(d)	a statement of the amount of stock held by each member in uncertificated form and certificated form respectively and such entry on the Register, in respect of stock in uncertificated form, shall be evidence of such title to the stock as would be evidenced if the entry on the Register related to stock held in certificated form.

5.	CERTIFICATES FOR STOCK IN CERTIFICATED FORM
Members entitled to certificates for stock in certificated form

12.	(a)	Other than holders of Deferred Stock, every person (other than a Stock Exchange nominee in respect of whom the Bank is not by law required to complete and have ready for delivery a certificate) who agrees to become a member or whose name is entered as a member in the Register shall in the case of any stock to be held in certificated form be entitled without payment to receive within 2 months after such entry (or within such other period as the conditions of issue shall provide) one certificate for all his stock or several certificates for the several portions thereof, so, however, that in respect of stock held jointly by several persons, the Bank shall not be bound to issue more than one certificate, and delivery of a certificate for stock to one of several joint holders shall be sufficient delivery to all such holders. Every certificate shall be issued under the Seal or the Official Seal, shall specify the stock to which it relates and the amount paid up thereon and shall be prima facie evidence of the title of the member to the stock so specified.

(b)	Where a member transfers part only of the stock comprised in a certificate for stock the old certificate shall be cancelled and a new certificate for the balance of such stock issued in lieu without charge.

(c)	If a certificate for stock shall be worn out, damaged, defaced, lost, stolen or destroyed, it may be replaced by a new certificate without charge and on such terms (if any) as to evidence and indemnity and payment of the costs and out-of-pocket expenses of the Bank of investigating such evidence as the Directors may think fit and, in a case where the certificate is worn out, damaged or defaced, on delivery of the old certificate to the Bank unless the Directors otherwise agree.

(d)	The Bank shall not issue a certificate in relation to any stock to be held in uncertificated form.
6.	LIEN
Bank to have lien on its stock
13.	The Bank shall have a first and paramount lien on all capital stock (not being fully paid stock) for all moneys (whether immediately payable or not) called or payable at a fixed time in respect of that stock and the Bank shall also have a first and paramount lien on all stock (other than fully paid stock) standing registered in the name of a single person for all moneys immediately payable by him or his estate to the Bank; but the Directors may at any time declare any stock to be wholly or in part exempt from this provision. The Bank’s lien on stock shall extend to all dividends payable thereon.
Such lien to be made available by sale
14.	The Bank may sell, in such manner as the Directors think fit, any stock on which the Bank has a lien, but no sale shall be made unless a sum in respect of which the lien exists is immediately payable, nor until the expiration of 14 days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable has been given to the registered holder for the time being of the stock, or the person entitled thereto by reason of his death or bankruptcy.
Directors may authorise transfer of stock so sold
15.	To give effect to any such sale, the Directors may authorise some person to transfer the stock sold to the purchaser thereof. The purchaser shall be registered as the holder of the stock so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the stock be affected by any irregularity or invalidity in the proceedings in reference to the sale and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Bank exclusively.
Proceeds of sale may be applied in payment of amount due
16.	The proceeds of the sale shall be received by the Bank and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the stock before the sale) be paid to the person entitled to the stock at the date of the sale.

7.	CALLS ON STOCK
Directors may make calls to be paid by stockholders
17.	The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their stock (whether on account of the nominal value of the stock or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, provided that no call shall exceed one-fourth of the nominal value of the stock or be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Bank at the time or times and place so specified the amount called on his stock. A call may be revoked or postponed as the Directors may determine.
When call is deemed to be made
18.	A call shall be deemed to have been made at the time when the resolution of the Court of Directors authorising the call was passed and may be required to be paid by instalments.
Joint stockholders liable to pay calls
19.	The joint holders of stock shall be jointly and severally liable to pay all calls in respect thereof.
Overdue calls liable to interest
20.	If a sum called in respect of stock is not paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate, not exceeding 5 per cent. per annum, as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.
Any sum payable on allotment to be deemed to be a call
21.	Any sum which by the terms of issue of stock becomes payable on allotment or at any fixed date, whether on account of the nominal value of the stock or by way of premium, shall, for the purposes of these Bye-Laws, be deemed to be a call duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-Laws as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such sum had become payable by virtue of a call duly made and notified.
Directors may receive uncalled moneys
22.	The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any stock held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Bank in General Court otherwise directs) 5 per cent. per annum, as may be agreed upon between the Directors and the member paying such sum in advance.
8.	TRANSFER OF STOCK
Mode of transfer of stock
23.	(a)	Subject to such of the restrictions of these Bye-Laws and to such of the conditions of issue as may be applicable, the stock of any member held in certificated form may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve and any such instrument shall be executed by or on behalf of the transferor. In case of stock not fully paid, the assignment or transfer may be effected in manner provided by the Charter. In either case, the transferor shall be deemed to remain the holder of the stock until the name of the transferee is entered in the Register in respect thereof.

(b)	Title to any uncertificated stock may be evidenced and transferred without a written instrument provided that such title is evidenced and transferred in accordance with the Regulations.

(c)	A transfer of title to uncertificated stock shall be registered on the Register where such transfer is required to be registered under the provisions of the Regulations notwithstanding any other provision of these Bye-Laws.

(d)	No transfer of title to uncertificated stock shall be registered other than in accordance with the provisions of the Regulations and the transferor shall be deemed to remain the holder of the stock until the name of the transferee is entered in the Register in respect thereof.
Power to decline to register transfer
24.	The Directors may decline to register the transfer of stock where such transfer is contrary to these Bye-Laws or the terms of issue of the relevant stock and the Directors may decline to register the transfer of stock in certificated form (not being fully paid stock) to a person of whom they do not approve, and they may also decline to register the transfer of stock in certificated form on which the Bank has a lien.
Power to decline to register transfer in other circumstances
25.	The Directors may also decline to permit any transfer of stock in certificated form unless:

(i) the transfer is accompanied by the certificate or (where no certificate has been issued) the receipt for the stock to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii) the transfer is in respect of one class of stock only; and

(iii) the transfer is lodged at the registration department of the Bank, or at such other place as the Directors may appoint.

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any stock in certificated form and the Bank shall be entitled to retain any instrument of transfer which is registered.

The Directors may decline to register a transfer of stock in certificated form or uncertificated form in favour of more than four transferees jointly.

If the Bank refuses to register a transfer of any stock, the Bank shall within two months after the date on which the transfer was lodged with the Bank in the case of stock held in certificated form or within two months after the date on which the Bank receives the relevant operator-instruction in the case of stock held in uncertificated form, send to the transferee notice of the refusal.

Nothing in these Bye-Laws shall preclude the Directors from recognising a renunciation of the allotment of any stock by the allottee in favour of some other person.
Period during which registration may be suspended
26.	The registration of transfers may be suspended at such times and for such periods, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine. Provided however that the Bank shall not close the Register relating to a participating security without the consent of the operator.

9.	TRANSMISSION OF STOCK
Title to stock of deceased member
27.	In the case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Bank as having any title to his interest in the stock; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any stock which had been jointly held by him with other persons.
Transmission clause — evidence of title
28.	Any person becoming entitled to stock in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the stock or to have some person nominated by him registered as the transferee thereof, but the Directors shall in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the stock by that member before his death or bankruptcy, as the case may be.
Notice to be given by stockholder requiring registration
29.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Bank a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall effect a transfer of the stock to such person in manner provided in Bye-Law 23. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfers of stock shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were made by that member.
Person becoming entitled to stock on death or bankruptcy to be entitled to dividend
30.	A person becoming entitled to stock by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the stock except that he shall not, before being registered as a member in respect of the stock, be entitled in respect of it to exercise any right conferred by membership in relation to General Courts, so, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the stock, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the stock until the requirements of the notice have been complied with.
Stock transmitted in whole units
31.	Ordinary Stock shall be transferable in multiples of one unit of stock only and the Bank shall not be bound to register or recognise any transfer of any fraction of a unit of Ordinary Stock and the Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this Bye-Law.
10. FORFEITURE OF STOCK
If calls not paid notice to be given to member
32.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

Terms of notice
33.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the stock in respect of which the call was made will be liable to be forfeited.
In default of payment stock may be forfeited
34.	If the requirements of any such notice as aforesaid are not complied with any stock in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.
Forfeited stock to be property of Bank and may be sold
35.	Any forfeited stock may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such stock is to be transferred, the Directors may authorise any person to execute an instrument of transfer where any such stock is held in certificated form. Provided however that where any stock is held in uncertificated form, the Directors may require the system-member holding the stock in uncertificated form to transfer the stock to the person to whom the stock is sold or disposed and the Directors may make such further arrangements as they deem necessary to affect any such sale or disposal.
Member whose stock has been forfeited shall cease to be a member but remains liable
36.	A person whose stock has been forfeited shall cease to be a member in respect of the forfeited stock, but shall, notwithstanding, remain liable to pay to the Bank all moneys which, at the date of forfeiture, were payable by him to the Bank in respect of the stock, but his liability shall cease if and when the Bank shall have received payment in full of all such moneys in respect of the stock.
Declaration of forfeiture
37.	A statutory declaration that the declarant is a Director or the Secretary of the Bank, and that the stock in the Bank has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the stock. The Bank may receive the consideration, if any, given for the stock on any sale or disposition thereof and may effect a transfer of the stock in accordance with Bye-Law 35 in favour of the person to whom the stock is sold or disposed of and he shall thereupon be registered as the holder of the stock, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the stock be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the stock.
Provisions as to forfeiture to apply to any sum payable in respect of stock
38.	The provisions of these Bye-Laws as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of stock, becomes payable at a fixed time, whether on account of the nominal value of the stock or by way of premium, as if the same had been payable by virtue of a call duly made and notified.
11. INCREASE OF CAPITAL STOCK
Power to enlarge capital stock
39.	(a)	The members of the Bank in General Court may at any time and from time to time by resolution enlarge the capital stock of the Bank by such amount as they think proper.
(b)	Whenever the capital stock of the Bank is so enlarged, the Directors may, subject to the provisions of Bye-Laws 4, 5, 6 and 7, issue stock to such amount not exceeding the amount of such enlargement as they think proper and may issue such stock at par or at a premium and may receive from any person subscriptions in money or money’s worth for such stock.

(c)	Subject to Bye-Law 71 or where the Bank is required by these Bye-Laws to apply the reserves of the Bank to paying up the 2009 Bonus Stock, all Ordinary Stock so issued shall rank in equal priority with the existing Ordinary Stock of the Bank and the holders of such first-mentioned stock shall be members of the Bank and be entitled to the same privileges and be subject to the same liabilities and be bound by the same Bye-Laws as the holders of such existing Ordinary Stock.

(d)	A General Court may, by resolution, before the issue of any new Ordinary Stock, determine that the same or any of it shall be offered in the first instance, and either at par or at a premium to all the holders of the existing Ordinary Stock in such proportion as nearly as may be to the amount of such Ordinary Stock held by them respectively, or make any other provisions as to the issue of such new Ordinary Stock; but in default of any such determination and so far as the same shall not extend, the new Ordinary Stock may be dealt with by the Directors as if it formed part of the existing Ordinary Stock.

(e)	All subscriptions received by the Bank for any new stock may be utilised by the Bank in any manner in which the moneys of the Bank may be for the time being lawfully utilised. Except where the Bank is required by these Bye-Laws to apply the reserves of the Bank to paying up the 2009 Bonus Stock, nothing herein contained shall authorise the application or distribution among the members of the Bank of any part of such subscriptions by way of bonus or dividend.
12. PURCHASE OF OWN STOCK
Purchase of own stock
40.	(a)	Subject to the provisions of, and to the extent permitted by, the Acts, to any rights conferred on the holders of any class of stock in the capital of the Bank and to the following paragraphs of this Bye-Law, the Bank may purchase any of its stock of any class (including any redeemable stock) and may cancel any stock so purchased or hold such stock as treasury stock, in accordance with Section 209 of the Companies Act, 1990 (the “treasury stock”) with liberty to re-issue any such treasury stock on such terms and conditions and in such manner as the Directors may from time to time determine.
(b)	The Bank may purchase the 2009 Preference Stock in accordance with Bye-Law 40(e). The Bank shall not make market purchases of any of the other capital stock in the capital of the Bank unless such purchases shall have been:-
a.	authorised by a special resolution passed by the members of the Bank at a General Court in accordance with Section 215 of the Companies Act 1990 (a “Section 215 resolution”); and

b.	consented to as provided for in Bye-Law 71(c).
(c)	The Bank shall not be required to select the stock to be purchased on a pro rata basis or in any particular manner as between the holders of stock of the same class or as between the holders of stock of different classes or in accordance with the rights as to dividends or capital attached to any class of stock.

(d)	For the purposes of any Section 215 resolution:

(i)	The maximum number of units of stock authorised to be purchased shall be specified in the Section 215 resolution;

(ii)	The minimum price which may be paid for any units of stock to be purchased shall be the nominal value thereof;

(iii)	The maximum price which may be paid for any units of stock to be purchased shall be 5 per cent. above the average of the closing quotation prices of such units of stock as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto) for the five business days immediately preceding the day of purchase, and, in respect of any business day on which there shall be no dealing in such units of stock on the Irish Stock Exchange, the price which is equal to the mid-point between the high and low market guide prices in respect of such units of stock for that business day, or if there shall be only one such market guide price so published, the market guide price so published; such prices shall be as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto).
(e)	The Bank may purchase the 2009 Preference Stock in accordance with a resolution approved for the purpose of sections 213 and/or 214 of the Companies Act 1990 at the Extraordinary General Court on or around 27 March 2009. Unless otherwise agreed by all the holders of the 2009 Preference Stock, the Bank shall be required to select the stock to be purchased on a pro rata basis. During the five year period commencing on the 2009 Issue Date, each unit of the 2009 Preference Stock that the Bank proposes to purchase in accordance with such authority shall be redeemable at a price per unit equal to the amount paid on subscription (including premium). On or after the fifth anniversary of the 2009 Issue Date, each unit of the 2009 Preference Stock that the Bank proposes to purchase pursuant to this authority shall be purchased at a price per unit equal to 125 per cent. of the amount paid on subscription (including premium). On the purchase of units of the 2009 Preference Stock the Bank shall pay the proportion of the relevant 2009 Preference Dividend which shall have accrued on the units of 2009 Preference Stock to be purchased up to the date of purchase or, at the option of the Bank in accordance with the these Bye-Laws, the Bank shall issue the 2009 Bonus Stock in respect of which issue rights have accrued on the units of the 2009 Preference Stock to be purchased up to the date of purchase. No other premium or dividend (including 2009 Preference Dividend or part thereof) shall be paid on any purchase of the 2009 Preference Stock. The terms of the purchase of 2009 Preference Stock set out in this Bye-Law were approved for the purposes of Sections 213 and 214 of the Companies Act 1990 at the Extraordinary General Court of the Bank held on or around 27 March 2009.
13.	RE-ISSUE OF TREASURY STOCK
Re-issue of Treasury Stock
41.	For the purposes of any resolution of the Bank proposing to determine, in accordance with Section 209 of the Companies Act, 1990 the re-issue price range at which any unit of treasury stock for the time being held by the Bank may be re-issued off-market:
(a)	The minimum price at which any units of treasury stock may be re-issued off-market for the purposes of any of the schemes (as defined below) shall be the issue price as provided for in such scheme and in all other circumstances shall be ninety-five per cent. of the Appropriate Price (as defined below);

(b)	The maximum price at which any units of treasury stock may be re-issued off-market shall be one hundred and twenty per cent. of the Appropriate Price; and

(c)	For the purposes of paragraphs (a) and (b) of this Bye-Law the expression the “schemes” shall mean the Bank of Ireland Group Employee Stock Issue Scheme — 1997 for Ireland and the United Kingdom respectively, the Bank of Ireland Group Stock Scheme - 1996, and any other scheme or plan from time to time which involves the issue of Ordinary Stock and which has been approved by the members at a General Court of the Bank; and “Appropriate Price” shall mean the average of the closing quotation prices as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto) of units of stock of the same class as that of the treasury stock which is to be re-issued for the five business days immediately preceding the day of re-issue; and, in respect of any business day on which there shall be no dealing in the units of stock of that class on the Irish Stock Exchange, the price which is equal to (i) the mid-point between the high and low market guide prices in respect of such units of stock for such business day; or (ii) if there shall be only one such market guide price so published, the market guide price so published; such prices shall be as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto).
14.	GENERAL COURTS
All General Courts to be held in the State
42.	All General Courts shall be held in the State.
Annual General Court
43.	The Bank shall in each year hold a General Court as its Annual General Court in addition to any other General Court in that year, and shall specify the Court as such in the notices calling it; and not more than 15 months shall elapse between the date of one Annual General Court and that of the next. Subject thereto, the Annual General Court in each year shall be convened by the Directors for such day as they shall think fit.
Distinction between Ordinary General Court and Extraordinary General Court
44.	All General Courts other than Annual General Courts shall be called Extraordinary General Courts.
Directors’ power to convene Extraordinary General Court
45.	The Directors may, whenever they think fit, convene an Extraordinary General Court.
Extraordinary General Court called for by members
46.	(a)	Without prejudice to the provisions of Bye-Laws 4, 5, 6 and 7 the Directors shall, on the requisition of members of the Bank entitled to vote on a poll at a General Court and together holding at the date of the deposit of the requisition not less than one-tenth of the nominal amount of the Ordinary Stock of the Bank then in issue in respect of which one tenth they have a right to vote on a poll, forthwith proceed duly to convene an Extraordinary General Court.

(b)	The requisition must state the objects of the General Court and must be signed by the requisitionists and deposited at the Office and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty one days from the date of the deposit of the requisition proceed duly to convene an Extraordinary General Court to be held within two months from the said date, the requisitionists may themselves convene an Extraordinary General Court, but any Extraordinary General Court so convened shall not be held after the expiration of three months from the said date.

(d)	A General Court convened under this Bye-Law by the requisitionists shall be convened in the same manner as nearly as possible as that in which General Courts are to be convened by Directors.

(e)	Any reasonable expenses incurred by the requisitionists by reason of the failure of the Directors duly to convene an Extraordinary General Court shall be repaid to the requisitionists by the Bank and any sum so repaid shall be retained by the Bank out of any sum due or to become due from the Bank by way of fees or other remuneration in respect of their services to such of the Directors as were in default.

(f)	This Bye-Law shall take effect in place of the provisions in the Charter for the summoning of General Courts upon the demand of any nine or more members.

(g)	The Government Preference Stockholder may requisition an Extraordinary General Court in the manner provided by this Bye-Law 46 for the purpose of exercising any voting rights it shall be entitled to exercise at such meeting in respect of the 2009 General Voting Rights or the Provisional Voting Rights (where such rights amount to at least one-tenth of the voting rights attaching to the Ordinary Stock in issued at such time). This is without prejudice, and in addition to, any rights that the Government Preference Stockholder may have as a result of its holding of Ordinary Stock in the Bank.
15. NOTICE OF GENERAL COURTS
Notice of General Courts
47.	(a)	An Annual General Court, and an Extraordinary General Court called for the passing of a special resolution or called for the passing of an ordinary resolution where the 14 day period set out in paragraph (b) of this Bye-law does not apply, shall be called by 21 days’ notice in writing at the least.
(b)	An Extraordinary General Court (other than an Extraordinary General Court called for the passing of a special resolution) shall be called by 14 days’ notice in writing at the least where:
(i)	the Bank offers the facility for stockholders to vote by electronic means accessible to all stockholders who hold units of capital stock in the Bank that carry rights to vote at the relevant Extraordinary General Court; and

(ii)	a special resolution reducing the period of notice to 14 days has been passed at the immediately preceding Annual General Court or at an

Extraordinary General Court held since the immediately preceding Annual General Court.
(c)	A notice convening an Annual General Court or an Extraordinary General Court shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and the hour of the meeting, and in the case of special business, the general nature of that business, and shall be given, in manner hereinafter mentioned, to such persons as are, under these Bye-laws, entitled to receive such notices from the Bank.

(d)	For the purposes of determining those persons entitled to attend or vote at a General Court of the Bank, and how many votes such persons may cast, the Bank may specify in the notice convening the General Court a time, not more than forty eight hours before the time fixed for the Court, by which a person must be entered on the Register in order to have the right to attend or vote at such General Court and changes to entries on the Register after the time specified in the relevant notice convening the General Court shall be disregarded in determining the rights of any person to attend or vote at the General Court notwithstanding any provisions in any enactment, these Bye-Laws or other instrument to the contrary.
Accidental omission to give notice not to invalidate proceedings
48.	The accidental omission to give notice of a General Court to, or the non-receipt of notice thereof by any person entitled to receive notice shall not invalidate the proceedings at the General Court.

16.	PROCEEDINGS AT GENERAL COURTS
Proceedings at General and Extraordinary General Courts
49.	(a)	All business shall be deemed special that is transacted at an Extraordinary General Court, and also all that is transacted at an Annual General Court, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors in the place of those retiring, the reappointment of the retiring Auditors and the fixing of the remuneration of the Auditors, all of which shall be deemed ordinary business.
(b)	Special business shall be dealt with by way of an ordinary resolution save where a special resolution is expressly required by these Bye-laws or by the Acts in so far as they apply to the Bank from time to time, in which case such special business shall be dealt with by way of a special resolution.

(c)	Ordinary business shall be dealt with by way of ordinary resolution.

(d)	A resolution shall be a special resolution when it has been passed by not less than three-fourths of the votes cast by such members as, being entitled so to do, vote in person or, where proxies are allowed, by proxy at a General Court.

(e)	A resolution shall be an ordinary resolution when it has been passed by a simple majority of the votes cast by such members as, being entitled so to do, vote in person or, where proxies are allowed, by proxy at a General Court.

(f)	Subject to the Acts and these Bye-laws, the Bank may by special resolution alter or add to these Bye-laws and any alteration or addition so made shall, subject to the provisions of these Bye-laws and the Acts, be as valid as if originally contained therein, and be subject in like manner to alteration by special resolution.
Quorum for General Court
50.	No business shall be transacted at any General Court unless a quorum of members is present at the time when the Court proceeds to business; save as herein otherwise provided, ten persons present in person or by proxy and entitled to vote shall be a quorum.
If required quorum not present General Court to be adjourned
51.	If within half an hour from the time appointed for the General Court a quorum is not present, the Court, if convened upon the requisition of members, shall be dissolved, in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine, and if at the adjourned Court a quorum is not present within half an hour from the time appointed for the Court, the members present shall be a quorum.
Chairman of General Court
52.	The Governor, or in his absence a Deputy Governor, shall preside as Chairman at every General Court, but if none of them is present within 15 minutes after the time appointed for the holding of the Court and willing to act, the Directors present shall elect one of their number to be Chairman of that Court.
If no Director present members to choose Chairman
53.	If at any General Court no Director is willing to act as Chairman or if no Director is present within 15 minutes after the time appointed for holding the Court, the members present shall choose one of their number to be Chairman thereof.
Chairman with consent may adjourn General Court
54.	The Chairman may, with the consent of any General Court at which a quorum is present, and shall if so directed by the Court, adjourn the Court from time to time and from place to place, but no business shall be transacted at any adjourned Court other than the business left unfinished at the Court from which the adjournment took place. When a Court is adjourned for 30 days or more, notice of the adjourned Court shall be given as in the case of an original Court. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Court. Provided however and notwithstanding the foregoing provisions of this Bye-Law the Chairman of any General Court may at any time without the consent of the Court adjourn any Court (whether or not it has commenced or a quorum is present) either indefinitely or to another time or place where it appears to him that the members wishing to attend cannot be conveniently accommodated in the place appointed for the Court or an adjournment is otherwise necessary so that the business of the Court may be properly conducted.
How questions are to be decided
55.	At any General Court a resolution put to the vote of the Court shall be decided on a show of hands unless, before the show of hands or before or on the declaration of the result of the show of hands, a poll is demanded:
(a)	by the Chairman; or

(b)	by at least nine members of the Bank present in person or by proxy and entitled to vote on a poll.
Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Bank shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution. The demand for a poll may be withdrawn.
Poll to be taken if demanded
56.	Except as provided in Bye-Law 58, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the General Court at which the poll was demanded.
Equality of votes
57.	Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the General Court at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.
Poll demanded on election of Chairman or adjournment to be taken forthwith
58.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the General Court directs, and any business other than that on which the poll is demanded may be proceeded with pending the taking of the poll.
17. VOTES OF MEMBERS
Number of votes of members
59.	(a)	Without prejudice to the provisions of Bye-Laws 4, 5, 6 and 7 at any General Court, on a show of hands every member being the holder of at least one unit of Ordinary Stock of the Bank (including the Governor and Deputy Governor and any other person who may be Chairman of the Court) present in person and every proxy for every such member shall have one vote so however that no individual shall have more than one vote; and on a poll every member (including the Governor and Deputy Governor and any other person who may be Chairman of the Court) present in person or by proxy shall have one vote for each unit of Ordinary Stock of the Bank.
(b)	On a poll, a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

(c)	No member shall be required to take, make or subscribe any such oath or declaration as is mentioned in the Charter before or as a condition of voting at any General Court.

(d)	This Bye-Law 59 is subject to the voting rights set out in Bye-Law 6(I).
Disclosure of Interests in Ordinary Stock
60.	(a)	Any member of the Bank may be required by notice from the Directors to declare by statutory declaration whether he is beneficially entitled to the Ordinary Stock of the Bank of which he is the registered holder and if he is not beneficially entitled to the whole or any part of such Ordinary Stock to disclose and specify every person in trust for whom or on whose behalf the member holds the same; and where any member has been required to make such declaration as aforesaid, he must do so within 14 days after the date of service of the notice (the “prescribed period”).
(b)	If any member or any person appearing to be interested in Ordinary Stock in the Bank held by such member has been duly served with a notice under this Bye-Law and is in default for the prescribed period in supplying to the Bank the information thereby required, then the Directors may, in their absolute discretion at any time thereafter by notice (a “disenfranchisement notice”) to such member, direct that in respect of the Ordinary Stock in relation to which the default occurred (the “default stock”) (which expression shall include any further Ordinary Stock which is issued in respect of such Ordinary Stock), the member shall not be entitled to attend or to vote, either personally or by proxy, at any General Court of the Bank or to exercise any other rights conferred by membership in relation to General Courts of the Bank.

(c)	Where the default stock represents at least five per cent. of the Ordinary Stock then in issue (or such other percentage as may be determined under the provisions of Section 70 of the Companies Act, 1990), then the disenfranchisement notice may additionally direct that:
(i)	any dividend (or part thereof) or other money which would otherwise be payable in respect of the default stock shall be retained by the Bank without any liability to pay interest thereon when such money is finally paid to the member; and/or

(ii)	no transfer of any Ordinary Stock held by such member shall be registered unless:
1)	the member is not himself in default as regards supplying the information required; and

2)	the transfer is part only of the member’s holding and when presented for registration is accompanied by a certificate by the member in a form satisfactory to the Directors to the effect that after due and careful enquiry, the member is satisfied that none of the Ordinary Stock, the subject of the transfer, is default stock.
In relation to any stock which is held in uncertificated form, the prohibition of transfers in this paragraph shall not be effective to the extent that it is inconsistent with the Regulations, the transfer of title to such stock by means of a relevant system or the rules and requirements of the relevant system.

(d)	The Bank shall send to each other person appearing to be interested in the Ordinary Stock the subject of any disenfranchisement notice, a copy of the disenfranchisement notice but the failure or omission by the Bank to do so shall not invalidate such disenfranchisement notice.

(e)	Save as herein provided, any disenfranchisement notice shall have effect in accordance with its terms for so long as the default in respect of which the disenfranchisement notice was issued continues and for a period of one week thereafter provided that the Directors may, at the request of the member concerned, reduce or waive such one week period if they think fit.

(f)	Any disenfranchisement notice shall cease to have effect in relation to any Ordinary Stock which is transferred by such member by means of an approved transfer.

(g)	For the purposes of this Bye-Law:
(i)	A person shall be treated as appearing to be interested in any Ordinary Stock if the member holding such Ordinary Stock has given to the Bank a notification under this Bye-Law which either:
1)	names such person as being so interested; or

2)	fails to establish the identities of those interested in the stock; and after (taking into account the said notification and any other relevant notification under this Bye-Law 60), the Bank knows or has reasonable cause to believe that the person in question is or may be interested in the stock; and
(ii)	A transfer of Ordinary Stock is an approved transfer if, but only if:
1)	the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the Ordinary Stock to a party unconnected with the member and with other persons appearing to be interested in such stock; or

2)	the transfer results from a sale made through a recognised Stock Exchange.
(h)	Where any stock the subject matter of a disenfranchisement notice under paragraph (c) above is held in uncertificated form, the Directors may, subject to the Regulations, take such further steps (including requiring that such stock be converted into certificated form) as the Directors shall think fit for the purpose of giving effect, so far as practicable, to the prohibition of transfers in sub-paragraph (c)(ii) above.
Joint stockholders
61.	Where there are joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.
How members non compos mentis may vote
62.	A member of unsound mind, or in respect of whom an order has been made by a court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court, and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll.
No member in arrear may vote
63.	No member shall be entitled to vote at any General Court unless all calls or other sums immediately payable by him in respect of capital stock of the Bank have been paid.
No objections to be raised to qualification of voter except at General Court or adjournment
64.	No objection shall be raised to the qualification of any voter except at the General Court or adjourned Court at which the vote objected to is given or tendered, and every vote not disallowed at such Court shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the Court, whose decision shall be final and conclusive.
Votes may be given in person or by proxy
65.	Votes may be given either personally or by proxy. A member shall not be entitled to appoint more than one proxy to attend on the same occasion; save that where a member holds a separate holding of stock as trustee or nominee for some other person, the member shall be entitled to appoint a separate proxy in respect of each such separate holding.
Proxy to be given in writing by appointer or attorney
66.	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a body corporate, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the Bank.
Deposit of proxy
67.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority shall be deposited at the Office or at such other place within the State as is specified for that purpose in the notice convening the General Court, not less than 48 hours before the time for holding the Court or adjourned Court at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than 48 hours before the time appointed for the taking of the poll, and, in default, the instrument of proxy shall not be treated as valid.
Form of proxy
68.	An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may accept or approve.
Proxy to be deemed to confer authority to demand poll
69.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
Vote by proxy to be available although authority revoked or stock transferred
70.	(a)	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the stock in respect of which the proxy is given, if no intimation in writing of such death, insanity, revocation or transfer as aforesaid is received by the Bank at the registration department of the Bank or at such other place as the Directors may appoint, at least two hours before the time specified in the relevant notice of the meeting of the General Court or adjourned Court at which the proxy is used.
(b)	When two or more valid but differing instruments of proxy are delivered in respect of the same stock for use at the same meeting, the one which is last delivered (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the others as regards that stock and if the Bank is unable to determine which was last delivered, none of them shall be treated as valid in respect of that stock.
18. CAPITAL RESOLUTIONS
Capital Resolutions
71.	(a)	No resolution at a General Court to alter the capital stock of the Bank, or to authorise the Directors to alter the capital of the Bank, by way of:
(i)	an increase in the capital stock of the Bank, the reissue of treasury stock or the allotment of any unissued capital stock of the Bank, save for the issue of additional preference stock pursuant to the rights attaching to any euro Preference Stock, Sterling Preference Stock or 2005 Preference Stock allotted prior to the 2009 Issue Date or for the issue of 2009 Bonus Stock or the issue of capital stock to fund the repurchase or redemption of the 2009 Preference Stock; and/or

(ii)	the redemption, consolidation, conversion or sub-division of the capital stock of the Bank, save for any repurchase or redemption of the 2009 Preference Stock or the issue of 2009 Bonus Stock,
(each a “Capital Resolution”) shall be passed by the General Court without the consent in writing of the Minister for Finance.
(b)	The Directors shall not exercise any authority granted by a General Court pursuant to a Capital Resolution passed before 27 March 2009 without the consent in writing of the Minister for Finance, provided that the consent of the Minister for Finance to the issue of the 2009 Preference Stock pursuant to the authorities granted at the Extraordinary General Court held on or around 27 March 2009 is not required.

The rights of the Minister for Finance set out in Bye-Laws 71(a) and 71(b) shall be extinguished and cease to be exercisable on the first in time to occur of either, (A) the Government Preference Stockholder (or all of the Government Preference Stockholders, where there is more than one Government Preference Stockholder) transfers, or otherwise disposes of all of the 2009 Preference Stock to any person or persons who is not a Government Preference Stockholder or a Government Body, or (B) all of the 2009 Preference Stock is redeemed or repurchased by the Bank.
19.	CORPORATIONS SOLE OR BODIES CORPORATE ACTING BY REPRESENTATIVES AT MEETINGS
Corporations sole or bodies corporate acting by representatives at meetings
72.	Any corporation sole or body corporate which is a member of the Bank may, by a document executed by or on behalf of such corporation sole or resolution of its Directors or other governing body of such body corporate, authorise such individual as it thinks fit to act as its representative at any General Court of the Bank. Any individual so authorised shall not be entitled to appoint a proxy but shall otherwise be entitled to exercise the same powers on behalf of the corporation sole or body corporate which he represents as that representative could exercise if he were an individual member of the Bank present in person and the expression “present in person” appearing in these Bye-Laws shall include where such person is a corporation sole or a body corporate its representative duly authorised in accordance with this Bye-Law.
20. DIRECTORS
Number of Directors
73.	The number of Directors (including the Governor and Deputy Governor) shall not be less than 10 and not more than 18 subject always to Bye-Law 100(p).
Remuneration of Directors
74.	The remuneration of the Directors shall from time to time be determined by the Bank in General Court. Such remuneration shall be divided among them as the Court of Directors shall determine. All such remuneration shall accrue from day to day and in the case of any Director shall, unless and to the extent that the Directors otherwise determine, be independent of any remuneration to which he may be entitled in respect of any other office or appointment under the Bank or any subsidiary of the Bank. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from Courts of Directors or any committee appointed by the Directors or General Courts or in connection with the business of the Bank.
Remuneration for special services
75.	If any Director shall devote to the business of the Bank or any subsidiary of the Bank either his whole time and attention or more of his time and attention than in the opinion of the Directors would usually be so devoted by a person holding such office, or shall undertake or perform any duties or services other than those which, in the opinion of the Directors would usually be undertaken or performed by a person holding such office, or shall be called upon to perform and shall perform extra services or make any special exertions for any of the purposes of the Bank or any subsidiary of the Bank or shall serve on any committee, then, and in any of such cases the Directors may remunerate the Director concerned either by a fixed sum, annual or otherwise, or in such other manner (including, but without limitation, the payment of or arrangement for the purpose of providing any pension or other retirement allowance or gratuity) as shall be determined by the Directors and such remuneration may at the discretion of the Directors be either in addition to or in substitution for all or any part of any other remuneration to which such Director may be entitled under these Bye-Laws.

Residence and stock qualifications of Directors
76.	(a)	The Governor or Deputy Governor and a majority of the other Directors shall be resident in the State.
(b)	The Governor, each Deputy Governor and each Director who is not a Government Appointee for the time being shall be required to hold 1,000 units of Ordinary Stock of the Bank.

(c)	The office of the Governor, Deputy Governor or Director who is not a Government Appointee shall be vacated if the Governor, Deputy Governor or Director (as the case may be) does not within two months from the date of his election or appointment obtain his appropriate stock qualification, or if after the expiration of the said period he ceases at any time to hold such stock qualification.

(d)	A person vacating office under this Bye-Law shall be incapable of being re-elected or re-appointed thereto until he has obtained his stock qualification.
Declarations to be made by Directors
77.	Any person who shall be appointed or elected as Governor, Deputy Governor or Director shall on election or appointment and thereafter at least once in every three years make and sign, within such time as may be determined by the Court of Directors, the declarations (adapted as may be necessary in respect of stock qualifications) mentioned in the Charter and the Bank’s Acts and deliver such declarations to the Bank.
Directors may become interested in company promoted by Bank
78.	A Director of the Bank may be or become a director or other officer of or otherwise interested in, any company promoted by the Bank or in which the Bank may be interested as shareholder or otherwise, and no such Director shall be accountable to the Bank for any remuneration or other benefits, received by him as a director or officer of, or from his interest in such other company unless the Bank otherwise directs.
Borrowing powers of Directors and register of charges
79.	(a)	The Directors may exercise all the powers of the Bank to borrow money and give security therefor.
(b)	For as long as Section 99(2) of the Companies Act, 1963, or any statutory provision or enactment amending or replacing the same, shall not apply to the Bank, the Bank shall keep a register of all charges identified in the said section and shall enter in such register the following particulars:
(i)	The names and addresses of the chargee;

(ii)	The date of creation of the charge;
(c)	Every such register of charges identified in sub-paragraph (b) above shall, except when duly closed, be open to inspection by the registered chargee of any such charge without fee and by any other person on payment of such fee, as may be prescribed by the Directors from time to time;

(d)	Any such registered chargee or any other person may require a copy of the register of holders of charges identified in sub-paragraph (b) above of the Bank or any part thereof, on payment of such fee as may be prescribed by the Directors from time to time.
Powers and duties of Directors
80.	The business of the Bank shall be managed by the Directors, who may exercise all such powers of the Bank as are not, by the Charter, the Bank Acts or these Bye-

Laws required to be exercised by the Bank in General Court, subject, nevertheless, to any of the provisions of the Charter, the Bank Acts or these Bye-Laws and to such directions, not being inconsistent with the aforesaid provisions, as may be given by the Bank in General Court; but no direction given by a General Court shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.
Directors’ power to appoint attorney
81.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Bank for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Bye-Laws) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
Director who is interested in contract with the Bank must disclose his interest
82.	(a)	It shall be the duty of a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Bank to declare the nature of his interest at a Court of Directors.
(b)	In the case of a proposed contract, the declaration to be made by a Director shall be made at the Court of Directors at which the question of entering into the contract is first taken into consideration, or if the Director was not at the date of that Court interested in the proposed contract, at the next Court of Directors held after he became so interested; and in a case where the Director becomes interested in a contract after it is made, the said declaration shall be made at the first Court of Directors held after the Director becomes so interested.

(c)	For the purposes of this Bye-Law, a general notice given to the Court of Directors by a Director to the effect that he is a member and/or director of a specified company or firm and is to be regarded as interested in any contract which may, after the date of such notice, be made with that company or firm, shall be deemed to be sufficient declaration of interest in relation to any contract so made, but no such notice shall be of effect unless either it is given at a Court of Directors or the Director takes reasonable steps to secure that it is brought up and read at the next Court of Directors after it is given.

(d)	A copy of every declaration made and notice given in pursuance of this Bye-Law shall, within three days after the making or giving thereof, be entered in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary or Auditor of the Bank at the Office and shall be produced at any Court of Directors if any Director so requests in sufficient time to enable the book to be available at such Court.
Director may hold office under the Bank
83.	A Director may hold any other office or place of profit under the Bank (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting with the Bank either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Bank in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Bank for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.
Director may act for Bank in professional capacity
84.	Any Director may act by himself or his firm in a professional capacity for the Bank, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; but nothing herein contained shall authorise a Director or his firm to act as Auditor to the Bank.
Signing of cheques etc.
85.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Bank shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.
Minutes to be kept of proceedings of Directors
86.	The Directors shall cause minutes to be made in books provided for that purpose:
(a)	of all appointments made by the Directors;

(b)	of the names of the Directors present at each Court of Directors and of any committee of Directors;

(c)	of all resolutions and proceedings at all General Courts, Courts of Directors, and of committees appointed by the Directors.
Directors’ pensions
87.	The Directors on behalf of the Bank may pay a gratuity or pension or allowance on retirement to any Director or to his widow or dependants, and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
When office of Director is to be vacated
88.	The office of Director shall be vacated if the Director:
(a)	ceases to be a Director by virtue of Bye-Law 76 (c); or

(b)	is adjudged bankrupt in the State or in Northern Ireland or Great Britain or makes any arrangement or composition with his creditors generally; or

(c)	fails to make and deliver the declaration required by Bye-Law 77 within the time therein specified or within such further period as may be allowed by the Court of Directors; or

(d)	becomes of unsound mind; or

(e)	resigns his office by notice in writing to the Bank; or

(f)	is convicted of an indictable offence unless the Directors otherwise determine; or

(g)	is for more than 6 months absent without permission of the Directors from Courts of Directors held during that period; or

(h)	ceases to be a Director by virtue of any provision of the Acts or becomes prohibited by law from being a Director.

(i)	in the case of Government Appointee, if removed from office by the Government Preference Stockholder pursuant to Bye-Law 100.

21.	GOVERNOR AND DEPUTY GOVERNOR
Election of Governor and Deputy Governor
89. (a)	The Governor and Deputy Governor shall be elected from time to time by the Court of Directors from amongst their own number on such terms as to remuneration and otherwise and for such period as the Court of Directors think fit but any Governor and Deputy Governor may be removed from office by the Court of Directors before the expiry of such period. In case any casual vacancy in the office of Governor or Deputy Governor shall occur by death, resignation or otherwise, the vacancy shall, forthwith in the case of a Governor and as soon as convenient in the case of a Deputy Governor, be filled by the Court of Directors electing one of their number to such office.
(b)	Where a person ceases to hold the office of Governor or Deputy Governor such person may continue to be a Director until the next General Court for the annual election of Directors and shall then be eligible for re-election as a Director.
22.	MANAGING AND EXECUTIVE DIRECTORS
Appointment of Managing Director and Executive Directors
90.	The Directors may from time to time appoint one or more of themselves to the office of Managing Director or Executive Director for such period and on such terms as to remuneration and otherwise as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The appointment of a Director to the office of Managing Director or Executive Director shall (without prejudice to any claim such Director may have for damages for breach of any contract of service between such Director and the Bank) be automatically determined if such Director ceases from any cause to be a Director, provided however that this shall not apply if such Director shall retire by rotation in accordance with Bye-Law 92 and be re-appointed at the meeting at which such retirement took effect.
Directors may empower Managing Director to act for Bank
91.	The Directors may entrust to and confer upon a Managing Director or Executive Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers.

23.	APPOINTMENT AND RETIREMENT OF DIRECTORS
Retirement by rotation of Directors
92.	Except as provided in Bye-Law 100(i), at the Annual General Court in each year one-third of the Directors (including any Director holding the office of Governor, Deputy Governor, Managing Director or Executive Director) for the time being, or, if their number is not three or a multiple of three then the number nearest one-third shall retire from office ensuring at all times that each Director shall retire every three years. A Director retiring pursuant to this Bye-Law shall retain office until the conclusion of the Annual General Court at which he retires.
Which Directors to retire
93.	The Directors to retire in every year shall be those who have been longest in office since their last election but as between persons who became Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.
Retiring Directors eligible for re-election
94.	A retiring Director shall be eligible for re-election.
Power of General Court to fill a vacancy caused by retirement of Director
95.	The General Court at which a Director retires may fill the vacated office by electing a person thereto and in default the retiring Director shall, if offering himself for re-election, be deemed to have been re-elected unless at such Court it is expressly resolved not to fill such vacated office, or unless a resolution for the re-election of such Director has been put to the meeting and lost.

Candidates for office of Director to be nominated in writing
96.	No person other than a Director retiring at a General Court shall, unless recommended by the Directors, be eligible for election to such office at that Court unless not less than thirty-five days or more than forty-two days before the day appointed for the Court there shall have been left at the Office notice in writing signed by a member entitled to attend and vote at the Court for which such notice is given of his intention to propose such person for election and also notice in writing signed by that person of his willingness to be elected. A member may not propose himself for appointment.
When Directors may fill office of Director
97.	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with Bye-Law 73. Any Director so appointed shall retire at the next following Annual General Court, and shall then be eligible for re-election but shall not be taken into account in determining the Directors who are to retire by rotation at such Court. A Director retiring pursuant to this Bye-Law shall retain office until the conclusion of the Annual General Court at which he retires.

98.	A General Court may, by resolution, of which notice has been given to the Director concerned, remove any Director before the expiration of his period of office notwithstanding anything in these Bye-Laws or in any agreement between the Bank and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Bank.
Power of General Court to fill casual vacancy
99.	Subject to Bye-Law 100(a), a General Court may, by resolution, appoint another person in place of a Director removed from office under the preceding Bye-Law and without prejudice to the powers of the Directors under Bye-Law 97 a General Court may appoint any person to be a Director either to fill a casual vacancy or as an additional Director, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with Bye-Law 73. A person so appointed shall be subject to retirement at such time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.
24.	DIRECTORS NOMINATED BY THE GOVERNMENT PREFERENCE STOCKHOLDER
100. (a)	Following the adoption of this Bye-Law 100:
(i)	where the total number of Directors (including those to be appointed pursuant to this Bye-Law 100) is 16, 17 or 18, four persons;

(ii)	where the total number of Directors (including those to be appointed pursuant to this Bye-Law 100) is 15 or less, the number of persons equal to 25 per cent. of the total number of Directors (including those to be appointed pursuant to this Bye-Law 100) rounded up or down to the nearest integer (and for the avoidance of doubt the number 0.5 shall be rounded up to the nearest integer),
Directors nominated by the Government Preference Stockholder can be appointed, maintained (subject to Section 182 of the Companies Act 1963, to the extent applicable to the Bank) and removed as Directors by the Government Preference Stockholder (or the Government Preference Stockholders acting together, where there is more than one Government Preference Stockholder) in accordance with this Bye-Law 100 (together the “Government Appointees” and any one a “Government Appointee”).

(b)	Any person appointed to the Court of Directors of the Bank pursuant to a requirement imposed on the Bank pursuant to an agreement, condition or scheme pursuant to Section 6 of the Credit Institutions (Financial Support) Act 2008 (as may be amended or re-enacted from time to time or pursuant to any similar or substitute legislation from time to time), including the Credit Institutions (Financial Support) Scheme 2008, shall be deemed to be a Government Appointee for the purposes of this Bye-Law 100.

(c)	The Government Preference Stockholder may at any time designate a person who is at the time of such designation a Director of the Bank as a Government Appointee, subject to the prior written agreement of such person.

(d)	A Government Appointee may be appointed a Director of the Bank by the Government Preference Stockholder delivering a notice in writing of such appointment to the Governor. If not previously effected as aforesaid, the appointment of the Government Appointee as a Director shall be deemed to have taken effect on the day specified in the notice provided that this shall be after receipt by the Governor of such notice from the Government Preference Stockholder.

(e)	The Government Preference Stockholder shall be entitled at its discretion, but subject to law, to enter into and to vary from time to time, agreements and arrangements with the Government Appointees as to their terms of appointment, terms of office and their resignation or removal, provided that the Bank shall not be required to be party to such agreements or arrangements and shall not be obliged to observe or perform them.

(f)	The Government Preference Stockholder may at any time, by notice in writing to the Bank, with copies to the Governor and to the Government Appointee concerned, remove from office as a Director of the Bank any of the Government Appointees and every such removal shall be deemed to take effect forthwith upon receipt of such notice by the Bank. Subject to the Companies Act 1963 (to the extent applicable), a Government Appointee shall not be removed from the Board other than by the Government Preference Stockholder in accordance with this Bye-Law.

(g)	If there shall not at any time be in office all of the Government Appointees capable of appointment under this Bye-Law 100, the Bank shall maintain sufficient vacancies on its Court of Directors to effect promptly the appointment(s) as Director(s) of any Government Appointee(s) in accordance with the provisions of this Bye-Law 100.

(h)	Nothing in Bye-Law 73 shall restrict the right of the Government Preference Stockholder to appoint a Government Appointee and if the appointment of a Government Appointee would result in the maximum number of Directors provided for in Bye-Law 73 to be exceeded, the Directors of the Bank (excluding the Governor, Deputy Governor and executive Directors) who are not Government Appointees shall unless otherwise agreed amongst such Directors draw lots to determine which of their number shall be deemed to have resigned upon the Government Appointee taking office such that the maximum number of Directors provided for in Bye-Law 73 is not exceeded.

(i)	The Government Appointees shall not retire by rotation and the Government Appointees for the time being in office shall not be included in calculating the total number of Directors pursuant to Bye-Law 92, by reference to which the number of Directors who are to retire by rotation in any year is to be determined, and Bye-Laws 92 to 94 inclusive (Retirement of Directors) shall not apply to Government Appointees, provided that no Government Appointee may serve as a Director for a period longer than nine years after the date of his/her appointment and shall be deemed to have retired from office on the date that is nine years after the date of his/her first appointment as a Director.

(j)	If the Government Preference Stockholder removes any Government Appointee from office as a Director or procures his/her resignation from office pursuant to this Bye-Law 100, the Government Preference Stockholder shall indemnify the Bank against all losses, liabilities, expenses, damages and costs incurred by it in connection with his/her removal or resignation.

(k)	The Government Preference Stockholder may elect to conduct a claim referred to in Bye-Law 100(j), and if it so elects the Government Preference Stockholder shall keep the Bank informed of such conduct of the claim and shall consult with the Bank, so far as it is practicable for it to do so, as to the actions taken by him. The Bank may, by agreement with the Government Preference Stockholder assume control of such claim (whereupon it shall similarly keep the Government Preference Stockholder informed of such conduct of the claim and consult with it so far as it is practicable for it to do so).

(l)	Nothing in Bye-Law 103 (Restriction on Directors voting on contracts in which they are interested) shall restrict a Government Appointee from participating fully in any meeting of the Directors or voting on any matter unless the Government Appointee has an interest in the matter in a manner which concerns him personally. For the avoidance of doubt none of the following shall be regarded as giving rise to such an interest:-

1. the fact that he or she was appointed by the Government Preference Stockholder;

2 the fact that a Government Preference Stockholder may have an interest in the matter;

3. the matter relates to a matter that requires the consent of the Government Preference Stockholder;

4. the matter relates to a circumstance that may entitle the Government Preference Stockholder to exercise the 2009 General Voting Rights or the Provisional Voting Rights;

5. the payment of dividends on the 2009 Preference Stock or the issue of the 2009 Bonus Stock;

6. the matter concerns compliance with the laws or regulations of the State; or

7. a Government Preference Stockholder has made or issued any statement or policy in respect of such matter;

(m)	The number of Directors shall not be increased to more than 18 Directors without the prior written consent of the Government Preference Stockholder.

(n)	The rights of the Government Preference Stockholder pursuant to this Bye-Law 100 shall cease to apply if:
(i)	the Government Preference Stockholder (or all of the Government Preference Stockholders, where there is more than one Government Preference Stockholder) transfers or otherwise disposes of all of 2009 Preference Stock (or any beneficial or legal interest in all of the 2009 Preference Stock) to any person who is not a Government Preference Stockholder or a Government Body; or

(ii)	all of the 2009 Preference Stock is redeemed or repurchased by the Bank, and for the avoidance of doubt once the rights to appoint Government Appointees pursuant to this Bye-Law 100 have been extinguished pursuant to this Bye-Law 100(q) they shall not be capable of being reinstated in favour of any holder of the 2009 Preference Stock.

(o)	For the avoidance of doubt, no 2009 Preference Stockholder who is not a Government Preference Stockholder shall be entitled to exercise any rights of appointment, replacement or removal in respect of a Government Appointee pursuant to this Bye-Law 100.

(p)	Where there is more than one Government Preference Stockholder, the act of any one Government Preference Stockholder in exercising its rights under this Bye-Law 100 shall be deemed to be the act of all of the Government Preference Stockholders together and shall be binding on all of them.
25.	PROCEEDINGS OF DIRECTORS AND COMMITTEES
Court of Directors
101. (a)	The Directors may meet together as the Court of Directors for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. Where there is an equality of votes, the Chairman shall have a second or casting vote. The Governor or Deputy Governor may, and the Secretary on the requisition of a Director shall, at any time summon a Court of Directors. If the Directors so resolve, it shall not be necessary to give notice of a Court of Directors to any Director who, being resident in the State, is for the time being absent from the State.
(b)	Notice of a meeting of the Directors shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or by telephone or sent in writing by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors to him at his last known address or any other address given by him to the Bank for this purpose.

(c)	A Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone, televisual link or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

(d)	A resolution or other document in writing signed by all the Directors entitled to receive notice of a meeting of Directors shall be as valid as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission or some other similar means of transmitting the contents of documents.
Directors’ quorum
102.	The quorum necessary for the transaction of the business at a Court of Directors may be fixed by the Directors, and unless so fixed shall be five.
Director shall not vote in respect of contract in which he is interested
103. (a)	Save as herein provided a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has an interest which (together with any interest of any person connected with him) is a material interest otherwise than by virtue of his interest in stock, shares or debentures or other securities of or otherwise in or through the Bank. A Director shall not be counted in the quorum at a Court of Directors or a meeting of a committee appointed by the Directors in relation to any resolution on which he is debarred from voting.
(b)	A Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters namely:
(i)	The giving of any security or indemnity to him in respect of money lent or obligations incurred by him at the request of or for the benefit of the Bank or any of its subsidiaries.

(ii)	The giving of any security or indemnity to a third party in respect of a debt or obligation of the Bank or any of its subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by giving of security.

(iii)	Any proposal concerning an offer of shares, stock or debentures or other securities of or by the Bank or any of its subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof.

(iv)	Any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or stockholder or otherwise howsoever, provided that he is not the holder of or beneficially interested in 1 per cent. or more of any class of the equity share capital of such other company (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant company (any such interest being deemed for the purpose of this Bye-Law 101 to be a material interest in all circumstances).

(v)	Any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefit scheme or stock ownership or stock option scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by the Revenue Commissioners for taxation purposes.
(c)	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or places of profit under the Bank or any company in which the Bank is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the proviso to paragraph (b) (iv) of this Bye-Law) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(d)	If any question shall arise at any Court of Directors or any meeting of a committee appointed by the Directors as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the Chairman of the Court of Directors or the meeting of the committee and his ruling in relation thereto shall be final and conclusive except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.

(e)	The Bank may in General Court at any time suspend or relax the foregoing provisions of this Bye-Law 103 to any extent either generally or in respect of any particular transaction or ratify any transaction not duly authorised by reason of a contravention of this Bye-Law 103.

(f)	For the purpose of this Bye-Law “connected person” or “person connected with a Director” is defined as:
(i)	a person is connected with a Director if, but only if, he is:
a)	that Director’s spouse, parent, brother, sister or child;

b)	a person acting in his capacity as the trustee of any trust, the principal beneficiaries of which are the Director, his spouse, or any of his children or any body corporate which he controls; or

c)	a partner of that Director;
unless that person is also a Director of the Bank;
(ii)	a body corporate shall also be deemed to be connected with a Director if it is controlled by that Director;

(iii)	for the purposes of this definition, a Director shall be deemed to control a body corporate if, but only if, such Director is alone or together with any of the persons referred to in sub-paragraphs (a), (b) or (c) of (f)(i) above, interested in more than one-half of the equity share capital of that body or entitled to exercise or control the exercise of more than one-half of the voting power at any general meeting of that body in this sub-paragraph (f)(iii) “equity share capital” has the same meaning as in Section 155 of the Companies Act, 1963; and references to voting power exercised by a Director shall include references to voting power exercised by another body corporate which that Director controls.
Directors may act notwithstanding a vacancy in number
104.	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these Bye-Laws as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a General Court but for no other purpose.

Chairman of Court of Directors
105.	The Governor, or in his absence a Deputy Governor, shall preside as Chairman at every Court of Directors, but if at any Court of Directors none of them is present within 15 minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of that Court.
Directors’ Powers of Management
106.	The Directors may make such arrangements as they think fit for the management, organisation and administration of the Bank either in the State or elsewhere. For these purposes:
(a)	The Directors may establish any committee or committees consisting of one or more Directors and the Directors may appoint to any such committee such other person or persons as they think fit provided that at any time the majority of members of any such committee shall be Directors and no resolution of that committee shall be effective unless a majority of the members of the committee present at the meeting are Directors.

(b)	The Directors may establish divisional, local or management boards to which they may appoint any person or persons as members to be divisional directors, local directors or management directors.

(c)	The Directors may appoint such executives, managers, administrative officers, employees, advisers, attorneys or agents for such a period and on such terms as they think fit.

(d)	Where the Directors consider that the advice or assistance of any person would for any reason be beneficial to the Bank, the Directors may appoint such person to be an advisory director.

(e)	The Directors may from time to time fix or vary the terms of appointment and the appropriate remuneration of any person appointed under this Bye-Law and may at any time revoke any such appointment or dissolve any committee or board.

(f)	The appointment of any person as a divisional director, management director or advisory director shall not for any purpose constitute that person a Director of the Bank.

(g)	When considering the composition of any committee to be delegated with any powers pursuant to these Bye-Laws, the Directors may not determine that a Government Appointee is to be regarded as ineligible (whether by provisions in the Bye-Laws or for the purpose of the Bank’s compliance with any corporate governance code) for appointment to any such committee (including any audit, remuneration or nomination committee of the Directors) by virtue of the fact that he or she was appointed by the Government Preference Stockholder or the committee may have to consider any of the matters in referred to in paragraphs 1 to 7 of Bye-Law 100.
Directors’ Powers of Delegation
107.	The Directors may delegate any of their powers, authorities and discretions to any committee or board established or to any appointment made pursuant to Bye-Law 106 and to any wholly owned subsidiary of the Bank for such a period and on such terms and conditions as the Directors may determine. The Directors may authorise any such committee, board, appointment or subsidiary to sub-delegate any of the powers, authorities and discretions delegated to them but any such committee, board, appointment or subsidiary shall conform to any regulations which may from time to time be imposed by the Directors in respect of any such delegation or sub-delegation. The Directors may at any time vary or revoke any delegation made to any such committee, board, appointment or subsidiary, or any regulation made in respect of sub-delegation by any of them.
Chairman of committee
108.	A committee may elect a Chairman of its meetings; if no such Chairman is elected, or if at any meeting the Chairman is not present within 15 minutes after the time appointed for holding the same, the members present may choose one of their number to be Chairman of the meeting.
Proceedings of committee
109.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and where there is an equality of votes, the Chairman shall have a second or casting vote.
Acts of Directors or committees to be valid notwithstanding defect in appointment
110.	All acts done by any Court of Directors or any meeting of a committee appointed by the Directors or by any person acting as a Director or a member of such committee shall (as regards all persons dealing in good faith with the Bank) notwithstanding that there was some defect in the appointment or continuance in office of any member of the Court of Directors or of such committee or of any person acting as aforesaid or that such member or person was disqualified or had vacated office or was not entitled to vote be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or a member of such committee and had been entitled to vote.
26.	SECRETARY
Appointment of Secretary
111.	The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.
Secretary may not act in dual capacity
112.	A provision of these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.
27.	THE SEAL
The Seal, Official Seal and local seal
113. (a)	The Seal shall be used only by the authority of the Directors or a committee appointed by the Directors authorised by the Directors in that behalf and every instrument to which the Seal shall be affixed shall be signed by a Director or by the Secretary or by some other person appointed by the Directors for the purpose or by a committee appointed by the Directors authorised by the Directors in that behalf.
(b)	The Bank shall have an Official Seal which shall be a facsimile of the Seal with the addition on its face of the word “Securities” for the purpose of sealing securities issued by the Bank and for sealing documents creating or evidencing securities so issued. The Official Seal may be used only on the authority set out in Bye-Law 113 (a) except that all instruments to which the Official Seal shall be affixed shall be signed by the Secretary and some other person appointed by the Directors for the purpose or by a committee appointed by the Directors authorised by the Directors in that behalf and provided that the system of authorising the affixing of the Official Seal to such instruments is first approved by the Auditors all or any such signatures may be applied by some mechanical means.

(c)	The Bank shall have for use in Britain (and if the Directors consider it expedient, in any other territory, district or place where the Bank has an established place of business) a local seal, which shall be a facsimile of the Seal with the addition on its face of the word “Britain” (or the name of the territory, district or place, as the case may be, where it is to be used). The local seal may be used only under the authority set out in Bye-Law 113 (a) except that all instruments to which the local seal shall be affixed shall be signed by two persons appointed by the Directors or a committee appointed by the Directors authorised by the Directors in that behalf.
28.	DIVIDENDS AND RESERVES
Declaration of dividends by General Court
114.	A General Court may declare dividends but no dividend shall exceed the amount recommended by the Directors and no dividend on the Ordinary Stock may be declared unless the dividend on the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock (including the 2009 Preference Stock) and the 2005 Preference Stock most recently payable prior to the relevant General Court shall have been paid in cash.
Directors may pay interim dividends
115.	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Bank, provided that no such interim dividend on the Ordinary Stock may be paid if the dividends on the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock (including the 2009 Preference Stock) and the 2005 Preference Stock most recently payable prior to the date of the Directors’ resolution to pay such interim dividend shall not have been paid in cash or where the payment of such interim dividend on the Ordinary Stock would reduce the distributable reserves of the Bank to such an extent that the Bank would, in the opinion of the Directors, be unable to pay the next dividend due for payment on the Dollar Preference Stock, the Sterling Preference Stock, the euro Preference Stock (including the 2009 Preference Stock) and the 2005 Preference Stock. Where the Directors have acted bona fide, they shall not incur any responsibility to the holders of any stock conferring a preference which may at any time be issued for any damage they may suffer by reason of the payment of an interim dividend on any stock ranking after such preference stock. A resolution of the Directors declaring any interim dividend shall (once announced) be irrevocable and shall have the same effect in all respects as if such dividend had been declared upon the recommendation of the Directors by a resolution of the Bank. Subject as aforesaid, if at any time the capital stock of the Bank is divided into different classes, the Directors may pay such interim dividends in respect of those units of capital stock of the Bank which confer on the holders thereof deferred or nondeferred rights as well as in respect of those units of capital stock of the Bank which confer on the holders thereof preferential rights with regard to dividends. The Directors may also pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.
Dividends to be paid out of profits
116.	No dividend shall be paid otherwise than out of profits.
Reserve funds
117. (a)	The Directors may, before recommending any dividends, set aside out of the profits of the Bank such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for any purpose to which the profits of the Bank may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Bank or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.
(b)	The Directors shall not set aside out of profits and carry to any reserve fund referred to in sub-paragraph (a) of this Bye-Law or carry forward in the manner described in sub-paragraph (a) of this Bye-Law any sum then required for payment of the dividend payable on any Dollar Preference Stock, Sterling Preference Stock, euro Preference Stock or the 2005 Preference Stock.

(c)	If at any time there shall be insufficient profits standing to the credit of the profit and loss account of the Bank (or any other of the Bank’s accounts or reserves and available for distribution) for the payment of any such dividend, the Directors shall withdraw from any such reserve fund referred to in sub-paragraph (a) of this Bye-Law such sums as may be required for the payment of any such dividend (and so that the Directors shall not require the consent of the Bank in General Court to any such withdrawal). Any sum so withdrawn (and any profits previously carried forward pursuant to sub-paragraph (a) of this Bye-Law but subsequently required for the payment of any such dividend) may be applied in or towards payment of such dividends.
Apportionment of dividends
118.	All dividends shall be declared and paid according to the amounts paid or credited as paid on the capital stock in respect whereof the dividend is paid, but no amount paid or credited as paid on stock in advance of calls shall be treated for the purposes of this Bye-Law as paid thereon. All dividends shall be apportioned and paid proportionally to the amounts paid or credited as paid on the stock during any portion or portions of the period in respect of which the dividend is paid; but if any stock is issued on terms providing that it shall rank for dividend as from a particular date, such stock shall rank for dividend accordingly.
Directors may deduct from dividends money due for calls
119.	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Bank on account of calls or otherwise in relation to the capital stock of the Bank.
Power to direct payment of dividends by distribution of specific profits
120.	Any General Court declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors provided however that no part of the 2009 Bonus Stock shall be paid up out of the distributable reserves of the Bank in contravention of Bye-Law 4(F), 5(F) or 6(F).
Scrip Dividends
121.	Subject to Bye-Laws 71(c) and 71(d), the Directors may, with the sanction of a resolution passed at a General Court of the Bank, offer to the holders of Ordinary Stock the right to elect to receive an allotment of additional Ordinary Stock, credited as fully paid, instead of cash in respect of all or part of any dividend or dividends as are specified by such resolution of the General Court or such part of such dividend or dividends as the Directors may determine. The following provisions shall have effect:
(a)	any such resolution may specify a particular dividend or dividends or may specify all or any dividends falling to be declared or paid during a specified period being a period expiring not later than the commencement of the fifth Annual General Court next following the date of the Annual General Court at which the resolution is passed;

(b)	the entitlement of each holder of Ordinary Stock to additional Ordinary Stock shall, subject to sub-paragraph (e) below, be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder elects to forgo. For this purpose “relevant value” shall be calculated by reference to the average of the Closing Quotation for the Ordinary Stock on any recognised Stock Exchange, selected by the Directors from time to time, on which the Ordinary Stock is quoted (“The Stock Exchange”), as derived from the Daily Official List of any such Stock Exchange, or any similar publication, on the day on which the Ordinary Stock is first quoted “ex” the relevant dividend and the two subsequent dealing days or such other number of days between the day on which the Ordinary Stock is first quoted “ex” the relevant dividend and the dividend payment record date, or in such other manner as may be determined by the Directors on such basis as they consider fair and reasonable;

(c)	the Directors shall after determining the basis of allotment give notice in writing to the holders of the Ordinary Stock of the rights of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(d)	the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Stock in respect of which the said election has been duly exercised (“the elected Ordinary Stock”) and instead thereof additional Ordinary Stock shall be allotted to the holders of the elected Ordinary Stock on the basis of allotment determined as aforesaid. For such purpose the Directors shall capitalise out of such of the sums standing to the credit of any of the Bank’s reserves (including any stock premium account and capital redemption reserve) or profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of the additional Ordinary Stock to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Stock for allotment and distribution to and amongst the holders of the elected Ordinary Stock on such basis. A resolution of the Directors capitalising any part of the reserves or profits hereinbefore mentioned shall have the same effect as if such capitalisation had been declared by resolution passed at a General Court in accordance with Bye-Law 131;

(e)	the Directors may do all acts and things which they consider necessary or expedient to give effect to any such offer and capitalisation, with power to make such provisions as they think fit to ensure that no fractional entitlements of additional Ordinary Stock become distributable, including provisions whereby such fractional entitlements, in whole or in part, arising in relation to any one dividend payment be expressed as a residual cash sum and be carried over (without interest) to the next dividend payment date and added to the relevant Stockholder’s cash dividend entitlement on such date. The Directors may authorise any person on behalf of all the Ordinary Stockholders concerned to enter into an agreement with the Bank relating to such offer and capitalisation and matters incidental thereto and any agreement made under such authority shall in all respects be effective and binding on all persons concerned;

(f)	the Directors may also from time to time establish or vary a procedure for election mandates under which a holder of Ordinary Stock may elect to receive additional Ordinary Stock credited as fully paid instead of cash in respect of all future rights offered to that holder under this Bye-Law until the election mandate is revoked or deemed to be revoked in accordance with the procedure;

(g)	the Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this Bye-Law;

(h)	the additional Ordinary Stock allotted pursuant to the provisions of this Bye-Law shall rank pari passu in all respects with the fully paid Ordinary Stock then in issue save only as regards participation in the relevant dividend (or stock election in lieu);

(i)	notwithstanding the foregoing the Directors may at any time prior to payment of the relevant dividend determine, if it appears to them desirable to do so because of a change in circumstances, that the dividend shall be payable wholly in cash and if they so determine then all elections made shall be disregarded. The relevant dividend shall be payable wholly in cash if the Ordinary Stock of the Bank ceases to be listed on the particular Stock Exchange selected by the Directors, pursuant to sub-paragraph (b) above, at any time prior to the due date of issue of the additional Ordinary Stock or if such listing is suspended and not reinstated by the date immediately preceding the due date of such issue;

(j)	notwithstanding anything to the contrary in this Bye-Law the Directors may make such exclusions from any offer of rights of election to holders of Ordinary Stock as they may think fit in the light of any legal or practical problems under the laws of, or the requirements of any regulatory or Stock Exchange authority in, any territory or jurisdiction; and

(k)	this Bye-Law shall have effect without prejudice to the other provisions of these Bye-Laws.
Dividends payable in cash may be paid by cheque or warrant
122.	Any dividend, interest or other moneys payable in cash in respect of any stock may be paid by cheque or warrant sent through the post directed to the registered address of the holder, or, where there are joint holders, to the registered address of that one of the joint holders who is first named in the Register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any such dividend, interest or other moneys payable in cash in respect of any stock may also be paid by use of or through the Electronic Funds Transfer system or any other electronic means to an account designated by the holder or joint holders as the case may be. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the stock held by them as joint holders.
Dividends not to bear interest
123.	No dividend shall bear interest against the Bank.
Unclaimed Dividends
124.	(a)	If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Bank. The payment by the Directors of any unclaimed dividend or other monies payable in respect of stock into a separate account shall not constitute the Bank a trustee in respect thereof.

	(b)	The Bank may cease sending dividend warrants by post if such warrants have been returned undelivered or left uncashed on two consecutive occasions and following such second occasion, reasonable enquiries have failed to establish any new address of the registered holder of the stock.

Untraced Stockholders
125.	(a)	The Bank shall be entitled (but not obliged) to sell at the best price reasonably obtainable any stock of a member of the Bank or any stock to which a person is entitled by transmission if and provided that:
(i)	for a period of twelve years no cheque or warrant sent by the Bank through the post in a pre-paid letter, addressed to the member or to the person entitled by transmission to the stock at his address on the Register or to the last known address given by the member or by the person entitled by transmission to which cheques and warrants are to be sent, has been cashed and no communication has been received by the Bank from the member or from the person entitled by transmission; and no communication has been received from the member or from the person entitled by transmission to two separate enquiries made by the Bank by means of registered post to the member at his address on the Register or to the last known address given by the member or person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such stock);

(ii)	at the expiration of the said period of twelve years the Bank has given notice of its intention to sell such stock by advertisement in a national daily newspaper published in the State (and a national daily newspaper published in the United Kingdom) and in a newspaper circulating in the area in which the address referred to in sub-paragraph (a)(i) of this Bye-Law is located;

(iii)	during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Bank has not received any communication from the member or person entitled by transmission; and

(iv)	the Bank has first given notice in writing to the relevant Stock Exchange of its intention to sell such stock.
(b)	To give effect to any such sale the Bank may appoint any person to execute as transferor an instrument of transfer of such stock where held in certificated form and such instrument of transfer shall be as effective as if it had been executed by the member or the person entitled by transmission to such stock. The transferee shall be entered in the Register as the holder of the stock comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the stock be affected by any irregularity in or invalidity of the proceedings in reference to the sale. The Directors may authorise the conversion of stock to be sold which is in uncertificated form into certificated form and vice versa (so far as is consistent with the Regulations) for its transfer to, or in accordance with the directions of, the transferee.

(c)	The Bank shall account for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Bank and the Bank shall be deemed to be a debtor and not a trustee in respect thereof. Moneys carried to such separate account may be either employed in the business of the Bank or invested in such investments as the Directors may think fit, from time to time.
29. ACCOUNTS
The Directors shall keep proper books of account
126.	The Directors shall cause proper books of account to be kept. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Bank’s affairs and to explain its transactions.
Books of account to be kept at the Office and available for inspection of Directors
127.	The books of account shall be kept at the Office, or at such other place as the Directors think fit, and shall at all reasonable times be open to the inspection of the Directors.
Members not entitled to inspect books of account except as authorised by Directors
128.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Bank or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Bank except as authorised by the Directors or by the Bank in General Court.

129.	The Directors shall from time to time cause to be prepared and to be laid before the Annual General Court such profit and loss accounts, balance sheets, group accounts and reports as are appropriate.
Balance sheets and profit and loss accounts, group accounts and reports to be laid before Annual General Courts
Copy of balance sheet, accounts, Directors’ report and Auditors’ report to be sent to members
130.	A copy of the balance sheet and profit and loss account and group accounts which are to be laid before the Annual General Court together with a copy of the Directors’ report and Auditors’ report shall, not less than 21 days before the date of the Annual General Court be sent to every member of the Bank and other persons entitled to receive the same. Provided if the Directors be of opinion that and shall so resolve that for any reason it is unlikely that delivery of copies of the balance sheet, profit and loss account and group accounts, together with copies of the Directors’ report and Auditors’ report and any other documents can be effected on members or any of them by post, then and in any such case the Directors may publish the balance sheet, profit and loss account and group accounts together with the Directors’ report and Auditors’ report and any other documents which are to be laid before the Annual General Court, not less than twenty-one days before the date of the Annual General Court to members whose registered addresses are within the State and by advertisement thereof in at least one national daily newspaper in the State and to members whose registered addresses are outside the State by advertisement thereof in at least one London daily newspaper in respect of the United Kingdom and in the Wall Street Journal or such other daily newspaper in respect of the United States as the Directors shall in the circumstances consider appropriate; and upon such publication copies of the accounts and reports so advertised will be deemed to have been sent to members and any other persons entitled to receive the same; in any such case the Bank shall send confirmatory copies of all the documents referred to above by post if at least forty-eight hours prior to the Annual General Court the posting of documents to addresses within the State again becomes practicable.
30. CAPITALISATION OF RESERVES
Power of General Court to capitalise reserves
131.	Subject to the provisions of Bye-Laws 4 (F), 5 (F) and 6 (F) a General Court may, upon the recommendation of the Directors, resolve that any sum for the time being standing to the credit of any of the Bank’s reserves (including any Stock Premium Account) or to the credit of the Profit and Loss Account be capitalised and be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on the footing that they become entitled thereto as capital and on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any stock held by such members respectively, or paying up in full unissued capital stock or debenture stock of the Bank to be allotted and distributed credited as fully paid up to and amongst such members in the proportions aforesaid, or partly in one way and partly in the other; and the Directors shall give effect to such resolution. Nothing in this Bye-Law 131 shall restrict or limit a capitalisation permitted by Bye-Law 6(I)(4) or 133.
Method of capitalisation of reserves
132.	Whenever such resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the sums so resolved to be capitalised thereby and all allotments and issues of fully paid stock or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision as they shall think fit and also to authorise any person to enter on behalf of all the members concerned into an agreement with the Bank providing for the allotment to them respectively credited as fully paid up of any further stock or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the sums resolved to be capitalised of the amounts or any part of the amounts remaining unpaid on their existing stock and any agreement made under such authority shall be effective and binding on all such members.
31. CAPITALISATIONS IN RESPECT OF THE 2009 BONUS STOCK
Capitalisations in respect of the 2009 Preference Stock
133.	The Directors shall pursuant to the Bank’s obligations under Bye-Law 6(I)(4) (Bonus issues of Ordinary Stock) resolve that any sum standing to the credit of any of the Bank’s undistributable reserves (including any Stock Premium Account) and, subject to there being no contravention of the provisions of Bye-Laws 4(F), 5(F) and 6(F), the reserves of the Bank be capitalised as a new issue of Ordinary Stock to the holders of the 2009 Preference Stock in the proportions to which such holders are entitled pursuant to Bye-Law 6(I)(4) (Bonus issues of Ordinary Stock). Such Ordinary Stock shall be credited as fully paid up by such sum standing to the credit of the Bank’s reserves in the manner set out in Bye-Law 6(I)(4)(h)(i) and (ii) as is equal to the nominal value of such Ordinary Stock, subject to the Bank not being prohibited by law from doing so provided however that where the Bank has insufficient reserves to pay up in full any of the Ordinary Stock referred to above it may be required by the 2009 Preference Stockholder to issue his entitlement of such Ordinary Stock on the basis that the Bank shall pay up the issue price of such 2009 Bonus Stock out of a portion of the available reserves of the Bank corresponding to the percentage which such Ordinary Stock corresponds to the total number of units of Ordinary Stock which fall to be issued at such time and provided that such holder of warrants and/or 2009 Preference Stockholder, as applicable, pays up the balance to be paid up on the Ordinary Stock he requires to be issued to him. Any capitalisation pursuant to this Bye-Law shall be deemed to be authorised by the resolution adopting this Bye-Law.
32. AUDIT
Appointment and duties of Auditors
134.	Auditors shall be appointed and their rights and duties regulated in accordance with the requirements of Companies legislation in force for the time being.
33. NOTICES
Service of notices
135.	A notice may be given by the Bank to any member either personally or by sending it by post to him to his registered address or by delivering it to his registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected in the case of the notice of a meeting at the expiration of 24 hours after the letter containing the same is posted, and in any other case at the time at which the letter would be delivered in the ordinary course of post. Provided, if the Directors shall be of opinion and shall so resolve that for any reason it is unlikely that delivery of a notice to be given by the Bank to members or any of them can be effected by post, then and in any such case the notice may be given to members whose registered addresses are in the State by advertisement thereof published in at least one national daily newspaper in the State or to members whose registered addresses are outside the State by advertisement thereof published in at least one London daily newspaper, in respect of the United Kingdom and in the Wall Street Journal or such other daily newspaper in respect of the United States as the Directors shall in the circumstances consider appropriate; in any such case where the notice is in respect of a General Court the Bank shall send confirmatory copies of the notice by post if at least forty-eight hours prior to the General Court the posting of notices to addresses within the State again becomes practicable.
Notice to joint stockholders
136.	A notice may be given by the Bank to the joint holders of stock by giving the notice to the joint holder first named in the Register in respect of the stock.
Notice when member deceased or bankrupt
137.	(a)	A notice addressed to any member and sent by post to or left at his registered address in pursuance of these Bye-Laws shall, notwithstanding that such member be then deceased or bankrupt, be deemed to have been duly served in respect of any capital stock (whether held solely or jointly with other persons by such member) unless and until the Bank shall have received notice in writing of his decease or bankruptcy.

	(b)	A notice may be given by the Bank to the persons entitled to capital stock in consequence of the death or bankruptcy of a member by sending it through the post in a pre-paid letter addressed to them by name or by the title of Representatives of the deceased or Official Assignee in Bankruptcy or by any like description at the address supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) at the registered address of such deceased or bankrupt member.

	(c)	Service in manner aforesaid shall for all purposes be deemed a sufficient service of such notice on all persons interested (whether jointly with or claiming through or under such deceased or bankrupt member) in any such capital stock.
Persons entitled to notice
138.	Notice of every General Court shall be given in any manner hereinbefore authorised to:
(a)	every member; and

(b)	every person upon whom the ownership of capital stock devolves by reason of his being a personal representative or the Official Assignee in bankruptcy of a member, where the member but for his death or bankruptcy would be entitled to receive notice of the meeting.
Provided always however that the Bank may determine that persons entitled to receive a notice of any General Court are those persons registered on the Register at the close of business on a day determined by the Bank. The day determined by the Bank under this Bye-Law may not be more than seven days before the day that the notice of the General Court is sent.

It shall not be necessary to give public notice thereof at the Royal Exchange in Dublin or otherwise.

Service on transfer or transmission of stock
139.	Every person who becomes entitled to stock shall be bound by any notice in respect of that stock which before his name is entered in the Register in respect of such stock has been duly given to a person from whom he derives his title provided the provisions of this paragraph shall not apply to any notice served under Bye-Law 60 unless no change in the beneficial ownership of the stock has occurred.
MISCELLANEOUS
Use of computers, etc. for certain Bank records
140.	Any register (including the Register) or other record of the Bank may be kept by recording the matters in question otherwise than by making entries in bound books and the power to keep any such register or other record by recording the matters in question otherwise than by making entries in bound books includes power to keep such register or other record or recording the matters in question otherwise than in a legible form so long as the recording is capable of being reproduced in a legible form. If any such register or other record of the Bank is kept by the Bank by recording the matters in question otherwise than in legible form, any obligation imposed on the Bank by virtue of the Charter, the Bank’s Act or these Bye-Laws to allow inspection of, or to furnish a copy of, such register or other record or any part of it shall be treated as a duty to allow inspection of, or to furnish. a reproduction of the recording or of the relevant part of it in a legible form.
Use of Electronic Communication
141.	(a)	Notwithstanding anything to the contrary in these Bye-Laws, whenever any person (including without limitation the Bank, a Director, the Secretary, a member or any officer) is required or permitted to give information in writing such information may be given or received by electronic means or in electronic form, whether as an electronic communication or otherwise, provided, however, that where such electronic communication has been sent to the Bank, the Bank has agreed to its receipt in such form. The use of such electronic communication shall conform to any regulations which may from time to time be made by the Directors. The Directors may at any time vary or revoke any regulations made pursuant to this Bye-Law.

	(b)	Where a notice, document or other communication is delivered, given or sent by electronic means or in electronic form, whether as an electronic communication or otherwise, it shall be treated as having been delivered, given or sent:
(i)	if delivered, given or sent by electronic mail, at the time it was sent; or

(ii)	if delivered, given or sent by being made available or displayed on a website, when the recipient received or is deemed to have received notice of the fact that the notice, document or other information is available on the website.
(c)	Regulations made by the Directors pursuant to this Bye-Law may include measures designed to:
(i)	ensure the security of electronic communication;

(ii)	establish and authenticate the identity of the giver or recipient, as the case may be, of the information; and

(iii)	record the consent of the giver or recipient of the information by electronic means or in electronic form.
(d)	For the avoidance of doubt, any giver or recipient of information who has opted to give or receive information by electronic means or in an electronic form may at any time, by notice given in conformity with regulations made by the Directors, opt to give or receive the information in any one of the other forms permitted by these Bye-Laws.

(e)	Without prejudice to the generality of paragraphs (a), (b), (c), (d) above, the Directors may arrange to enable electronic communication by the Bank or any member or other person as the case may be of;-
(i)	notices of Annual or Extraordinary General Courts;

(ii)	the appointment of a proxy;

(iii)	elections to receive allotments of Ordinary Stock instead of cash in respect of dividends;
(iv)	the balance sheet, profit & loss account and group accounts and the Directors’ and Auditors’ reports..
Destruction of stock transfer forms and cancelled stock certificates
142.	Subject as hereinafter provided the Bank shall be entitled to destroy all instruments of transfer of stock in the Bank which shall have been registered at any time after the expiration of six years from the date of registration thereof and all registered stock certificates and dividend mandates which have been cancelled or have ceased to have effect at any time after the expiration of three years from the date of cancellation or cessation thereof and all notifications of change of address after the expiration of three years from the date of the recording thereof and it shall be conclusively presumed in favour of the Bank that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every stock certificate so destroyed was a valid and effective instrument duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Bank provided that:
(i)	the foregoing provisions of this Bye-Law shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document is or might be relevant;

(ii)	nothing herein contained shall be construed as imposing on the Bank any liability in respect of the destruction of such document earlier than as aforesaid or in any case where the conditions of paragraph (i) are not fulfilled, (or in any other circumstances which would not attach to the Bank in the absence of this Bye-Law).
For the purposes of this Bye-Law:
(i)	the references to the destruction of any document include references to the disposal thereof in any manner.

(ii)	the references to an instrument of transfer shall be deemed to include references to any document constituting the renunciation of an allotment of any stock in the Bank by the allottee in favour of some other person.

(iii)	“stock” shall include capital stock or loan stock of the Bank.
Authentication of documents
143.	Any Director or Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Bank and any resolutions passed by the Bank or the Directors or any committee appointed by the Directors and any books records documents and accounts relating to the business of the Bank and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books records documents or accounts are elsewhere than at the Office, the local Manager or other officer of the Bank having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.
Declaration of secrecy
144.	Every Director, member of a committee appointed by the Directors, divisional director, local director, advisory director, Auditor, officer or other person employed in the business of the Bank shall, before entering upon his duties and as often thereafter as the Court of Directors may prescribe, sign a declaration pledging himself to observe strict secrecy respecting all transactions of the Bank with the customers, and the state of accounts with individuals, and in all matters relating thereto, and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties, except when required to do so by law, or by the Court of Directors or by the proper person to whom such matters relate and except so far as may be necessary in order to comply with any of the provisions contained in these Bye-Laws, and (save as aforesaid and as provided in Bye-Law 77) shall not be required to take make or subscribe any such oath or declaration as is mentioned in the Charter.
Indemnity
145.	Subject to any contract with the Bank and so far as may be permitted by law, every Director, every member of a committee appointed by the Directors and every officer of the Bank shall be indemnified out of its funds against all costs, charges, expenses, losses and liabilities incurred by him in the conduct of the business of the Bank or in the discharge of his duties in good faith and without wilful default or neglect.
Insurance against liability of Directors and Officers
146.	The Directors shall have the power to purchase and maintain for the benefit of any persons who are or were at any time Directors or Officers of the Bank insurance against any liability incurred by such persons in respect of any act or omission in the execution or discharge of their duties or in the exercise of their powers, and the Directors shall be entitled to vote and be counted in the quorum in respect of any resolution concerning the purchase of such insurance.
Record dates
147.	Subject to the rights attaching to, or the terms of issue of, any stock, any dividend on stock of any class or any distribution, allotment or issue to the holders of any stock of any class, whether to be paid or made pursuant to a resolution of the Bank in General Court or a resolution of the Directors or otherwise, may as specified in such resolution be paid or made to the persons registered as the holders of stock at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se of transferors and transferees of any such stock in respect of such dividend. The provisions of this Bye-Law shall apply mutatis mutandis to capitalisations to be effected in pursuance of these Bye-Laws.
Reduction of Capital
148.	The Bank may by special resolution reduce its issued capital stock, any capital redemption reserve fund or any stock premium account in any manner.

34. APPENDIX
AUTHORITY TO BUY-BACK BANK STOCK
A SPECIAL RESOLUTION
OF
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
SPECIAL RESOLUTIONS
At an Annual General Meeting of the members of the Bank, duly convened and held in The O’Reilly Hall, UCD, Belfield, Dublin 4 on 8 July 2008, the following Special Resolution was duly passed:-
“5 To consider and if thought fit pass the following resolution as a special resolution:-
“THAT
(a)	the Bank and/or any subsidiary (as such expression is defined by Section 155 of the Companies Act, 1963) of the Bank be generally authorised to make market purchases (as defined by Section 212 of the Companies Act, 1990 (the “1990 Act”)) of units of Ordinary Stock of the Bank having a nominal value of €0.64 each on such terms and conditions and in such manner as the Directors or, as the case may be, the directors of such subsidiary, may from time to time determine but subject, however, to the provisions of the 1990 Act and to the following restrictions and provisions:
(i)	The maximum number of units of Ordinary Stock authorised to be acquired pursuant to the terms of this resolution shall, subject to the proviso hereinafter set out, not exceed 99 million units;

(ii)	The minimum and maximum prices which may be paid for any such units of Ordinary Stock shall be determined in accordance with Bye-Law 40 of the Bye-Laws of the Bank;
(b)	the Bank and/or any subsidiary (as such expression is defined by Section 155 of the Companies Act, 1963) of the Bank be generally authorised to make market purchases (as defined by Section 212 of the 1990 Act) of units of Non-Cumulative Preference Stock of Stg£1 each of the Bank (the “Sterling Preference Stock”) and units of Non-Cumulative Preference Stock of €1.27 each of the Bank (the “euro Preference Stock”) on such terms and conditions and in such manner as the Directors or, as the case may be, the directors of such subsidiary, may from time to time determine but subject, however, to the provisions of the 1990 Act and to the following restrictions and provisions:
(i)	The maximum number of units of Sterling Preference Stock authorised to be acquired pursuant to the terms of this resolution shall, subject to the proviso hereinafter set out, not exceed 1,876,090 units;

(ii)	The minimum and maximum prices which may be paid for any such units of Sterling Preference Stock shall be determined in accordance with Bye-Law 40 of the Bye-Laws of the Bank;

(iii)	The maximum number of units of euro Preference Stock authorised to be acquired pursuant to the terms of this resolution shall, subject to the proviso hereinafter set out, not exceed 3,026,598 units;

(iv)	The minimum and maximum prices which may be paid for any such units of euro Preference Stock shall be determined in accordance with Bye-Law 40 of the Bye-Laws of the Bank;
PROVIDED THAT the nominal value of the units of Ordinary Stock, Sterling Preference Stock and euro Preference Stock acquired pursuant to the terms of this resolution shall not exceed ten per cent. of the nominal value of the issued capital stock of the Bank at any time.
This resolution shall take effect and the authorities hereby conferred shall be effective immediately and shall expire at the close of business on the earlier of the date of the next Annual General Court of the Bank after the passing of this resolution or 7 January 2010 unless previously varied, revoked or renewed in accordance with the provisions of Section 215 of the 1990 Act. The Bank or any such subsidiary may before such expiry enter into a contract for the purchase of units of Ordinary Stock, units of Sterling Preference Stock or units of euro Preference Stock which would or might be wholly or partly executed after such expiry and may complete any such contract as if the authorities conferred hereby had not expired.”.
8 July 2008

SCHEDULE 2
CONSULTATION, CO-OPERATION AND CONSENT
1.	General
1.1	The Bank shall promptly provide such reasonable assistance and information, and shall co-operate and consult with the Department and the Commission in connection with the transactions contemplated by or referred to in this Agreement or the Prospectus (the “Transactions”).

1.2	The Bank shall promptly update the Department and the Commission about any proposed amendment, addition or revision to the timing or structure of the Transactions, and shall immediately supply any documents or information that the Department and/or the Commission reasonably require to assist in its consideration of such proposals.

1.3	Where any proposed amendment, addition or revision to the timing or structure of the Transactions would, or could be reasonably expected to, vary or increase the obligations or actual or potential liabilities of the Minister and/or the Commission, the Bank shall not implement any such proposed amendment, addition or revision to the timing or structure of the Transactions without the prior written consent of the Minister and the Commission.
2.	Preparation and Publication of Documents
2.1	The prior consent of the Department (on behalf of the Minister) and the NTMA (on behalf of the Commission) should be obtained prior to the release or publication or filing of any of the Offer Documents (as defined in the UWA) or any other document or announcement to be executed, published or filed in connection with the Transactions that refers to the Minister, the Commission, the Department, the NTMA, the National Asset Management Agency, or any other entity or agency of or related to the State (the “State Entities”), or refers to any actions that are contemplated or have been or will be taken by any of the State Entities, or refers to the restructuring plan for the Group to be approved by the Department and the European Commission (“Relevant Documents”).

2.2	Prior to seeking the consent of the Department (on behalf of the Minister) and the NTMA (on behalf of the Commission) pursuant to paragraph 2.1 of this Schedule, the Bank agrees and undertakes that it shall:
(a)	afford the NTMA and the Department such time as they may reasonably require to consider the Relevant Documents in order to give such consent; and

(b)	submit drafts and revised drafts of the Relevant Documents for review and comment by the NTMA and the Department and, having afforded the NTMA and/or the Department appropriate time pursuant to paragraph 2.2(a) to consider such drafts, discuss such comments with the Department (on behalf of the Minister) and the NTMA (on behalf of the Commission) for the purposes of preparing revised drafts.

3.	Clearances and Consents

Where clearance or consent from any third party (including supranational, governmental and regulatory authorities) (each a “Consent Party”) is required for the Transactions, the Bank agrees to:
3.1	promptly update the Department (on behalf of the Minister) and the NTMA (on behalf of the Commission) on its discussions and negotiations with any Consent Parties, and to immediately supply any documents or information that the NTMA and/or Department reasonably requires to assist in its consideration of the implications of such discussions and negotiations; and

3.2	if requested by the NTMA and/or the Department and where it is possible to so do, to arrange for persons nominated by the NTMA and/or the Department to observe or participate in the Bank’s discussions with Consent Parties.

IN WITNESS of which this Agreement has been executed as a deed on the date which first appears on page 1 of this Agreement.
The Seal of
NATIONAL PENSIONS RESERVE
FUND COMMISSION
was affixed in the presence of:

Chairman

Commissioner
PRESENT when the Official Seal
of the MINISTER FOR FINANCE was
affixed hereto and was authenticated by
the signature of:

A person authorised by
Section 15(1) of the Ministers
and Secretaries Act 1924
to authenticate the Seal
of the Minister for Finance
The Seal of
THE GOVERNOR & COMPANY OF
THE BANK OF IRELAND
was affixed in the presence of:

Director/Secretary/Authorised Signatory